Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

BARCLAYS BANK PLC,

BARCLAYS PLC (solely for the purposes of Section 6.16, Section 6.18 and Section 6.24)

and

BLACKROCK, INC.

Dated as of June 16, 2009

Table of Contents

i

EXHIBITS AND ANNEXES

EXHIBITS

Exhibit A	-	Stockholder Agreement
Exhibit B	-	Registration Rights Agreement
Exhibit C	-	Cash Fund Support Agreements
Exhibit D	-	Release
Exhibit E	-	Financing
Exhibit F	-	Buyer Required Approvals
Exhibit G	-	Seller Required Approvals
Exhibit H	-	Certificate of Designations

ANNEXES

Annex 1.1(a)	-	Knowledge Persons of Seller
Annex 1.1(b)	-	Knowledge Persons of Buyer
Annex 6.5	-	Conduct of Certain VAT Matters
Annex 6.5(p)	-	Plans
Annex 6.12	-	Post-Closing Payments and Awards
Annex 9.1(c)	-	Certain Jurisdictions

v

This STOCK PURCHASE AGREEMENT, dated as of June 16, 2009 (this “Agreement”), by and among BARCLAYS PLC, a public limited company organized under the Laws of England and Wales (“Parent”) (solely for the purposes of Section 6.16, Section 6.18 and Section 6.24), BARCLAYS BANK PLC, a public limited company organized under the Laws of England and Wales and a Subsidiary of Parent (“Seller”), and BLACKROCK, INC., a corporation organized under the Laws of Delaware (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller directly or indirectly owns all of the Transferred Equity Interests;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to cause the Transferred Equity Interests to be sold to Buyer and Buyer desires to purchase the Transferred Equity Interests from Seller, in accordance with Section 6.26 of the Seller’s Disclosure Schedules;

WHEREAS, as of the date hereof, the Majority Stockholders hold shares of Buyer Common Stock that in the aggregate represent not less than a majority of the total voting power of the capital stock of Buyer;

WHEREAS, as a condition and an inducement to the willingness of Seller to enter into this Agreement, the Majority Stockholders have, in their capacity as stockholders of Buyer, concurrently with the execution of this Agreement, delivered, in their capacity as the holders of shares of Buyer Common Stock that in the aggregate represent not less than a majority of the total voting power of the capital stock of Buyer, Written Consents containing their consent to the Share Issuance, pursuant to and in accordance with the applicable provisions of the Delaware General Corporation Law, the rules and regulations of the NYSE and the Organizational Documents of Buyer;

WHEREAS, Seller (solely for the purpose of Section 9.16 of the MSA), UK Holdings and Blue Sparkle, L.P. entered into the MSA, dated as of April 9, 2009;

WHEREAS, the MSA provided that Seller and its Affiliates were permitted to conduct certain solicitation activities during the time period and on the terms and conditions set forth therein, and Seller and Buyer entered into discussions in respect of the terms and conditions of this Agreement and the transactions contemplated hereunder;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, the MSA was terminated in accordance with the terms thereof; and

WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1  Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“2008 Unaudited Financial Statements” has the meaning set forth in Section 4.5(a).

“2009 Year End Financial Statements” has the meaning set forth in Section 6.28(c).

“481 Adjustment” shall have the meaning set forth in Section 6.5(k)(i).

“AAA” has the meaning set forth in Section 8.13(a).

“Acquisition Proposal” means any inquiry, proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction in relation directly or indirectly to all or any portion of the BGI Business or the Transferred Entities, or (ii) any other direct or indirect acquisition of assets or interests in the BGI Business or any of the Transferred Entities; but shall not include any transaction involving an acquisition of Parent or its securities, except to the extent that any such transaction impedes or materially delays the consummation of the transactions contemplated herein.

“Actual Cash” means the difference between (i) the consolidated cash and liquid investments of the Transferred Entities as of the Closing and (ii) the consolidated Indebtedness of the Transferred Entities as of the Closing.

“Adjusted Assets Under Management” as of any date means the sum, for all Client accounts in question as of such date, of the amount, expressed in U.S. dollars, of assets under management by each of the Transferred Entities for each such account as of such date valued (a) for purposes of calculating the Base Revenue Run-Rate as of the Base Date, in the same manner as provided for the calculation of base investment management fees payable to such Person in respect of such account by the terms of the Investment Advisory Arrangements applicable to such account, and for purposes of calculating the Base ETF Revenue Run-Rate as of the Base Date, by reference to the unitary fee rate, the total expense ratio or the contractual fee rate, as applicable, payable to such Person in respect of such account by the terms of the Investment Advisory Arrangements applicable to such account, and (b) for purposes of calculating the Closing Adjustment Revenue Run-Rate and Closing Adjustment ETF Revenue Run-Rate as of the Closing Measurement Date, at the amount calculated pursuant to subsection (a) above, (i) increased by a positive amount equal to additions, contributions and reinvestments (other than reinvestments of distributions to the extent that they would result in double-counting of assets) actually funded to such account after the Base Date and on or prior to the Closing Measurement Date, (ii) increased with respect to any new accounts opened after the Base Date and on or prior to the Closing Measurement Date and any additions to existing accounts prior to the Closing Measurement Date, by the amount of additions, contributions (net of terminations, withdrawals, redemptions and repurchases) and reinvestments (other than reinvestments of distributions to the extent that they would result in double-counting of assets) actually funded to such account after the Base Date and on or prior to the Closing Measurement Date, (iii) increased by new accounts and additions to existing accounts that have not actually funded on or prior to the Closing Measurement Date, but have provided a written indication that they plan to fund within 60 days after the Closing Measurement Date, (iv) decreased by terminations, withdrawals, redemptions and repurchases actually funded out of such account after the Base Date and prior to the Closing Measurement Date, and (v) decreased by the portion of any account as to which an effective notice of termination has been received (unless such notice has been revoked prior to the Closing Measurement Date) and by the entire amount of any Contingent Account; provided, however, in each case that:

(a)           except as set forth in clause (b)(iii) above, additions and contributions shall be taken into account only when actually funded, and except as set forth in clause (v) above, withdrawals, redemptions and repurchases shall be taken into account when they are actually funded out of such account or, if earlier, the date on which the Person in question receives notice communicating an intention to withdraw any assets from an existing account (unless such notice has been revoked prior to the applicable date);

(b)           any assets under management for any account for which the Person in question acts as investment adviser and sub-adviser shall be counted only once;

(c)           any assets under management for any set of accounts one of which invests in the other shall be counted only once if the Person in question or an Affiliate thereof acts as investment adviser to both, except to the extent that an investment management fee is payable to one or more Transferred Entities in respect of two or more accounts; and

(d)           for purposes of calculating the Base Revenue Run-Rate as of the Base Date, assets under management under Investment Advisory Arrangements expected to be transferred to New Transferred Entities pursuant to Section 6.26(a) shall be included to the extent not already included as assets under management of any other Transferred Entity, as of such date.

For purposes of this Agreement, investment management fees include all fees in respect of discretionary, non-discretionary and subadvised Investment Advisory Arrangements.

“Advisory Client” means an advisory client of one or more Transferred Entities other than a Fund.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 6.5(g)(i).

“Alternative Termination Fee” has the meaning set forth in Section 9.3(b).

“Ancillary Agreement” means each of the Transition Services Agreement, the Cash Fund Support Agreements, the Stockholder Agreement and the Registration Rights Agreement.

“Antitrust Laws” mean all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Date” has the meaning set forth in Section 5.8(a).

“Applicable Local Law” has the meaning set forth in Section 4.8(c).

“Applicable Rate” means from time to time the 30 day London Interbank Offered Rate plus 200 basis points.

“Assignment Requirements” means, with respect to any Existing Advisory Contract, the necessary consents and approvals under applicable Law and under such Existing Advisory Contract to effect (A) the assignment or continuation of such Existing Advisory Contract or the replacement of such Existing Advisory Contract with a New Advisory Contract (and shall not include an “interim contract” pursuant to Rule 15a-4 under the Investment Company Act), in connection with the transactions contemplated by this Agreement or (B) a change of control of the advisor, subadvisor, investment manager, trustee or similar such party in connection with the transactions contemplated by this Agreement.

“Assumed Benefit and Compensation Arrangement” shall have the meaning set forth in Section 4.8(a).

“Audited Balance Sheets” has the meaning set forth in Section 6.28(a).

“Audited Closing Balance Sheet” has the meaning set forth in Section 6.28(d).

“Audited Financial Statements” has the meaning set forth in Section 6.28(a).

“Australia Company” means Barclays Global Investors Australia Limited, a company limited by shares organized under the Laws of Australia.

“Australia Holdings” means Barclays Global Investors Australia Holdings Pty Limited, a proprietary limited company organized under the Laws of Australia.

“Australia Services” means Barclays Global Investors Australia Services Limited, a company limited by shares organized under the Laws of Australia.

“Australian Entity” means each of Australia Company, Australia Holdings, Australia Services and each other Transferred Entity which is (a) incorporated in any jurisdiction within Australia, (b) resident for any Tax purpose in Australia and (c) trading in Australia through a permanent establishment in Australia.

“Bank UK Retirement Fund” means the Barclays Bank UK Retirement Fund.

“Base Date” means April 30, 2009.

“Base ETF Revenue Run-Rate” means the Revenue Run-Rate for ETFs calculated as of the Base Date, as set forth in the Base Revenue Schedule as of the Base Date.

“Base Revenue Run-Rate” means the Revenue Run-Rate calculated as of the Base Date, as set forth on the Base Revenue Schedule prepared as of the Base Date.

“Base Revenue Schedule” has the meaning set forth in Section 4.16(a).

“Benefit and Compensation Arrangements” has the meaning set forth in Section 4.8(a).

“BGI Affiliate Arrangement” has the meaning set forth in Section 4.27(a).

“BGI Business” means together (a) the business of managing investment assets and providing investment management products and services, including securities lending, and any promotional, marketing, distribution or investor servicing services relating thereto and any administrative, custodial, transfer agency or other ancillary services, relating to any such products and services, as conducted by Parent and its Affiliates, the assets, liabilities and results of operations of which constitute the Unaudited Financial Statements, during the period reflected in the Unaudited Financial Statements and thereafter through the Closing and (b) the ETF business of Banco Barclays S.A. in Brazil.

“BGI Marks” has the meaning set forth in Section 6.23(e).

“Books and Records” means (i) such portion of the books and records of Seller and its Affiliates (or true and complete copies thereof) to the extent they relate to the Transferred Entities or the BGI Business, including the minute books, Tax Returns, corporate charters and by laws or comparable constitutive documents, records of share issuances, and related corporate records of the Transferred Entities, manuals, financial records, documents, files, notes, materials and other information in paper, electronic or other form in which they are maintained by the Transferred Entities or Seller, as applicable, (ii) any Employee records and (iii) all files primarily relating to any Litigation with respect to which the Transferred Entities may be subject to liability.

“Brazil Company” means a Person that Seller shall form, incorporate or otherwise establish, or cause to be formed, incorporated or otherwise established, prior to the Closing under applicable Laws in Brazil in accordance with Section 6.26(a).

“Broker-Dealers” means collectively US Global Investors Services and US Global Investors Fund Distribution Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in London or New York City are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Balance Sheet” has the meaning set forth in Section 5.9.

“Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Buyer Common Stock Consideration” means that number of shares of Buyer Common Stock (rounded down to the next whole share) obtained by multiplying the Buyer Common Stock Primary Amount by 0.0515.

“Buyer Common Stock Primary Amount” means the number of shares of Buyer Common Stock issued and outstanding on a primary basis on the day immediately prior to the Closing; provided, however, that for purposes of determining the Buyer Common Stock Primary Amount, shares of Buyer Common Stock to be issued contemporaneously with the Closing  (excluding any shares issued to Seller or one of its designees pursuant to this Agreement) shall be deemed to be outstanding for purposes of calculating this amount; provided, however, that the Buyer Common Stock Primary Amount shall be reduced by a number equal to the number of shares of Buyer Common Stock that are subject to forfeiture to Buyer pursuant to the terms of the Quellos Agreement.

“Buyer Financial Statements” has the meaning set forth in Section 5.8(d).

“Buyer Fundamental Representations” has the meaning set forth in Section 8.3(a)(i).

“Buyer Limit” has the meaning set forth in Section 8.3(b).

“Buyer Indemnified Party” has the meaning set forth in Section 8.2(a).

“Buyer Material Adverse Effect” means an event, circumstance, fact, change, development, condition or effect that has a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of Buyer and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall contribute to or be a Buyer Material Adverse Effect:  (i) any change in Law or accounting standards, but only to the extent that Buyer and its Subsidiaries, taken as a whole, are not materially disproportionately adversely affected compared to other asset managers and providers of investment management products and services generally; (ii) any change in economic or business conditions locally or globally generally, but only to the extent that Buyer and its Subsidiaries, taken as a whole, are not materially disproportionately adversely affected compared to other asset managers and providers of investment management products and services generally;

(iii) any events, conditions or trends in economic, business or financial conditions generally affecting the investment management industry, including changes in prevailing interest rates, currency exchange rates and price levels or trading volumes in the United States or foreign securities markets; (iv) any change resulting from or arising out of hurricanes, earthquakes, floods or other natural disasters; (v) any change in assets under management resulting from changes in asset valuation or market price fluctuations; (vi) the effects of the actions that are (A) expressly required by this Agreement, (B) taken by Buyer or its Subsidiaries with the prior written consent of Seller or (C) not taken by Buyer or its Subsidiaries at the written request of Seller or due to Seller’s refusal to provide its consent therefor and (vii) in and of themselves, any changes in the trading price or trading volume of Buyer Common Stock or the failure of Buyer to meet estimates, projections, forecasts or earnings predictions; provided that the exception in this clause (vii) shall not include the underlying causes thereof.

“Buyer Preferred Stock” means the preferred stock, par value $0.01 per share, of Buyer.

“Buyer Preferred Stock Consideration” means the Buyer Series B Preferred Stock Consideration and, if applicable, the Buyer Series D Preferred Stock Consideration.

“Buyer Preferred Stock Primary Amount” means the number of shares of Buyer Preferred Stock issued and outstanding on a primary basis on the day immediately prior to the Closing; provided, however, that for purposes of determining the Buyer Preferred Stock Primary Amount, shares of Buyer Preferred Stock to be issued contemporaneously with the Closing (excluding any shares issued to Seller or one of its designees pursuant to this Agreement) shall be deemed to be outstanding and shares of Buyer Preferred Stock that will be converted into or exchanged for Buyer Common Stock contemporaneously with the Closing shall be deemed to be not outstanding; provided, however, that the Buyer Preferred Stock Primary Amount shall be reduced by a number equal to the number of shares of Buyer Common Stock that are subject to forfeiture to Buyer pursuant to the terms of the Quellos Agreement.

“Buyer Regulatory Impediments” means (i) conditions, limitations, restrictions or requirements, including any sales, divestitures, hold separates or other disposals, imposed upon Buyer or any of its Affiliates in connection with obtaining or failing to obtain the approval of any Government Entity to the transactions contemplated hereby, or (ii) prohibitions under any applicable Law that would, in each case of (i) and (ii) individually or in the aggregate, reasonably be expected to be materially adverse to the business, assets, results of operations or condition (financial or otherwise) of (a) US Bank and its Subsidiaries, taken as a whole, (b) the Transferred Entities, taken as a whole (other than US Bank and its Subsidiaries, taken as a whole), or (c) Buyer and its Controlled Affiliates, taken as a whole.

“Buyer SEC Reports” has the meaning set forth in Section 5.8(a).

“Buyer Series A Preferred Stock” means Series A Convertible Participating Preferred Stock, par value $0.01 per share, of Buyer.

“Buyer Series B Preferred Stock” means Series B Convertible Participating Preferred Stock, par value $0.01 per share, of Buyer.

“Buyer Series B Preferred Stock Consideration” means that number of shares (rounded down to the nearest whole number) of Buyer Series B Preferred Stock equal to (a) the product of (i) the Buyer Common Stock Primary Amount multiplied by (ii) 0.1475, plus (b) the product of (i) the Buyer Preferred Stock Primary Amount multiplied by (ii) 0.1990; provided, however, in no event will the sum of the Buyer Common Stock Consideration and the Buyer Series B Preferred Stock Consideration exceed the Total Share Amount.

“Buyer Series C Preferred Stock” means Series C Convertible Participating Preferred Stock, par value $0.01 per share, of Buyer.

“Buyer Series D Preferred Stock” means the Series D Participating Preferred Stock, par value $0.01 per share, of Buyer.

“Buyer Series D Preferred Stock Consideration” means that number of shares of Buyer Series D Preferred Stock equal to the excess, if any, of (i) the Total Share Amount over (ii) the sum of (x) the Buyer Common Stock Consideration plus (y) the Buyer Series B Preferred Stock Consideration.

“Buyer Threshold” has the meaning set forth in Section 8.3(b).

“Buyer’s Disclosure Schedules” means the disclosure schedules delivered by Buyer to Seller immediately prior to the execution of this Agreement.

“Buyer’s i-Marks” has the meaning set forth in Section 6.23(d).

“Buyer’s Required Approvals” has the meaning set forth in Section 5.4.

“California Corporation” means Barclays California Corporation, a corporation organized under the Laws of the State of California, or any successor thereof.

“California NOL” has the meaning set forth in Section 6.5(k)(i).

“Canada Company” means Barclays Global Investors Canada Limited, a corporation organized under the Laws of Ontario.

“Canada Holdings” means Barclays Global Investors Holdings Canada Limited, a corporation organized under the Laws of Ontario.

“Canada Services” means Barclays Global Investors Services Canada Limited, a corporation organized under the Laws of Ontario.

 “Canadian Tax Act” has the meaning set forth in Section 2.9.

“Capital Amount” means the sum of (i) the Regulatory Amount, (ii) the Unregulated Entity Net Working Capital and (iii) the Cash Adjustment.

“Capital Amount Statement” has the meaning set forth in Section 2.3(a)(i).

“Capital Statements” has the meaning set forth in Section 2.3(a)(i).

“Cash Adjustment” means the amount equal to the difference between the Actual Cash and the Target Cash (which may be a negative number).

“Cash Adjustment Statement” has the meaning set forth in Section 2.3(a)(i).

“Cash Fund Support Agreements” means the Cash Fund Support Agreements in the forms attached hereto as Exhibit C.

“Cash Purchase Price” means $6,600,000,000.

“Certificate of Designations” means the certificate of designations that sets forth the designations, powers, preferences and rights of the Buyer Series D Preferred Stock in the form attached as Exhibit H.

“Change in Recommendation” has the meaning set forth in Section 6.16(b)(i).

“Chile Company” means a Person that Seller shall form, incorporate or otherwise establish, or cause to be formed, incorporated or otherwise established, prior to the Closing under applicable Laws in Chile in accordance with Section 6.26(a).

“Chile Holdings” means a Person that Seller shall form, incorporate or otherwise establish, or cause to be formed, incorporated or otherwise established, prior to the Closing under applicable Laws in Chile in accordance with Section 6.26(a).

“Circular” has the meaning set forth in Section 6.16(a).

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Client” of a Person means any other Person, including a Fund, to which such first Person or any of its Affiliates provides investment management services, trustee services or investment advisory services, including any sub-advisory services, relating to securities or other financial instruments, commodities, real estate or any other type of asset, pursuant to an Investment Advisory Arrangement.

“Closing” has the meaning set forth in Section 2.4.

“Closing Actual Capital” means, with respect to each Regulated Entity, the amount of its capital immediately preceding the Closing that is counted toward Required Regulatory Capital maintained by such Regulated Entity.

“Closing Adjustment ETF Revenue Run-Rate” means the Revenue Run-Rate for all ETFs calculated in accordance with clause (b) of the definition of Adjusted Assets Under Management as of the Closing Measurement Date.

“Closing Adjustment Revenue Run-Rate” means the Revenue Run-Rate for all Clients calculated in accordance with clause (b) of the definition of Adjusted Assets Under Management as of the Closing Measurement Date.

“Closing Date” means the date upon which the Closing occurs, provided, that for the purposes of Section 4.7, Section 6.5, Annex 6.5 and the defined terms set forth therein, “Closing Date” in relation to UK Holdings and Japan Company and any other Person in which equity interests are directly or indirectly transferred to Buyer as part of the Next Day Transfer means the date on which the Next Day Transfer occurs.

“Closing Date Financial Statements” has the meaning set forth in Section 2.3(a)(i).

“Closing Financial Statements” has the meaning set forth in Section 5.8(d).

“Closing Measurement Date” means such Business Day as close as practicable but in any event not more than five Business Days prior to the date of the Closing.

“Closing Regulated Entity Regulatory Capital Statement” has the meaning set forth in Section 2.3(a)(i).

“Closing Required Cash” means, with respect to each Regulated Entity, 110% of the Required Regulatory Cash of such Person immediately prior to the Closing.

“Closing Required Regulatory Capital” means, with respect to each Regulated Entity, 110% of the Required Regulatory Capital of such entity on the Business Day immediately preceding the Closing.

“Closing Unregulated Entity Working Capital Statement” has the meaning set forth in Section 2.3(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Comfort Letter” has the meaning set forth in Section 2.9(b).

“Commodity Exchange Act” means the United States Commodity Exchange Act of 1936, as amended, and the rules and regulations thereunder.

“Competing Activity” has the meaning set forth in Section 6.24.

“Confidentiality Agreement” means the confidentiality agreement, dated April 21, 2009, between Seller and Buyer, as amended and supplemented.

“Contingent Account” means, in respect of any Client account of any Transferred Entity as of the Closing Measurement Date, (i) the portion (which may be 100%) of such account as to which the Client or any authorized representative of the Client has indicated orally or in writing to Seller or any of its Controlled Affiliates (if any Assignment Requirement applies to such Client account) or in writing (if no Assignment Requirement is applicable to such Client account) through any statement, notice or other communication on or prior to the Closing Measurement Date that it intends to withdraw and such indication has not been revoked or that such portion is or will be under review for possible withdrawal, redemption or termination and as to which the Client or such representative has not withdrawn such indication and (ii) any Client account of such Person which has not satisfied any Assignment Requirements applicable to such account.

“Contract” means, any agreement, undertaking, lease, sublease, license, sublicense, contract, note, mortgage, indenture, power of attorney, guarantee, arrangement, commitment or other binding obligation, whether oral or written, express or implied, in each case as amended, supplemented, waived or otherwise modified.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise (and “Controlled” and “Controlling” shall have a correlative meaning).  For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person; provided, however, that a Person shall not be treated as having control over any Fund to which it provides services unless it has a direct or indirect proprietary economic interest exceeding 25% of the equity interest in such Fund.

“Controlled Affiliate” means, with respect to any Person, an Affiliate thereof that is directly or indirectly Controlled by such Person.

“Copyrights” has the meaning set forth in the “Intellectual Property” definition.

“CPA Firm” has the meaning set forth in Section 2.3(a)(iv).

“CRA” has the meaning set forth in Section 2.9(b).

“CTA” has the meaning set forth in Section 4.15(b).

“Deferred Comp” has the meaning set forth in Section 6.5(k)(i).

“Delaware Holdings” means a Person that Seller shall form, incorporate or otherwise establish, or cause to be formed, incorporated or otherwise established, prior to the Closing under applicable Laws of the State of Delaware in accordance with Section 6.26.

“Delaware LLC” means a limited liability company to be organized under Delaware law for the purpose of serving as sponsor and commodity pool operator of iShares Diversified Alternatives Trust.

“Deficit Price” has the meaning set forth in Section 2.2(b)(iii).

“Deficit Shares” has the meaning set forth in Section 2.2(b)(i).

“Dispute” has the meaning set forth in Section 8.13(a).

“Dispute Notice” has the meaning set forth in Section 2.3(a)(iii).

“EC Merger Regulation” means the Council Regulation 139/2004 on the control of concentrations between undertakings.

“Employee” means, as of any date, any employee of any Transferred Entity or any Transferred Employee.

“Encumbrance” means any lien, pledge, debt, charge, claim, encumbrance, security interest, option, mortgage, assessment, easement or any other similar restriction or limitation of any kind.

“Environmental Law” means any Law (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or any other equivalent Law of applicable jurisdiction) or any Permit concerning (x) the protection, preservation or restoration of the environment (namely, air, surface water, vapor, groundwater, drinking water supply and surface or subsurface land or structures) or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, management, release or disposal of, any hazardous substance or waste material.

“EOP Option” means an option to acquire shares in UK Holdings pursuant to the Equity Ownership Plan.

“Equity Consideration” means (i) the shares of Buyer Common Stock Consideration and the Buyer Preferred Stock Consideration minus (ii) the Total Adjustment Amount Shares.

“Equity Ownership Plan” means the Barclays Global Investors Equity Ownership Plan.

“Equity Rights” has the meaning set forth in Section 4.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.8(e).

“ETF” means a pooled investment vehicle, unit investment trust, investment company, commodity pool or other collective or commingled investment vehicle that has each of the following characteristics: (A) such vehicle issues and redeems blocks of shares, units or similar interests that are commonly referred to as “creation units” or “basket amounts” and (B) the shares, units or similar interests in such vehicle are listed and traded on one or more exchanges and includes all investment vehicles included by the Transferred Entities in ETF business segment data.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Existing Advisory Contract” means any existing investment advisory, sub-advisory, investment management, trust or similar Contract that any Transferred Entity has with any Fund or Advisory Client as of the Closing or the date of this Agreement, as applicable.

“Existing Reimbursement Agreements” has the meaning set forth in Section 6.26(k).

“Existing Stockholder Agreements” means (i) the Second Amended and Restated Stockholder Agreement, dated February 27, 2009, among Buyer, Merrill Lynch & Co., Inc. and Merrill Lynch Group, Inc., as such agreement is amended as of immediately prior to the execution of this Agreement, and (ii) the Amended and Restated Implementation and Stockholder Agreement, dated February 27, 2009, between Buyer and The PNC Financial Services Group, Inc., as such agreement is amended as of immediately prior to the execution of this Agreement.

“Expense Amount” has the meaning set forth in Section 9.3(b).

“Fiduciary Requirement” means any fiduciary requirement imposed by applicable Law or an Investment Advisory Arrangement with respect to the services performed for a Client pursuant to such Investment Advisory Arrangement, including but not limited to such fiduciary requirements with respect to compliance with investment guidelines.

“Final Capital Amount” has the meaning set forth in Section 2.3(a)(iv).

“Finance Limited” means Barclays Global Investors Finance Limited, a private company limited by shares incorporated under the Laws of England and Wales.

“FINRA” means the Financial Industry Regulatory Authority created in July 2007 through the consolidation of the National Association of Securities Dealers, Inc. and the member regulation, enforcement and arbitration functions of the NYSE.

“Foreign Benefit Plan” has the meaning set forth in Section 4.8(i).

“Foreign Transferred Entity” means a Transferred Entity organized or formed under the Laws of a jurisdiction other than the United States or any political subdivision thereof.

“Form 7-R” has the meaning set forth in Section 4.15(b).

“Form ADV” has the meaning set forth in Section 4.15(a).

“Form BD” has the meaning set forth in Section 4.15(d).

“Fund” means, as of any date, any pooled investment vehicle, investment trust, investment company, collective fund, collective trust, commodity pool or other collective or commingled investment vehicle, unit-linked life insurance fund, unit trust, German KAG or commingled investment vehicle or, where applicable, the corporation or trust of which it is a series, for which one of the Transferred Entities acts or will, after a date prior to the Closing, act (i) as investment advisor, subadvisor, trustee, manager or sponsor or (ii) in a similar capacity under applicable Law, in each case, as of such date.  Notwithstanding anything in this Agreement to the contrary, representations, warranties, covenants and other agreements made in this Agreement with respect to Funds shall always be deemed to be made only with respect to, and only to the extent that, such Funds are under the Control of a Transferred Entity in respect of the subject matter of such representation, warranty, covenant or other agreement.

“Fund Financial Statements” has the meaning set forth in Section 4.17(d).

“Fund Limited” means Lakeville Fund Limited, an exempted company incorporated in the Cayman Islands with limited liability.

“GAAP” shall mean United States generally accepted accounting principles.

“Gap Amount” has the meaning set forth in Section 6.5(k)(ii).

“Germany Company” means Barclays Global Investors (Deutschland) AG, a corporation organized under the Laws of Germany registered with the commercial register at the local court of Munich under HRB 134527.

“Germany Holdings” means Barclays Global Investors Holdings Deutschland GmbH, a limited liability company organized under the Laws of Germany registered with the commercial register at the local court of Munich under HRB 168820.

“Germany Investment” means iShares (DE) I Investmentaktiengesellschaft mit Teilgesellschaftsvermögen, a corporation organized under the Laws of Germany registered with the commercial register at the local court of Munich under HRB 176566.

“Government Entity” means any foreign or domestic, federal, state, provincial, county, city or local legislative, administrative or regulatory authority, agency, court, body or other governmental or quasi-governmental entity with competent jurisdiction, including any Self-Regulatory Organization and any such supranational body (including the European Commission and the European Court of Justice).

“Guarantee” has the meaning set forth in Section 6.30.

“Guernsey Company” means Barclays Global Investors Guernsey Limited, a company limited by shares organized under the Laws of the Bailiwick of Guernsey.

“Half Year Financial Statements” has the meaning set forth in Section 6.28(f).

“HK Company” means Barclays Global Investors North Asia Limited, a company limited by shares organized under the Laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“ICTA” has the meaning set forth in Section 4.7(s).

“Identified Third Party” has the meaning set forth in Section 6.25(a).

“IFRS” means the International Financial Reporting Standards adopted by the European Union.

“Indebtedness” means, with respect to any Person, without duplication, any of the following liabilities, whether secured (with or without limited recourse) or unsecured, contingent or otherwise:  (i) all liabilities for borrowed money; (ii) all liabilities evidenced by bonds, debentures, notes or other similar instruments or under financing or capital leases; (iii) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (i) and (ii); and (iv) all liabilities for accrued but unpaid interest expense and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in clauses (i) through (iii) above.  Notwithstanding anything in this Agreement to the contrary, obligations owed to insurance and reinsurance policyholders owning unit-linked insurance policies issued by Pensions Management shall not be deemed Indebtedness for any purpose under this Agreement.

“Indemnified Parties” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Indirect Taxes” means all sales, employment, VAT, property, duty, excise, stamp and similar Taxes.

“Information Statement” has the meaning set forth in Section 6.17(a).

“Input Tax” means “deductible VAT” as such term is used in the European Community VAT Directive 2006/112/EC.

“Intellectual Property” means all:  (i) trademarks, service marks, domain names, logos, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) patents, registrations and applications therefor, and divisionals, continuations, continuations-in-part, extensions and reissues relating thereto (collectively, “Patents”); (iii) trade secrets, confidential proprietary information, inventions and know-how (collectively, “Trade Secrets”); (iv) works of authorship and copyrights therein and thereto (including in software), registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) other intellectual property rights to the extent entitled to legal protection as such.

“Intercompany Payables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by Parent or any of its Subsidiaries (including the Transferred Entities) to a Transferred Entity; provided, that Intercompany Payables shall not include any such account, note or loan payable or any advance (cash or otherwise) or any other extension of credit that (i) is entered into or otherwise created in the ordinary course of business within three months prior to the Closing Date and (ii) is due or is expected to be otherwise terminated or extinguished within three months following the Closing Date, or (iii) is of an amount that is less than $1,000,000.

“Intercompany Receivables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are receivable by Parent or any of its Subsidiaries (including the Transferred Entities) from a Transferred Entity; provided, that Intercompany Receivables shall not include any such account, note or loan payable or any advance (cash or otherwise) or any other extension of credit that (i) is entered into or otherwise created in the ordinary course of business within three months prior to the Closing Date and (ii) is due or is expected to be otherwise terminated or extinguished within three months following the Closing Date, or (iii) is of an amount that is less than $1,000,000.

“Investment Advisers Act” means the United States Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Advisory Arrangement” means a Contract under which a Person acts as a trustee, an investment adviser or a sub-adviser to, or manages any investment or trading account of, any Client.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Ireland Company” means Barclays Global Investors Ireland Limited, a corporation organized under the Laws of Ireland.

“IRS” means the Internal Revenue Service of the United States of America.

“Japan Company” means Barclays Global Investors Japan Limited, a stock company organized under the Laws of Japan.

“Knowledge” or any similar phrase means (i) the actual knowledge of the Persons referenced in Annex 1.1(a) with respect to Seller and (ii) the actual knowledge of the Persons referenced in Annex 1.1(b) with respect to Buyer.

“Law” means any law, statute, ordinance, rule, regulation, code, order, ordinance, judgment, injunction, writ, decree, decision, directive, or other requirement or rule of law enacted, issued, promulgated, enforced or entered by a Government Entity, including listing rules made under Part VI of the UK Financial Services and Markets Act 2000 (as set out in the FSA Handbook).

“Litigation” means any claim, action, suit, complaint, demand, litigation, arbitration, prosecution, contest, hearing, inquiry, investigation, inquest, audit or other proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Government Entity.

“Losses” has the meaning set forth in Section 8.2(a).

“Majority Stockholders” means PNC and Merrill Lynch.

“Material Adverse Effect” means an event, circumstance, fact, change, development, condition or effect that has a material adverse effect on the business, assets,

properties, results of operations or condition (financial or otherwise) of the Transferred Entities, taken as a whole; provided that none of the following (or the results thereof) shall contribute to or be a Material Adverse Effect:  (i) any change in Law or accounting standards, but only to the extent that the Transferred Entities, taken as a whole, are not materially disproportionately adversely affected compared to other asset managers and providers of investment management products and services generally; (ii) any change in economic or business conditions locally or globally generally, but only to the extent that the Transferred Entities, taken as a whole, are not materially disproportionately adversely affected compared to other asset managers and providers of investment management products and services generally; (iii) any events, conditions or trends in economic, business or financial conditions generally affecting the financial services industry, including changes in prevailing interest rates, currency exchange rates and price levels or trading volumes in the United States or foreign securities markets; (iv) any change resulting from or arising out of hurricanes, earthquakes, floods or other natural disasters; (v) any change in assets under management resulting from changes in asset valuation or market price fluctuations; (vi) the effects of the actions that are (A) expressly required by this Agreement or the MSA, (B) taken by Seller or any of the Transferred Entities with the prior written consent of Buyer or (C) not taken by Seller or any of the Transferred Entities at the written request of Buyer or due to Buyer’s refusal to provide its consent therefor; and (vii) any change, including the loss of business of any of the Transferred Entities, resulting from the announcement of (x) this Agreement and the transactions contemplated by this Agreement or (y) the MSA and the transactions contemplated by the MSA.

“Material Leases” has the meaning set forth in Section 4.21.

“Maximum Share Amount” has the meaning set forth in Section 2.2(b)(i)

“Merrill Lynch” means Merrill Lynch & Co., Inc., a Delaware corporation.

“Mexico Company” means Impulsora y Promotora BGI México S.A. de C.V., a Sociedad Anónima de Captial Variable organized under the Laws of Mexico.

“Mexico Services” means a Person that Seller shall form, incorporate or otherwise establish, or cause to be formed, incorporated or otherwise established, prior to the Closing under applicable Laws in Mexico in accordance with Section 6.26(a).

“MSA” means the Master Sale Agreement, dated as of April 9, 2009, by and among Seller (solely for the purpose of Section 9.16 of the MSA), UK Holdings and Blue Sparkle, L.P., as amended.

“Negative Consent Notice” has the meaning set forth in Section 6.10.

“Net Assets” means, with respect to a Fund, the sum of the assets of such Fund minus its liabilities.

“Net Regulatory Amount” means, with respect to each Regulated Entity, the lower amount of its (i) Regulatory Capital Difference and (ii) Regulated Entity Net Working Capital as of the day preceding the Closing (which may be a negative number).

“New Advisory Contract” means, if required under applicable Law or the terms of the Investment Advisory Arrangement applicable thereto, with respect to a Fund or an Advisory Client, a new investment advisory, investment management, trust or similar agreement with the Fund or the Advisory Client to be entered into as a result of the transactions contemplated by this Agreement pursuant to the Assignment Requirements.  For a Fund registered under the Investment Company Act, the term “New Advisory Contract” means a New Advisory Contract (either advisory or sub-advisory) approved in accordance with the requirements of Section 15 of the Investment Company Act excluding any “interim” new advisory contract (either advisory or sub-advisory) approved in reliance on Rule 15a-4 under the Investment Company Act.

“New Transferred Entities” means Brazil Company, Chile Company, Chile Holdings, Delaware LLC, Delaware Holdings and Mexico Services.

“New York Court” has the meaning set forth in Section 10.9(b).

“Next Day Transfer” has the meaning set forth in Section 2.1(e).

“Notice” has the meaning set forth in Section 6.9.

“Notice Period” has the meaning set forth in Section 8.4(a).

“NYSE” means the New York Stock Exchange.

“Ordinary Items” has the meaning set forth in Section 6.5(k)(i).

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

 “Parent” has the meaning set forth in the Preamble.

“Parent Group” means Parent and its direct and indirect Subsidiaries, excluding the Transferred Entities.

“Parent Ordinary Shares” has the meaning set forth in Section 3.3.

“Parent Public Report” means the Annual Report on Form 20-F filed by Parent on March 24, 2009 with the SEC.

“Parent Requisite Vote” has the meaning set forth in Section 3.3.

“Parent Shareholders Meeting” has the meaning set forth in Section 6.16(b).

“Patents” has the meaning set forth in the “Intellectual Property” definition.

“Pension Management” means Barclays Global Investors Pensions Management Limited, a corporation incorporated under the Laws of England and Wales.

“Permits” means all licenses, franchises, permits, certificates, registrations, orders, concessions, declarations, and other authorizations and approvals that are issued by or obtained from any Government Entity.

“Permitted Encumbrances” means:  (i) Encumbrances specifically reflected or reserved against or otherwise specifically disclosed in the Unaudited Financial Statements; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business that are not, in the aggregate, material to the Transferred Entities, taken as a whole; (iii) statutory liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements of the relevant Transferred Entity in accordance with GAAP, IFRS, or other applicable accounting principles; and (iv) other Encumbrances incurred in the ordinary course of business since the date of the Unaudited Financial Statements that are not, in the aggregate, material to the Transferred Entities, taken as a whole.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust or any other entity, body or organization.

“PNC” means The PNC Financial Services Group, Inc., a Pennsylvania corporation.

“Proposed Allocation” has the meaning set forth in Section 6.5(g)(ii).

“Prospectus” has the meaning set forth in Section 4.17(e).

“Providing Party” has the meaning set forth in Section 6.1(a).

“PTE 84-14” has the meaning set forth in Section 4.16(d).

“Purchase” has the meaning set forth in Section 2.1(e).

“Purchase Price” means (i) the Cash Purchase Price and (ii) the Equity Consideration.

“Quellos Agreement” means the Asset Purchase Agreement, dated June 26, 2007, by and among BAA Holdings, LLC, Quellos Holdings, LLC and Buyer.

“QPAM” has the meaning set forth in Section 4.16(d).

“Recurring Errors” has the meaning set forth in Section 8.2(c).

“Reference Price” means $163.74, as the same may be adjusted pursuant to Section 2.8.

“Refund Payment” means any payment (including, without limitation, interest) made by a VAT Authority, whether by way of refund, credit or repayment or otherwise, in respect of, arising out of or resulting from, or otherwise in connection with, an amount of, or purporting to be, VAT having been accounted for to a VAT Authority on a Relevant Supply.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Government Entity or domain name registrar.

“Registration Rights Agreement” means the Registration Rights Agreement between Buyer and Seller to be entered into in connection with the transactions contemplated by this Agreement.

“Regulated Entities” means means Australia Company, Canada Company, Canada Services, Germany Company, Guernsey Company, HK Company, Ireland Company, Japan Company, Pension Management, Singapore Company, US Bank, UK Company, US Global Investors Fund Distribution Company and US Global Investors Services.

“Regulated Entity Net Working Capital” means, with respect to each Regulated Entity, the amount equal to its (i) current assets, excluding cash and liquid investments, but including fee and other receivables (excluding receivables that are more than 180 days past due as of the Closing to the extent an allowance is taken therefore), accruals and prepayments, minus (ii) current liabilities (other than Taxes, but including Indirect Taxes and any deferred compensation liabilities) due within 12 months.  In no event will the same item be included in both the Unregulated Entity Net Working Capital and the Regulated Entity Net Working Capital.

“Regulatory Amount” means an amount equal to the sum of the Net Regulatory Amount for each of the Regulated Entities.

“Regulatory Capital Difference” means, with respect to each Regulated Entity, the amount equal to its Closing Actual Capital minus its Closing Required Regulatory Capital (which amount may be a negative number).

“Regulatory Requirement” means any Law to the extent it regulates the business, products, services, operation, financial condition, ownership, supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, investment companies, banks, investment advisers, trust companies, insurance companies or agencies or securities lending agents or Persons engaged in any such business, but not to the extent that it regulates other types of businesses or Persons, in a manner unrelated to the regulated activities described above.

“Relevant Documentation” means the following documents of the Parent Group or any Transferred Entity created prior to the Closing Date:  (a) any documents which refer to or relate to the Parent Group’s or the Transferred Entities’ compliance with OFAC or other government sanctions; and (b) all customer documentation (including, for the avoidance of doubt but not limited to, customer payment records and instructions in any currency, customer cheques (in whichever format they are retained), customer payment transaction records, customer anti money laundering files (where such files exist), any customer files or folders, KYC/KYB documentation, customer ledgers or statements and all SWIFT messages), and for the purposes of this definition references to documents and documentation shall include all types of electronic and printed communications, including encompassing memoranda, letters, reports, presentations, spreadsheets, overheads, charts, cheques, ledgers, calendars, presentations, invoices, minutes, video tapes, audio tapes, compact discs, e-mails and floppy discs.

“Relevant Supply” means any supply made (or which would, had the relevant Transferred Entity been registered for VAT otherwise than as part of a VAT Group, have been treated as made) by a Transferred Entity for VAT purposes on or prior to the Closing Date to a Person which was not, at the time the supply was made, treated by the Transferred Entity or any Affiliate of Seller or Parent (acting in accordance with the guidance and practice at that time of, or the interpretation of Law then applied by, the relevant VAT Authority) as a “special investment fund” within the meaning of Article 13B(d)(6) of the Sixth Council Directive 77/388/EEC of 17 May 1977 (as amended and recast by the European Community VAT Directive 2006/112/EC) but which, as a consequence of any judicial ruling or other judicial determination by any relevant Government Entity on the interpretation of “special investment fund” for the purposes of the said Article 13B(d)(6), should have been treated by the Transferred Entity or such Affiliate of Seller or Parent as a “special investment fund”.

“Relief” means any loss, relief, allowance, exemption, set off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise.

“Reports” has the meaning set forth in Section 4.17(e).

“Representatives” means, with respect to any Person, its directors, officers, employees, investment bankers, attorneys, accountants, advisors and other representatives.

“Required Regulatory Capital” means, with respect to each Regulated Entity, the amount of regulatory capital required under applicable Law or agreement with any applicable Government Entity to be maintained by such Regulated Entity immediately prior to the Closing.

“Required Regulatory Cash” means, with respect to each of the Regulated Entities, the amount of cash and liquid investments required under applicable Law or agreement with any applicable Government Entity to be maintained by such Regulated Entity immediately prior to the Closing.

“Resolution Period” has the meaning set forth in Section 2.3(a)(iii).

“Resolutions” has the meaning set forth in Section 6.16(b).

“Resolved Items” has the meaning set forth in Section 2.3(a)(iii).

“Restructuring” has the meaning set forth in Section 6.26(d).

“Revenue Run-Rate” means, as of any specified date, the aggregate amount, without duplication, of all investment management fees for each investment management account (or for ETFs, the unitary fee rate or the total expense ratio or the contractual fee rate, as applicable) of each applicable Client of the Transferred Entities payable to the Transferred Entities pursuant to the relevant Investment Advisory Arrangement, determined by multiplying the Adjusted Assets Under Management for each such account at such date by the applicable annual fee rate for all such fees for such account in effect on such date (or for ETFs, the unitary fee rate or the total expense ratio or the contractual fee rate, as applicable) (or, in the case of the Closing Adjustment Revenue Run-Rate and Closing ETF Adjustment Revenue Run-Rate, as will be in effect as of immediately following the Closing Date or such later date within six months after the Closing Date on which a revised fee rate will take effect).  The calculation of the Revenue Run-Rate shall (a) exclude from revenue any performance-based, incentive or similar fees, securities lending fees, transition revenues and fees generated in respect of Fund Limited or the iPath business and (b) include only net revenues to the Transferred Entities after giving effect to, and taking into account, any fee or expense waiver, rebate or cap, reimbursement obligation or similar offset, distribution or sales charge or fee (including any mutual fund supermarket fee) or any revenue sharing arrangement (including any such amount deducted directly by or on behalf of a Client from the fee otherwise payable by such Client to a Transferred Entity under the applicable Investment Advisory Arrangement).

“Revenue Run-Rate Adjustment Amount” means the product of (i) 4.25, multiplied by (ii) the excess, if any, of (x) the product of (1) 0.9 multiplied by (2) the Base Revenue Run-Rate over (y) the Closing Adjustment Revenue Run-Rate.  For purposes of calculating the Revenue Run-Rate Adjustment Amount in respect of the Closing, the revenue corresponding to Base Revenue Run-Rate for all Contingent Accounts shall be excluded from the calculation.  Notwithstanding anything in this Agreement to the contrary, in the event that the Revenue Run-Rate Adjustment Amount exceeds $1.4 billion, the Revenue Run-Rate Adjustment shall be deemed to be $1.4 billion.

“Rules” has the meaning set forth in Section 8.13(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Lending Client” has the meaning set forth in Section 6.30.

“Self-Regulatory Organization” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) any other US or foreign securities exchange, futures exchange, commodities exchange or contract market and (iii) any other exchange or corporation or similar self-regulatory body or organization.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Party” has the meaning set forth in Section 8.3(a).

“Seller Limit” has the meaning set forth in Section 8.2(b).

“Seller Regulatory Impediments” means (i) conditions, limitations, restrictions or requirements, including any sales, divestitures, hold separates or other disposals, imposed upon Seller or any of its Affiliates in connection with obtaining or failing to obtain the approval of any Government Entity to the transactions contemplated hereby, or (ii) prohibitions under any applicable Law that would, in each case of (i) and(ii), individually or in the aggregate, reasonably be expected to be materially adverse to Seller in comparison to the benefits that Seller expects to obtain from the transactions contemplated hereby.

“Seller Threshold” has the meaning set forth in Section 8.2(b).

“Seller’s Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer immediately prior to the execution of this Agreement.

“Seller’s i-Marks” has the meaning set forth in Section 6.23(d).

“Seller’s Names and Marks” has the meaning set forth in Section 6.23(a).

“Seller’s Required Approvals” has the meaning set forth in Section 3.5.

“Share Issuance” means the issuance of the Buyer Series B Preferred Stock in accordance with the terms of the Buyer Series D Preferred Stock issued in connection with and pursuant to the terms of this Agreement.

“Significant Contract” has the meaning set forth in Section 4.13(b).

“Singapore Company” means Barclays Global Investors Southeast Asia Limited, a public company limited by shares organized under the Laws of Singapore.

“Singapore Services” means Barclays Global Investors Southeast Asia Services Pte. Ltd, a public limited company organized under the Laws of Singapore.

“Specified Contracts” has the meaning set forth in Section 4.13(a).

“Specified Controlled Affiliate” means, with respect to any Person, a Subsidiary of such Person and any Affiliate of such Person whose Competing Activities may be restricted by one or more members of the Parent Group.

“Stockholder Agreement” means the Stockholder Agreement in the form attached hereto as Exhibit A.

“Stub Period” has the meaning set forth in Annex 6.5.

“Subsidiary” means, with respect to any Person, as of the date of determination, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including general partners or managing members) is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

Notwithstanding anything in this Agreement, in no event shall any Fund of any Person be considered to be a Subsidiary of such Person.

“Switzerland Company” means Barclays Global Investors (Schweiz) AG, a corporation organized under the Laws of Switzerland.

“Target Cash” means an amount equal to the sum of (i) with respect to each Regulated Entity, its Closing Required Cash plus (ii) $100 million.

“Tax Indemnity Payments” has the meaning set forth in Section 6.5(a)(viii).

“Tax Returns” means all reports, returns, information returns, elections, agreements, declarations, or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” means (i) all federal, state or local and all provincial or foreign taxes, including income, gross receipts, capital gains, non-resident withholding tax, windfall profits, VAT, severance, property, social security, national insurance contributions, production, sales, use, duty, license, excise, franchise, employment, withholding, rent or similar taxes, levies, charges, surcharges or imposts together with any interest, fines, additions or penalties with respect thereto, and any interest in respect of such fines, additions or penalties, whether disputed or not, and (ii) any transferee or other secondary or non-primary liability or other obligation with respect to any item in clause (i) above, whether such liability or obligation arises by assumption, operation of law, Contract, indemnity, guarantee, as a successor or otherwise.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Termination Fee” has the meaning set forth in Section 9.3(a).

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Third Party Claim Notice” has the meaning set forth in Section 8.4(a).

“Total Adjustment Amount Shares” means that number of shares of Buyer Series D Preferred Stock (and if such number would exceed the Buyer Series D Preferred Stock Consideration such additional number of Buyer Series B Preferred Stock) equal to the quotient obtained by dividing (i) the Revenue Run-Rate Adjustment Amount by (ii) the Reference Price.

“Total Share Amount” means an aggregate number of shares of Buyer Common Stock, Buyer Series B Preferred Stock and Buyer Series D Preferred Stock equal to 37,784,000, subject to adjustment pursuant to Section 2.7.

“Trade Secrets” has the meaning set forth in the “Intellectual Property” definition.

“Trademarks” has the meaning set forth in the “Intellectual Property” definition.

“Transfer of Undertakings” means the United Kingdom’s Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006 No. 246).

“Transfer Taxes” has the meaning set forth in Section 6.5(e)(i).

“Transferred Employee” has the meaning set forth in Section 4.12(b).

“Transferred Entities” means UK Company, Ireland Company, Pension Management, Guernsey Company, Germany Holdings, Germany Company, Germany Investment, UK Services, Switzerland Company, HK Company, Japan Company, Singapore Company, Singapore Services, Australia Company, Australia Holdings, Australia Services, Canada Company, Canada Holdings, Canada Services, Mexico Company, California Corporation, US International, US Global Investors Fund Distribution Company, US Growth Partners, US Bank, US Global Investors Services, US Fund Advisors, US Company, Brazil Company, Chile Company, Chile Holdings, Mexico Services, Delaware Holdings, Delaware LLC, UK Trust Manager and UK Holdings and any other entity created in connection with any transaction undertaken pursuant to Section 6.26 in which equity interests are directly or indirectly transferred to Buyer in connection with the transactions contemplated by this Agreement.

“Transferred Entities’ Required Approvals” has the meaning set forth in Section 4.3.

“Transferred Equity Interests” means all of the issued and outstanding equity interests in the Transferred Entities.

“Transition Period” has the meaning set forth in Section 6.12(a).

“Transition Services Agreement” means the transition services agreement between Buyer and Seller and certain of their Affiliates, that the parties intend to enter into prior to the Closing Date, pursuant to Section 6.13.

“True-Up Period” has the meaning set forth in Section 2.3(c).

“UK Company” means Barclays Global Investors Limited, a company incorporated under the Laws of England and Wales.

“UK Entity” means UK Company, UK Holdings, Pension Management, UK Services, UK Trust Manager and each other Transferred Entity which is (a) incorporated in any jurisdiction within the United Kingdom, (b) resident for any Tax purpose in the United Kingdom or (c) trading in the United Kingdom through a permanent establishment in the United Kingdom.

“UK Fund” has the meaning set forth in Section 4.17(k).

“UK Holdings” means Barclays Global Investors UK Holdings Limited, a company incorporated under the Laws of England and Wales.

“UK Holdings Directly Transferred Entities” means UK Company, UK Trust Manager, Ireland Company, Pension Management, Guernsey Company, Germany Holdings, UK Services, Switzerland Company, HK Company, Singapore Company, Singapore Services, Australia Company, Australia Holdings and Canada Holdings.

“UK Holdings Directly Transferred Equity Interests” means all of the issued and outstanding equity interests in the UK Holdings Directly Transferred Entities.

“UK Services” means Barclays Global Investors Services Limited, a corporation incorporated under the Laws of England and Wales.

“UK Trust Manager” means Barclays Global Investors Unit Trust Manager Limited, a company incorporated under the Laws of England and Wales.

“UKLA” has the meaning set forth in Section 6.16(a).

“Unaudited Balance Sheet” has the meaning set forth in Section 4.5(a).

“Unaudited Financial Statements” has the meaning set forth in Section 4.5(a).

“Unpaid Receivables” has the meaning set forth in Section 2.3(a)(vi).

“Unregulated Entities” means the Transferred Entities that are not Regulated Entities.

“Unregulated Entity Net Working Capital” means with respect to the Transferred Entities (other than the Regulated Entities) on a combined basis, the amount equal to their (i) current assets, excluding cash and liquid investments but including fee and other receivables (excluding receivables that are more than 180 days past-due as of the Closing to the extent an allowance has been taken therefore), accruals and prepayments, minus (ii) current liabilities (other than Taxes, but including Indirect Taxes and any deferred compensation liabilities) due within 12 months.  In no event shall the same item be included in both the Unregulated Entity Net Working Capital and the Regulated Entity Net Working Capital.

“Unresolved Items” has the meaning set forth in Section 2.3(a)(iii).

“US Bank” means Barclays Global Investors, N.A., a bank organized as a national association under the Laws of the United States.

“U.S. Benefit and Compensation Arrangements” shall mean Benefit and Compensation Arrangements governed by the Laws of the United States and maintained in the United States primarily for the benefit of the Employees residing or working in the United States.

“US Company” means Barclays Global Investors USA Inc., a corporation organized under the Laws of the State of California.

“US Fund” means a Fund organized under the Laws of any state of the United States.

“US Fund Advisors” means Barclays Global Fund Advisors, a corporation organized under the Laws of the State of California.

“US Global Investors Fund Distribution Company” means Barclays Global Investors Fund Distribution Company, a corporation organized under the Laws of the State of California.

“US Global Investors Services” means Barclays Global Investors Services, a corporation organized under the Laws of the State of California.

“US Growth Partners” means Barclays Global Investors Growth Partners, Inc., a corporation organized under the Laws of the State of Delaware.

“US International” means Barclays Global Investors International Inc., a corporation organized under the Laws of the State of Delaware.

“VAT” means any value added tax, consumption tax and goods and services tax and includes any other Tax of a similar nature imposed (instead of or in addition to such tax) from time to time, together with any interest and penalties thereon.

“VAT Authority” in relation to any jurisdiction, means any governmental, local, state, federal, fiscal, revenue, customs, excise or other authority, body, agency or official whatsoever responsible for the management, administration and collection of VAT in that jurisdiction.

“VAT Group” has the meaning set forth in Section 6.5(h)(ii).

“VAT Indemnity Payments” has the meaning set forth in Section 6.5(a)(ix).

“Willful Breach” means an action or failure to act by one of the parties to this Agreement that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such party’s knowledge or intention that such action or failure to act would constitute a material breach of this Agreement.

“Withheld Amount” has the meaning set forth in Section 2.9(a).

“Written Consents” means the written consents of the Majority Stockholders, executed in their capacity as the holders of shares of Buyer Common Stock that in the aggregate represent not less than a majority of the total voting power of the capital stock of Buyer and delivered to Buyer concurrently with the execution of this Agreement, to irrevocably approve of the Share Issuance.

“Written Plan” has the meaning set forth in Section 4.17(e).

Section 1.2  Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3   Other Definitional Provisions.  Unless the express context otherwise requires:

(a)           the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(c)           the terms “Dollars” and “$” mean United States Dollars;

(d)           references in this Agreement to a specific Section, Clause or Annex shall refer, respectively, to Sections, Clauses or Annexes of this Agreement;

(e)           wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(f)           references in this Agreement to either gender includes the other gender.

ARTICLE II

PURCHASE AND SALE OF THE TRANSFERRED EQUITY INTERESTS

Section 2.1   Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in respect of clauses (a), (b), (c) and (d) below, or within 24 hours following the Closing, in respect of clause (e) below, Seller and Buyer agree that the following transactions shall occur in the specified order:

(a)           Seller shall, or shall cause UK Holdings to, sell and transfer the UK Holdings Directly Transferred Equity Interests to Buyer, and Buyer shall purchase and receive the UK Holdings Directly Transferred Equity Interests from Seller or UK Holdings, free and clear of any Encumbrances (it being understood and agreed that, upon the completion of such sale and transfer, Buyer shall become the indirect beneficial owner of all of the issued and outstanding equity interests in Germany Company, Germany Investment, Australia Services, Canada Company and Canada Services, free and clear of any Encumbrances);

(b)           Seller shall, or shall cause Finance Limited to, sell and transfer all of the issued and outstanding equity interests in Delaware Holdings to Buyer, and Buyer shall purchase and receive all of the issued and outstanding equity interests in Delaware Holdings from Seller or Finance Limited, free and clear of any Encumbrances (it being understood and agreed that, upon the completion of such sale and transfer, Buyer shall become the indirect beneficial owner of all of the issued and outstanding equity securities in California Corporation, Delaware LLC, US International, US Global Investors Fund Distribution Company, US Growth Partners, US Bank, US Global Investors Services, US Fund Advisors and US Company, free and clear of any Encumbrances);

(c)           Seller shall, or shall cause Finance Limited and UK Holdings to, sell and transfer all of the issued and outstanding equity interests in Mexico Company, Brazil Company and Chile Holdings to Buyer, and Buyer shall purchase and receive all of the issued and outstanding equity interests in Mexico Company, Brazil Company and Chile Holdings from Seller or Finance Limited and UK Holdings, free and clear of any Encumbrances (it being understood and agreed that, upon the completion of such sale and transfer, Buyer shall become the indirect beneficial owner of all of the issued and outstanding equity securities in Chile Company and Mexico Services, free and clear of any Encumbrances);

(d)           Seller shall cause to be transferred to or at the direction of Buyer such nominee shares in any of the Transferred Entities held by Seller or any of its Affiliates; and

(e)           As soon as reasonably practicable following the Closing, but in any event within 24 hours following the Closing, Seller and Buyer shall cause all of the issued and outstanding equity interests in UK Holdings to be transferred from Seller to Buyer, free and clear of any Encumbrances (it being understood and agreed that, upon the completion of such transfer, Buyer shall, taking into account the transactions effected at the Closing, become the indirect beneficial owner of all of the issued and outstanding equity securities in Japan Company, free and clear of any Encumbrances) (such transfer, the “Next Day Transfer,” and all of the transactions described in this Section 2.1, the “Purchase”).

Section 2.2    Purchase Price.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Closing, in consideration of the Purchase, subject to adjustment as provided in this Agreement, Buyer shall (i) pay Seller (or any Affiliates of Seller designated by Seller in writing) the Cash Purchase Price, by wire transfers of immediately available U.S. dollar funds to one or more accounts to be designated in writing by Seller to Buyer not less than five Business Days prior to the Closing Date, and (ii) issue to Seller (or any Affiliates of Seller designated by Seller in writing) the Equity Consideration, in each case of (i) and (ii), as among Seller, UK Holdings and Finance Limited (or such other Affiliates of Seller as Seller may designate in writing), pursuant to the Allocation and to Section 6.5(g) of the Seller’s Disclosure Schedules as agreed by Buyer and Seller pursuant to Section 6.5(g).

(b)           Notwithstanding anything in this Agreement to the contrary:

(i)           If the issuance to Seller or its designees of the Total Share Amount would cause Parent to own, directly or indirectly, shares of Buyer Common Stock and Buyer Preferred Stock representing more than 19.9% of the sum of (w) the total number of shares of Buyer Common Stock and Buyer Preferred Stock issued and outstanding immediately prior to the Closing or contemporaneously with the Closing (other than the Total Share Amount) (taking into account the adjustments provided for in clause (v) below) and (x) the Total Share Amount, then the aggregate number of shares of Buyer Common Stock and Buyer Preferred Stock to be issued to Seller or its designees at the Closing shall be reduced so that the number of shares of Buyer Common Stock and Buyer Preferred Stock so owned by Parent will be equal to 19.9% of the total number of shares of Buyer Common Stock and Buyer Preferred Stock issued and outstanding immediately following the Closing (taking into the adjustments provided for in clause (v) below) (the “Maximum Share Amount,” and the difference between the Total Share Amount and the Maximum Share Amount, the “Deficit Shares”) ..  If the Total Share Amount is required to be reduced pursuant to the first sentence of this Section 2.2(d), such reduction shall be applied first by reducing Buyer Preferred Stock otherwise issuable.

(ii)           If the number of shares of Buyer Preferred Stock Consideration is reduced solely pursuant to the application of clause (v) below, then Buyer shall deliver to Seller, in lieu of the Deficit Shares, additional cash in an amount equal to the product of the number of Deficit Shares and the Reference Price.

(iii)           If the Total Share Amount is reduced pursuant to clause (i) above for any reason other than the application of clause (v) below, then, at the Closing, Buyer shall pay an additional amount in cash equal to the product of the number of Deficit Shares and the greater of the closing price of the Buyer Common Stock on the NYSE on the third trading day immediately preceding the Closing and $173.17, subject to adjustment in accordance with Section 2.8 (such greater amount, the “Deficit Price”).

(iv)           If, following the Closing, Buyer shall issue any shares of capital stock, in addition to any rights Seller and its Affiliates may otherwise have, Seller shall have the right, subject to the limitations imposed by the Stockholder Agreement, to acquire shares of Buyer Preferred  Stock and, if the Deficit Shares included Buyer Common Stock, Buyer Common Stock in an amount not in excess of the Deficit Shares.  If in an acquisition pursuant to the preceding sentence Buyer shall be unable to acquire all of the Deficit Shares, it shall continue to have its rights under this clause (iv) until such time as it has acquired a number of shares of Buyer Common Stock and Buyer Preferred Stock pursuant to this clause (iv) in an amount equal to the Deficit Shares.  Any shares acquired under this clause (iv) shall be acquired at a price equal to the Deficit Price.

(v)           For purposes of clause (i), Buyer's issued and outstanding stock shall not include shares of stock subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code and the Treasury Regulations thereunder) or shares of issued and outstanding stock subject to forfeiture to Buyer pursuant to an escrow Contract; provided that in no event shall the total number of all such shares exceed 1 million.

Section 2.3    Post-Closing Purchase Price Adjustment.

(a)           Preparation of Final Regulatory and Working Capital.

(i)           As soon as practicable, but in no event later than the 60th day after the Closing, Seller shall deliver to Buyer a combined balance sheet, prepared on the basis that the Closing was effective at 11:59 P.M., New York City time, on the day immediately prior to the Closing Date (the “Closing Date Financial Statements”).  At the time of the delivery of the Closing Date Financial Statements, Seller shall also deliver to

Buyer calculations of the Regulatory Amount for the Regulated Entities (the “Closing Regulated Entity Regulatory Capital Statement”), the amount of the Unregulated Entity Net Working Capital for all Unregulated Entities (the “Closing Unregulated Entity Working Capital Statement”), the Cash Adjustment (the “Cash Adjustment Statement”) and the Capital Amount (the “Capital Amount Statement” and, together with the Closing Regulated Entity Regulatory Capital Statement, the Closing Unregulated Entity Working Capital Statement and the Cash Adjustment Statement, the “Capital Statements”), in each case prepared in good faith in accordance with IFRS consistently applied and on a basis consistent with the accounting policies, practices, procedures, valuation methods and principles used in preparing the Unaudited Financial Statements in respect of the Transferred Entities.

(ii)           During the period of the preparation of the Closing Date Financial Statements and the Capital Statements, any review or any dispute as provided in this Section 2.3, Buyer and Seller shall, and shall cause each of their Affiliates (and, in the case of Buyer, the Employees), to:  (i) provide each other party and its Representatives with reasonable access during normal business hours upon reasonable advance notice to its and their relevant books, records and employees (including, in the case of Buyer, the Employees) (to the extent any of such books, records or employees relate to the Closing Date Financial Statements, the Capital Statements and the Dispute Notice) and permit copies to be made of any of the foregoing documentation and (ii) cooperate fully with such other party and its Representatives as reasonably requested, including the provision on a timely basis of all information reasonably relevant for purposes of the Capital Statements.

(iii)           After receipt of the Capital Statements, Buyer shall have 30 days to review such statements.  Unless Buyer delivers written notice to Seller on or prior to the 30th day after Seller’s delivery of the Capital Statements stating that Buyer has objections to either or both statements, which notice sets forth, in reasonable detail disagreement therewith (such notice, the “Dispute Notice”), Buyer shall be deemed to have accepted and agreed to the statements.  Matters included in such Capital Statements which are not included in the Dispute Notice, shall be deemed to be accepted by Buyer (“Resolved Items”) and any amounts included within the Resolved Items shall be deemed to be final, binding and conclusive.  If Buyer timely delivers a Dispute Notice, Seller and Buyer shall, within 30 days (or such longer period as Seller and Buyer may agree in writing) following receipt by Seller of the Dispute Notice (each such period, a “Resolution Period”), attempt to resolve their differences, and any written resolution by them as to any disputed amounts shall be final, binding and conclusive.

(iv)           Any amounts remaining in dispute at the conclusion of the Resolution Period (the “Unresolved Items”) shall be submitted by Buyer and Seller to Ernst & Young LLP or if such firm cannot or will not serve such other firm as agreed to in writing by the parties (the “CPA Firm”) immediately after the expiration of the Resolution Period or as soon as practicable after Buyer and Seller have engaged the CPA Firm.  Seller and Buyer agree to use their commercially reasonable efforts to engage the CPA Firm as promptly as practicable.  Each party agrees to execute, if requested by the CPA Firm, an engagement letter with the CPA Firm containing reasonable terms and to provide the CPA Firm such work papers and other documents and information related to the Unresolved Items as the CPA Firm may reasonably request if available to such party or, in the case of Buyer, its Subsidiaries, or, in the case of Seller, its Affiliates (or their accountants or auditors).  The CPA Firm shall act as an arbitrator and not as an expert, to determine, based on the provisions of this Section 2.3(a), only the Unresolved Items; provided, however, that the CPA Firm shall have authority to determine, and the term “Unresolved Items” as used in this Section 2.3(a) shall mean, only the amount(s) contained in such Capital Statements and no other matter whatsoever, absent a written agreement to the contrary by Buyer and Seller; provided, further, that the determination of the Unresolved Items provided by the CPA Firm must be made in accordance with the standards and definitions in this Agreement, and must be limited to the range between and including the amounts proposed by Seller and Buyer for the resolution of the specific Unresolved Item.  Seller and Buyer shall request that the CPA Firm provide, within 30 days after the submission of the Unresolved Items to the CPA Firm, a written statement setting forth (x) its determination of the Unresolved Items and (y) its calculation of the Capital Amount based upon (A) the amount of Resolved Items and (B) its determination of the Unresolved Items (such amount, the “Final Capital Amount”).  Such written statement shall be delivered to Buyer and Seller and absent manifest error shall be final, binding and conclusive on and with respect to Buyer and Seller and may be entered in any court having jurisdiction.

(v)           Within five Business Days following either (i) an agreement or deemed agreement by Buyer and Seller as to the Final Capital Amount or (ii) the CPA Firm’s determination of all Unresolved Items, (x) if the Final Capital Amount is negative, Seller shall pay to Buyer the absolute value of the Capital Amount or (y) if the Final Capital Amount is positive, Buyer shall pay to Seller the Capital Amount.

(vi)           The parties agree that, if at the time Buyer is required to make a payment under clause (v) above, there are any accounts receivables that were outstanding at the Closing that have not been collected (such accounts receivable, “Unpaid Receivables”), Buyer may reduce the amount it is required to pay Seller under clause (v) at such time by the amount of the Unpaid Receivables and shall promptly thereafter as remitted to Buyer or its Affiliates pay in US Dollars to Seller all amounts collected in respect of the Unpaid Receivables.  If by the first anniversary of the Closing Seller shall not have been paid by Buyer the full amount of all Unpaid Receivables then Buyer shall within five Business Days thereafter pay to Seller in US Dollars any such amounts that have not been paid to Seller.

(vii)           In the event Buyer and Seller submit any Unresolved Items to the CPA Firm for resolution as provided in Section 2.3(a)(iv) above, the fees and expenses of such CPA Firm will be borne pro rata by Buyer and Seller based on the amount of deviation of the determination of the Capital Amount as set forth in the applicable Dispute Notice and the Final Capital Amount made by the CPA Firm, such allocation of fees and expenses to be included in the determination made by the CPA Firm.

(viii)          Any amounts due under this Section 2.3 shall be paid with interest accruing on a daily basis at the Applicable Rate.

(b)           Post-Closing Purchase Price Adjustment Payments.  Any cash payments made pursuant to Section 2.3(a) shall be made by wire transfer of immediately available U.S. Dollar funds to an account indicated by the party to receive such funds and shall be accompanied by interest at the Applicable Rate calculated on the basis of a year of 365 days for the actual number of days elapsed, accrued from the Closing Date up to and including the date of payment.  Any payments made in respect of Section 2.3(a) (other than interest) shall be deemed to be adjustments to the Purchase Price pursuant to Section 2.2(a) for all Tax purposes.

(c)           Contingent Account True-Up.  If any Contingent Account exists at the Closing Measurement Date and either (i) if such Contingent Account is required by applicable Law or the terms of the Investment Advisory Arrangement applicable thereto to provide consent to the transactions contemplated hereby to enter into a New Advisory Contract or to obtain investor approval of a New Advisory Contract in order for such New Advisory Contract to remain in effect beyond the True-Up Period or become effective in order for the Transferred Entities to continue providing investment advisory services to such account after the Closing, and such Contingent Account has on the date that is 150 days following the Closing (the 150 day period, the “True-Up Period”), not previously granted such consent (including by way of negative consents), not entered into a New Advisory Contract or not obtained such investor approval, as the case may be, or (ii) if such Contingent Account (other than any Contingent Account covered in clause (i) above) has terminated the applicable Existing Advisory Contract prior to the end of the True-Up Period or has provided to Buyer or one of its Affiliates (including the Transferred Entities) effective notice of termination of the applicable Existing Advisory Contract, then Seller shall promptly following the end of the True-Up Period (x) return to Buyer such number of shares of, at Seller’s election, the Buyer Series B Preferred Stock or the Buyer Series D Preferred Stock equal to the quotient obtained by dividing (i) the amount by which the Revenue Run-Rate Adjustment Amount would have increased, if any, if any such remaining Contingent Accounts were treated as Contingent Accounts for purposes of calculating Adjusted Assets Under Management and the Revenue Run-Rate Adjustment Amount in respect of the Closing by (ii) the Reference Price or (y) pay to Buyer an amount in cash equal to the amount calculated by clause (x)(i).

(d)           The parties agree that if the post-closing purchase price adjustment provisions and procedures set forth in Section 2.3 (and the related defined terms) and the other provisions set forth in Article VI relating to the amount of cash and capital to be held by one or more of the Transferred Entities do not accord with the Statement of Working Capital Principles attached to this Agreement, then the parties shall cooperate and work in good faith to, by no later than the 30th day after the date hereof, to determine the appropriate provisions related to such matters.

Section 2.4    Closing.  The closing of the Purchase (other than in respect of the Next Day Transfer) (the “Closing”) shall take place at the offices of Skadden Arps Slate Meagher & Flom LLP, Four Times Square, New York, New York, at 10:00 A.M., New York City time:  (i) on the first Business Day of the first calendar month that begins more than five Business Days following the satisfaction or waiver of the conditions set forth in Article VII with respect to the Closing (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); or (ii) at such other place, time and date as the parties to this Agreement may agree in writing.

Section 2.5    Deliveries by Buyer.  At the Closing, Buyer shall pay or deliver to Seller or its designee, the following:

(a)           The Cash Purchase Price as provided pursuant to Section 2.2;

(b)           The stock certificates or, if uncertificated, other evidence of ownership representing the Equity Consideration (or, if applicable, other similar documentation evidencing the Equity Consideration), registered in the name of Seller or its designee, free and clear of any Encumbrances (other than those arising under the Stockholder Agreement);

(c)           The certificate to be delivered pursuant to Section 7.3(c); and

(d)           Such other documents and instruments necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Seller.

Section 2.6    Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)           Certificates, or other documentation or evidence reasonably acceptable to Buyer, representing all of the issued and outstanding equity interests in Delaware Holdings, the UK Holdings Directly Transferred Entities, Mexico Company, Mexico Services, Brazil Company and Chile Holdings duly registered in the name of Buyer or its designee, free and clear of any Encumbrances (other than restrictions on transfer which arise under applicable securities Laws and other than Encumbrances created in or by Buyer or any of its Affiliates), in each case accompanied by duly executed instruments of transfer, duly notarized where legally required, in such name as Buyer shall direct;

(b)           Certificates, or other documentation or evidence reasonably acceptable to Buyer, duly notarized where legally required, representing (x) all of the issued and outstanding equity interests in Germany Company, Australia Services, Canada Company and Canada Services, in the name of the applicable UK Holdings Directly Transferred Entity, and all of the issued and outstanding enterprise shares in Germany Investment, in the name of Germany Company, (y) all of the issued and outstanding equity securities in California Corporation, in the name of Delaware Holdings, all of the issued and outstanding equity securities in US International, US Global Investors Fund Distribution Company, US Growth Partners, US Bank, US Global Investors Services, US Fund Advisors and US Company, in the name of California Corporation, and all of the issued and outstanding equity securities of Delaware LLC, in the name of US

International; and (z) all of the issued and outstanding equity securities in Chile Company, in the name of Chile Holdings, in the case of each of (x), (y) and (z), free and clear of any Encumbrances;

(c)           The certificate to be delivered pursuant to Section 7.2(c);

(d)           If requested in writing by Buyer not less than 20 days prior to the Closing Date, written resignations, effective as of the Closing, of such directors and/or members of the supervisory boards of each of the Transferred Entities as specified by Buyer, if any (it being understood and agreed that Buyer and Seller shall cooperate to ensure that all resignations and the replacement of directors and/or members of the supervisory boards from the Transferred Entities shall be effected in accordance with applicable Law and that Seller shall have no obligation under this Agreement to deliver to Buyer the written resignation of any director and/or members of the supervisory boards of any Transferred Entity whose resignation under the circumstances contemplated by this Agreement would violate any applicable Law);

(e)           A receipt acknowledging payment of the Equity Consideration and the Cash Purchase Price by Buyer in full satisfaction of Buyer’s obligations under Section 2.2(a) (but subject to any further obligations contained in this Agreement);

(f)           Certificates on which each of Delaware Holdings, the UK Holdings Directly Transferred Entities, Mexico Company, Mexico Services, Brazil Company and Chile Holdings certifies (in the form and manner required under section 1.1445-2(c)(3) of the Treasury Regulations) under penalties of perjury that such Person does not constitute a United States real property holding corporation (as defined in section 897(c) of the Code and the Treasury Regulations promulgated thereunder), and such other documents as Buyer may reasonably request to mitigate any obligation relevant to the withholding or collection of Tax in respect of the Transferred Entities; and

(g)           Such other documents and instruments necessary to consummate the transactions contemplated by this Agreement in respect of the Closing on the terms and subject to the conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Buyer.

Section 2.7    Deliveries by Seller at Next Day Transfer.  (a)  Upon the effectiveness of the Next Day Transfer, Seller shall deliver, or cause to be delivered, to Buyer a duly executed instrument of transfer in such name as Buyer shall direct.

(b)           Certificates on which UK Holdings (or other relevant Affiliates) certifies (in the form and manner required under section 1.1445-2(c)(3) of the Treasury Regulations) under penalties of perjury that such Person does not constitute a United States real property holding corporation (as defined in section 897(c) of the Code and the Treasury Regulations promulgated thereunder) and such other documents as Buyer may reasonably request to mitigate any obligation relevant to the withholding or collection of Tax in respect of the Transferred Entities.

Section 2.8    Certain Adjustments.  In the event that at or prior to the Closing Buyer changes the number of Buyer Common Stock or securities convertible or exchangeable into or exercisable for Buyer Common Stock (including Buyer Series A Preferred Stock, Buyer Series B

Preferred Stock and Buyer Series C Preferred Stock) issued and outstanding prior to the Closing as a result of a reclassification, stock split (including a reverse split), stock dividend (including a distribution of securities convertible or exchangeable into or exercisable for shares of Buyer Common Stock) or other similar change with respect to the capital stock of Buyer, the Equity Consideration and the Reference Price shall be adjusted appropriately to reflect the appropriate effect of such reclassification, stock split, stock dividend or other similar change having a record date occurring on or after the date hereof and prior to the Closing.

Section 2.9    Section 116 of the Canadian Tax Act.  At the Closing UK Holdings shall deliver to Buyer a certificate issued pursuant to section 116 of the Income Tax Act (Canada) (the “Canadian Tax Act”) in respect of the sale and purchase of the equity interests in Canada Holdings, provided that:

(a)           Unless a certificate is issued by the Minister of National Revenue (Canada) pursuant to subsection 116(2) of the Canadian Tax Act in respect of the disposition of the equity interests in Canada Holdings to Buyer specifying a certificate limit in an amount that is not less than the portion of the Purchase Price (adjusted in accordance with Section 2.3) allocated to the equity interests in Canada Holdings, Buyer will be entitled to withhold from the portion of the Cash Purchase Price payable to UK Holdings the amount that Buyer may be required to remit pursuant to subsection 116(5) of the Canadian Tax Act in connection with its acquisition of the equity interests in Canada Holdings (the “Withheld Amount”), and amount so withheld will be credited to Buyer as payment on account of the Purchase Price.

(b)           If, prior to the 28th day after the end of the month in which the Closing Date occurs (or such later time before which the Canada Revenue Agency (the “CRA”) confirms in writing that the CRA will not enforce the remittance of funds as required by subsection 116(5) of the Canadian Tax Act and that Buyer will not be liable for interest and penalties in respect of the late remittance of the funds withheld (the “Comfort Letter”)), UK Holdings delivers to Buyer:

(i)           a certificate issued by the Minister of National Revenue under subsection 116(2) of the Canadian Tax Act in respect of the disposition of the equity interests in Canada Holdings to Buyer, Buyer will promptly pay to UK Holdings the lesser of (i) the Withheld Amount and (ii) the Withheld Amount less 25% of the amount, if any, by which the portion of the Purchase Price (adjusted in accordance with Section 2.3) allocated to the equity interest in Canada Holdings exceeds the certificate limit specified in such certificate, together with interest at the Applicable Rate on the Withheld Amount, accrued from the Closing Date to the date of such payment, or

(ii)           a certificate issued by the Minister of National Revenue under subsection 116(4) of the Canadian Tax Act in respect of the disposition of the equity interests in Canada Holdings to Buyer, Buyer will promptly pay the Withheld Amount to UK Holdings, together with interest at the Applicable Rate on the Withheld Amount, accrued from the Closing Date to the date of such payment.

(c)           If Buyer continues to hold all or a portion of the Withheld Amount on the later of the 28th day after the end of the month in which the Closing Date occurs and the time when (if the CRA has provided the Comfort Letter) Buyer is obliged to remit funds to the CRA, Buyer will remit to the Receiver General of Canada the amount required to be remitted pursuant to subsection 116(5) of the Canadian Tax Act and Buyer will pay to UK Holdings, prior to such remittance, any remaining portion of the Withheld Amount, together with interest at the Applicable Rate thereon, accrued from the Closing Date to the date of such payment.

(d)           Where any amount is remitted to the CRA pursuant to this Section 2.9, Buyer shall furnish UK Holdings with confirmation that such remittance has been made.  Any such remittance will be deemed to have been paid by Buyer to UK Holdings on account of the Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Except as set forth in the Seller’s Disclosure Schedules, Seller represents and warrants to Buyer as of the date of this Agreement as follows:

Section 3.1    Organization and Qualification.  Each of Parent and Seller is a company duly incorporated and validly existing under the Laws of England and Wales.

Section 3.2    Ownership.  Seller or one of its Subsidiaries is, and as of the Closing Date will be, the legal and beneficial owner of the Transferred Equity Interests (other than with respect to the New Transferred Entities) and has, and as of the Closing Date will have, good and valid title to the Transferred Equity Interests (other than with respect to the New Transferred Entities), free and clear of any Encumbrances.  Seller or one of its Subsidiaries as of the Closing Date will be the legal and beneficial owner of the Transferred Equity Interests (with respect to the New Transferred Entities) and as of the Closing Date will have good and valid title to the Transferred Equity Interests (with respect to the New Transferred Entities) free and clear of any Encumbrance.  The Transferred Entities are the only Affiliates of Seller by or through which the BGI Business is operated or conducted.

Section 3.3    Corporate Authority.  Each of Parent and Seller has full corporate power and authority to  execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and, subject only to the prior approval by the simple majority of eligible votes by holders of  Parent’s ordinary shares of 25 pence each (the “Parent Ordinary  Shares”), present in person or by proxy or (being a corporation) by duly authorized representative, who are entitled to vote at the  general meeting of Parent, of any resolutions necessary to approve the transactions contemplated by this Agreement (or any postponement or adjournment thereof) (the “Parent Requisite Vote”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  The execution, delivery and performance by each of Parent and Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and each of the transactions contemplated hereunder or thereunder, have been duly and validly authorized, and, except for the Parent Requisite Vote, no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Parent or Seller of this Agreement and each of the Ancillary Agreements to which it is a party or any of the transactions contemplated hereunder or thereunder.

Section 3.4    Binding Effect.  This Agreement, when executed and delivered by Buyer, and each of the Ancillary Agreements to which either Parent or Seller is a party, when executed and delivered by the applicable counterparties thereto, will constitute a valid and legally binding obligation of either Parent or Seller, as applicable, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.5    Consents and Approvals.  Other than in connection with (a) the HSR Act, the EC Merger Regulation (to the extent required) or any other Antitrust Law, (b) any rule, regulation or order of the Office of the Comptroller of the Currency, (c) any applicable banking, securities or other financial services Law of any banking commission or any securities or other financial services regulator, (d) the provisions of the Transfer of Undertakings or any other similar Law of any competent jurisdiction or (e) such other Law, in each case, that is set forth on Section 3.5 of the Seller’s Disclosure Schedules (the matters covered under (a) through (e) above, collectively, the “Seller’s Required Approvals”), neither Parent nor Seller (and for purposes of Section 3.5(d) only, any Affiliate) is required to obtain any authorization, waiver, consent or approval of, or make any filing or registration with, or give any notice to, any Government Entity or to obtain any Permit in connection with the execution, delivery and performance by either Parent or Seller of this Agreement or each of the Ancillary Agreements to which it is a party or any of the transactions contemplated hereunder or thereunder, other than any authorization, waiver, consent, approval, filing, registration, notice or Permit, the failure of which to obtain, make or give would not, individually or in the aggregate, be reasonably expected to impair or delay materially the ability of either Parent or Seller to perform its obligations hereunder or thereunder or subject any Transferred Entity to criminal liability or any other adverse action by any Government Entity that is significant to the Transferred Entities, taken as a whole.

Section 3.6    Non-Contravention.

(a)           The execution, delivery and performance by each of Parent and Seller of this Agreement and each of the Ancillary Agreements to which Parent or Seller is a party, and the consummation by Parent and Seller of the transactions contemplated hereunder and thereunder, do not and will not, with or without the giving of notice, the lapse of time or both, (i) conflict with or violate any provision of the Organizational Documents of either Parent or Seller, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings (x) referred to in Section 3.5 or (y) required to be received or made by any of the Transferred Entities, as contemplated by Section 4.3 and Section 4.4, conflict with, or result in the breach of, or constitute a default under, or result in the termination, Encumbrance, vesting, cancellation, modification or acceleration of any right or obligation of either Parent or Seller under, or result in a loss of any benefit to which either Parent or Seller is entitled under, any Contract, Benefit and Compensation Arrangement or other agreement or instrument binding upon Parent or Seller or to which the property of either Parent or Seller is subject, (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings (A) referred to in Section 3.5 or (B) required to be received or made by any of the Transferred Entities or by Buyer or any of its Affiliates, violate or result in a breach of or constitute a default under any Law to which either Parent or Seller is subject or under any Permit of either Parent or Seller that is related to the BGI Business, other than, in the case of clauses (ii)

and (iii), any conflict, breach, default, termination, Encumbrance, vesting, cancellation, modification, acceleration or loss that would not, individually or in the aggregate, reasonably be expected to impair or delay materially the ability of Parent or Seller to perform its obligations hereunder or thereunder.

(b)           The MSA has been terminated in accordance with its terms prior to the execution of this Agreement by Parent; and the “Seller Termination Fee” (as defined in the MSA) payable under the MSA will be paid in full on or after July 2, 2009 and prior to the Closing and neither Buyer nor any of its Affiliates, including the Transferred Entities (after payment of such Seller Termination Fee), shall have any liability, debts or other obligations (other than certain limited obligations of confidentiality in relation to information, knowledge or data regarding Blue Sparkle, L.P. and its Affiliates) to any Person in connection therewith or the transactions contemplated thereby.

Section 3.7    Investment Purpose.  Seller is acquiring the Equity Consideration for its own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or state securities or “blue sky” Law, or with any present intention of distributing or selling such Equity Consideration in violation of any such Law.  Seller acknowledges that the shares constituting the Equity Consideration are not registered under the Securities Act or any other applicable Law, and that such shares may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to Laws and regulations of other jurisdictions as applicable.

Section 3.8    Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of either Parent or Seller who would be entitled to any fee or commission from either Parent or Seller in connection with this Agreement, any of the Ancillary Agreements or the transactions contemplated hereunder and thereunder.

Section 3.9    Litigation.  As of the date of this Agreement, there is no Litigation pending and served or threatened in writing or, to the Knowledge of Seller, pending and not served or otherwise threatened against or affecting Parent or any of its Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement or that would, individually or in the aggregate, reasonably be expected to impair or delay materially the ability of Parent or Seller to perform its obligations hereunder.

Section 3.10  No Other Representations or Warranties.  Except for representations and warranties contained in this Agreement (including any certificates or other instrument delivered in connection therewith), none of Parent, Seller or any other Person makes any other express or implied representation or warranty on behalf of Parent or Seller relating to Seller.  BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT IN THE CASE OF FRAUD, PARENT, SELLER AND THEIR AFFILIATES WILL NOT HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO BUYER OR ANY OF ITS AFFILIATES OR ANY OTHER PERSON RESULTING FROM THE MAKING AVAILABLE OR FAILING TO MAKE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES, OR

ANY USE BY BUYER OR ANY OF ITS AFFILIATES OF, ANY INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT TO THE EXTENT ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE
TRANSFERRED ENTITIES AND THE BGI BUSINESS

Except as set forth in the Seller’s Disclosure Schedules, Seller represents and warrants to Buyer solely in respect of the Transferred Entities and the BGI Business, as of the date of this Agreement, as follows:

Section 4.1    Organization and Qualification.  Each Transferred Entity (other than a New Transferred Entity) is as of the date of this Agreement, and each Transferred Entity will be as of the Closing, a legal entity duly organized or incorporated, validly existing and, to the extent such concept is applicable under any applicable local Law, in good standing under the Laws of its jurisdiction of organization.  Each Transferred Entity (other than a New Transferred Entity) has as of the date of this Agreement and each Transferred Entity will have as of the Closing, all requisite corporate or other similar power and authority to own, lease and operate all of its properties and assets and to carry on its businesses in all material respects as conducted, owned, leased or operated as of the date of this Agreement.  Each Transferred Entity (other than a New Transferred Entity) is as of the date of this Agreement, and each Transferred Entity will be as of the Closing, duly qualified to do business in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its businesses requires such Transferred Entity to be so qualified, except for any failure to be so qualified that would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.  Seller has made available to Buyer, prior to the date of this Agreement, complete and correct copies of the Organizational Documents of each of the Transferred Entities, in each case, as in effect on the date of this Agreement.  Each Organizational Document of each Transferred Entity (other than a New Transferred Entity) is as of the date of this Agreement and will be as of the Closing, and of each New Transferred Entity will be as of the Closing, in full force and effect and there has been, or will be, no material violation thereof.

Section 4.2    Capitalization.

(a)           Section 4.2 of the Seller’s Disclosure Schedules sets forth, for each Transferred Entity (other than a New Transferred Entity), as of the date of this Agreement and as of the Closing, (A) the name and jurisdiction of organization of such Transferred Entity, (B) the number of shares of authorized and outstanding capital stock or other equity interests of such Transferred Entity and the names of the holders thereof and (C) the number of shares of authorized and outstanding capital stock or other equity interests of such Transferred Entity that are held in treasury by such Transferred Entity; provided, however that Section 4.2 of the Seller’s Disclosure Schedules will be updated prior to the Closing to reflect the organization of the New Transferred Entities.  As of the date of this Agreement, all of the outstanding shares of capital stock and other equity interests of the Transferred Entities (other than the New Transferred Entities) have been, and as of the Closing, all of the outstanding shares of capital stock and other equity interests of the Transferred Entities will be, duly authorized and are validly issued, fully paid and non-assessable and not issued in violation of any Equity Rights.  As of the date of this Agreement and as of the Closing, there are no securities, preemptive or other outstanding rights, rights of first refusal, options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, plans, “tag along” or “drag along” rights, agreements, arrangements, undertakings or commitments of any character (collectively, “Equity Rights”) (i) under which any Transferred Entity is or may become obligated to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations that are exercisable or exchangeable for, or convertible into, any shares of the capital stock or other equity interests, of such Transferred Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding, (ii) giving any Person a right to subscribe for or acquire any Transferred Equity Interests or (iii) obligating any of the Transferred Entities to issue, grant, adopt or enter into any such Equity Right in respect of any Transferred Entity.  As of the date of this Agreement and as of the Closing, none of the Transferred Entities has any (x) outstanding Indebtedness that could convey to any Person the right to vote, or that is convertible into or exercisable for Transferred Equity Interests or equity of any Transferred Entity or (y) Equity Rights that entitle or convey to any Person the right to vote with the holders of Transferred Equity Interests or equity of any Transferred Entity on any matter.  As of the date of this Agreement and as of the Closing, the outstanding capital stock and other equity interests of the Transferred Entities are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such capital stock or other equity interests.  As of the date of this Agreement and as of the Closing, there are no outstanding or authorized phantom stock, profit participation or similar rights providing economic benefits based, directly or indirectly, on the value or price of the capital stock or other equity interests of the Transferred Entities.  As of the date of this Agreement and as of the Closing, no Transferred Entity has any proprietary investment with a fair market or book value in excess of $5,000,000 or which represents five percent (5%) or more of the voting securities of any such Person other than another Transferred Entity.

(b)           Immediately prior to the Next Day Transfer, UK Holdings will have no material assets or material liabilities other than 100% of the issued and outstanding equity securities of Japan Company.

Section 4.3    Consents and Approvals.  Other than the Seller’s Required Approvals or as set forth on Section 4.3 of the Seller’s Disclosure Schedules (the “Transferred Entities’ Required Approvals”), no Transferred Entity is required to obtain any authorization, waiver, consent or approval of, or make any filing or registration with, or give any notice to, any Government Entity or to obtain any Permit in connection with the execution, delivery and performance by Seller of this Agreement or any of the transactions contemplated by this Agreement, other than any authorization, waiver, consent, approval, filing, registration, notice or Permit the failure of which to obtain, make or give would not, individually or in the aggregate, be reasonably expected to materially impair or delay the ability of Seller to perform its obligations hereunder or subject any Transferred Entity to any criminal liability or any other adverse action by any Government Entity that is significant to the Transferred Entities, taken as a whole.

Section 4.4    Non-Contravention.  The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Seller of the transactions contemplated by this Agreement and each of the Ancillary Agreements to which it is a party, do not and will not, with or without the giving of notice, the lapse of time or both, (a) conflict with or violate any provision of the Organizational Documents of any Transferred Entity, (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings (i) referred to in Section 4.3 or (ii) required to be received or made by Seller, as contemplated by Section 3.5 and Section 3.6, conflict with, or result in the breach of, or constitute a default under, or result in the termination, Encumbrance, vesting, cancellation, modification or acceleration of any right or obligation of any Transferred Entity under, or result in a loss of any benefit to which any Transferred Entity, any Fund or the BGI Business is entitled under, any Contract, Benefit and Compensation Arrangement or other agreement or instrument binding upon any Transferred Entity or to which the property of any Transferred Entity is subject, (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings (i) referred to in Section 4.3 or (ii) required to be received or made by Seller or by Buyer or any of its Affiliates, violate or result in a breach of or constitute a default under any Law to which any Transferred Entity or any Fund is subject or under any Permit of any Transferred Entity that is primarily related to the BGI Business, other than, in the case of clauses (b) and (c), any conflict, breach, default, termination, Encumbrance, vesting, cancellation, modification, acceleration or loss that would not, individually or in the aggregate, reasonably be expected to impair or delay materially the ability of Seller to perform its obligations hereunder or thereunder or subject any Transferred Entity, Fund or Buyer or any of its Affiliates to criminal liability or any other adverse action by any Government Entity that is significant to the Transferred Entities, taken as a whole.

Section 4.5    Financial Information.

(a)           Set forth on Section 4.5 of the Seller’s Disclosure Schedules are complete and correct copies of the unaudited combined balance sheet of the Transferred Entities as of December 31, 2008, December 31, 2007 and December 31, 2006 (the “Unaudited Balance Sheet”) and the unaudited combined statement of income for the Transferred Entities for the years ended December 31, 2008 (such statement of income for 2008, together with the Unaudited Balance Sheet as of December 31, 2008, the “2008 Unaudited Financial Statements”, December 31, 2007 and December 31, 2006 (together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”). The Unaudited Financial Statements have been derived from the accounting books and records of the Transferred Entities and present fairly, in all material respects, the combined financial position and results of operations of the Transferred Entities as of and for the dates and periods thereof, and each of such Unaudited Financial Statements has been prepared in accordance with IFRS applied on a basis consistent with past practice, except as expressly provided in the Unaudited Financial Statements.

(b)           The books and records of the Transferred Entities have been maintained in all material respects in accordance with reasonable business practices.  The Unaudited Balance Sheet does not reflect any material asset that is not intended to constitute a part of the BGI Business after giving effect to the transactions contemplated hereunder (excluding routine dispositions of assets in the ordinary course of business consistent with past practice), and the income statement for the year ended December 31, 2008 included in the Unaudited Financial Statements does not reflect the results of any material operations of any Person that are not intended to constitute a part of the BGI Business after giving effect to the transactions contemplated hereunder.  Such income statement reflects all material costs that historically have been incurred in connection with the operation of the BGI Business.

(c)           The Transferred Entities maintain in all material respects internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Transferred Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the Transferred Entities are being made only in accordance with authorizations of management and directors of the Transferred Entities and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Transferred Entities that could have a material effect on the financial statements.

(d)           Section 4.5(d) of the Seller’s Disclosure Schedules correctly sets forth all Indebtedness of the Transferred Entities to third parties (which, for the avoidance of doubt, does not include Seller and its Affiliates) as of the date hereof, and for each item of such Indebtedness set forth thereon, identifies the debtor, the principal amount as of the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing the Indebtedness.

Section 4.6    Litigation and Claims.

(a)           Other than with respect to Taxes (the sole representations with respect to which are set forth in Section 4.7 and 4.17(j) through (n)), Section 4.6(a) of the Seller’s Disclosure Schedules contains as of the date hereof a complete and correct list of all material pending and served and or threatened in writing or, to the Knowledge of Seller, any other material unserved or orally threatened Litigation and governmental investigations concerning the Transferred Entities or the BGI Business.  Other than with respect to Taxes (the sole representations with respect to which are set forth in Section 4.7 and Section 4.17(j) through (n)), there is no civil, criminal, administrative or regulatory action or Litigation by any Person pending, or to the Knowledge of Seller, threatened against or relating to any of the Transferred Entities, or any of their properties, assets or rights or the BGI Business, that, individually or in the aggregate, have had or would reasonably be expected to be material to the Transferred Entities, taken as a whole.

(b)           Other than with respect to Taxes (the sole representations with respect to which are set forth in Section 4.7 and Section 4.17(j) through (n)) or as set forth on Section 4.6(b) of the Seller’s Disclosure Schedules, no Transferred Entity nor the BGI Business is subject to any order, writ, judgment, award, injunction or decree of any Government Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.

Section 4.7    Taxes.  As of the date of this Agreement and as of the Closing Date with respect to a Transferred Entity:

(a)           All material Tax Returns with respect to the Transferred Entities required to be filed have been duly and timely filed with the appropriate Government Entity, and all such Tax Returns are true, correct and complete in all material respects, and the Transferred Entities have timely paid all Taxes shown as due on such Tax Returns.  All other material Taxes of the Transferred Entities have been paid, or an adequate provision has been made therefor on the appropriate financial statements in accordance with GAAP, IFRS, or other relevant applicable accounting principles.

(b)           Each of the Transferred Entities has withheld from its employees, independent contractors or Affiliates, and other third parties all amounts required to be withheld with respect to any amounts paid or benefits furnished to any such Person and timely paid such amounts withheld to the appropriate Government Entity (or other authority) or set aside in an account for such purpose such amounts for all periods, in each case, in material compliance with all Tax withholding provisions (including income, social security, Indirect Taxes and employment Tax withholding for all types of compensation) under applicable Laws, and is in compliance with all applicable Laws regarding the filing, solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign Tax reporting requirements.

(c)           There are no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes with respect to any of the Transferred Entities, no material issues that have been raised by a Government Entity in connection with any examination of the Tax Returns referred to in Section 4.7(a) are currently pending, and all material deficiencies asserted or material assessments made, if any, as a result of such examinations have been paid in full, or an adequate provision has been made therefor on the appropriate financial statements in accordance with GAAP, IFRS, or other relevant applicable accounting principles.  None of the Transferred Entities (x) is the subject of any material agreement, ruling or arrangement in respect of Taxes with any Government Entity, and no such agreement, ruling or arrangement is pending or (y) is or has been entitled to any Tax holiday, Tax credit, or other similar Tax incentive or benefit from any jurisdiction (other than such benefits as are generally available to all Persons engaged in business and subject to tax as a resident in such jurisdiction), which would be subject to forfeiture, recapture, or other recovery by the Government Entity granting such benefit in connection with the transactions contemplated hereby or in connection with any dissolution, or cessation of business in, or withdrawal of assets from or a reduction of the number of employees in the relevant jurisdiction.

(d)           None of the Transferred Entities has any material liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e)           There are no Encumbrances for Taxes, other than Permitted Encumbrances, upon any of the assets of any Transferred Entity.

(f)           No (A) waiver of any statute of limitations in respect of material Taxes, (B) agreement for any extension of time with respect to a Tax assessment or deficiency or (C) power of attorney has been granted with respect to material Taxes, in each case, relating to any Transferred Entity or the assets thereof.  None of the Transferred Entities is a party to, bound by, or has any obligation or liability under, any Tax allocation or sharing agreement or arrangement.

(g)           None of the Transferred Entities will be required to include any item of income in or exclude any item of deduction from, taxable income for any period ending after the Closing as a result of any (i) request for a ruling, advance pricing agreement, or “closing agreement” as defined in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or foreign Tax law); (ii) material installment sale or open transaction disposition made on or before the Closing Date; (iii) adjustment pursuant to Section 481(a) of the Code or any similar provision of U.S. state or local Tax law; or (iv) material deferred intercompany item; (v) excess loss account as described in Treasury Regulations under Section 1504 or any similar provision of U.S. state or local Tax law.

(h)           No Foreign Transferred Entity has any investment in United States property within the meaning of Section 956(c) of the Code.

(i)           Each of the Transferred Entities is, and has at all times during its existence been, classified for U.S. income Tax purposes as the type of entity set forth in Section 4.7(i) of the Seller’s Disclosure Schedules hereto.

(j)           None of the Transferred Entities is or has been a member of any consolidated, combined, connected, unitary affiliated or similar group of corporations that filed or was required to file consolidated, combined or unitary Tax Returns (or any Tax Returns of a similar nature or statues under the provisions of U.S. federal, state, local or foreign Law) other than a group which includes only Transferred Entities.

(k)           None of the Transferred Entities has constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(e)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355 of the Code) with the transactions contemplated by this Agreement.

(l)           There has been made available to Buyer correct and complete copies of the relevant portion of all federal and other material Tax Returns of the Transferred Entities for the taxable periods ending within the last three calendar years before the Closing Date, which have been filed.

(m)           Section 4.7(m) of the Seller’s Disclosure Schedules lists all foreign, state and local jurisdictions in which any Transferred Entities file Tax Returns.  No claim or inquiry has been made by any Government Entity in a jurisdiction in which a Transferred Entity does not file

Tax Returns that it is or may be subject to taxation or any requirement to file Tax Returns in such jurisdiction.

(n)           No Transferred Entity has (i) participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A), (ii) promoted, marketed, offered to sell, sold or advised in respect of any such “listed transaction.”

(o)           As at immediately following the closing of the Next Day Transfer, UK Holdings will have distributable reserves of not less than £1.

(p)           Each UK Entity has (or Seller and its Affiliates, on behalf of each UK Entity, have) preserved all material records required by law to be preserved and all other material records required for the delivery of correct and complete Tax Returns or the computation of any Tax.

(q)           Each UK Entity has made and submitted each claim, disclaimer, election, notice and consent relating to Taxes assumed to have been made for the purposes of its statutory accounts.

(r)           No UK Entity is under an obligation to pay, nor has any UK Entity paid or agreed to pay at any time in the last 6 months, any compensation for loss of office not deductible in computing its income for the purposes of UK corporation tax.

(s)           No UK Entity is, and no UK Entity has been at any time within the last seven years, a close company as defined in s414 Income and Corporation Taxes Act 1988 (“ICTA”).

(t)           Each UK Entity is and has, throughout the past three years, been resident solely in the United Kingdom for all Tax purposes and is not and has not been treated as resident or subject to Tax in any other jurisdiction for any Tax purpose. No UK Entity has, nor has any UK Entity had, a branch, agency or permanent establishment outside the United Kingdom.

(u)           No UK Entity is and no UK Entity has been treated as a branch, agency or permanent establishment in the UK or as a UK representative of any other person for UK Tax purposes in the past three years.

(v)           No UK Entity has carried out or caused or permitted to be carried out any transaction (i) specified at the relevant time in s765(1) ICTA otherwise than with the prior consent of HM Treasury which (for the avoidance of doubt) includes consent pursuant to the Treasury General Consents (ii) specified at the relevant time in s765A ICTA without having duly provided the required information to HM Revenue & Customs.

(w)           All documents in the enforcement of which any UK Entity may be interested have been duly stamped (to the extent liable for ad valorem duty) and so far as Seller is aware no document in the enforcement of which any UK Entity may be interested has not been stamped by reason of it being executed and retained abroad.

(x)           No UK Entity has any unpaid liability to stamp duty reserve tax and no conditional agreement has been entered into prior to the Closing which could lead to any UK

Entity incurring such a liability or becoming accountable for stamp duty reserve tax at any time after the Closing.

(y)           Each UK Entity has duly filed all land transaction returns required by law to be filed and has paid all stamp duty land tax properly due in respect of such land transactions.

(z)           Each UK Entity is duly registered for VAT purposes or a member of a VAT Group and its registration is not and has not in the last four years been subject to any conditions or to any requirement to provide security.

(aa)           To the extent that any UK Entity has been a member of a VAT Group in the last four years, the names of such UK Entities, the name(s) of the representative member(s) of the relevant VAT Group(s) and the VAT registration number(s) of such VAT Group(s) are set out in the Seller's Disclosure Schedules.

(bb)           No UK Entity is or has been involved in, or is or has been involved in promoting, any arrangement, scheme, transaction or series of transactions disclosure of which was or would be (if entered into on Closing) required pursuant to Part 7 Finance Act 2004,Schedule 11A Value Added Tax Act 1994 or regulations made under s132A Social Security Administration Act 1992.

Section 4.8    Employee Benefits.

(a)           All employment (or form of employment), benefit and compensation agreements, plans, contracts, programs, policies or arrangements covering one or more Employees or former employees of a Transferred Entity (to the extent there is a current or future obligation to such former employee under any Assumed Benefit and Compensation Arrangement), including any trust instruments and insurance contracts forming a part thereof, any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based or other incentive, bonus, consulting, post-retirement insurance, workers’ compensation, disability, fringe or other benefit, vacation and severance plans and all severance and change in control agreements, plans, contracts, programs, policies or arrangements, including without limitation any “employee benefit plans” within the meaning of Section 3(3) of ERISA and all amendments thereto (the “Benefit and Compensation Arrangements”), are listed on Section 4.8(a) of the Seller’s Disclosure Schedules.  Each Benefit and Compensation Arrangement or portion thereof sponsored solely by any Transferred Entity or one of its Subsidiaries (except as otherwise set forth in Section 4.8(a) of the Seller’s Disclosure Schedule) is separately identified on Section 4.8(a) of the Seller’s Disclosure Schedules and is referred to herein as an “Assumed Benefit and Compensation Arrangement.”  Each Assumed Benefit and Compensation Arrangement that provides only health, welfare, retirement and other employee benefits shall be referred to herein as an “Assumed Benefit Arrangement.”  Seller has delivered to Buyer (A) a copy of each Assumed Benefit and Compensation Arrangement and a summary of each material Benefit and Compensation Arrangement that is not an Assumed Benefit and Compensation Arrangement, and (B) with respect to each Assumed Benefit and Compensation Arrangement (where applicable), (i) the most recent summary plan description, (ii) the most recent determination letter received from the Internal Revenue Service with respect to such plan, (iii) the most recent Form 5500 Annual Report, (iv) the most recent audited financial statement and actuarial valuation report, and (v) the version effective as of the date of this Agreement of all related agreements (including trust agreements), insurance Contracts and other Contracts which implement such plan.

(b)           In relation to the Bank UK Retirement Fund, Seller has made available to Buyer prior to the date of this Agreement complete and correct copies of the most recent trust deed and rules governing such scheme and all subsequent explanatory booklets and member announcements related to the sections of the Bank UK Retirement Fund in which Employees participate.

(c)           All Benefit and Compensation Arrangements are and have been operated in compliance in all material respects with all applicable Laws of the relevant jurisdiction (including any local regulatory or Tax approval requirements) and, to the extent relevant, the governing provisions of the relevant Benefit and Compensation Arrangement (such Laws and provisions hereinafter referred to as “Applicable Local Law”).  No material Litigation is pending or, to the Knowledge of Seller, threatened with respect to any Benefit and Compensation Arrangement.

(d)           Each Assumed Benefit and Compensation Arrangement that is a U.S. Benefit and Compensation Arrangement and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue stating that the plan is so qualified and to the Knowledge of Seller no event exists that is reasonably likely to result in the loss of such qualification.

(e)           None of Parent, Seller nor any of the Transferred Entities nor any ERISA Affiliate has, within the six year period prior to the date of this Agreement, ever maintained, established, sponsored, participated in, or contributed to, any U.S. Benefit and Compensation Arrangement that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA subject to Title IV of ERISA or Section 412 of the Code.  The term “ERISA Affiliate” means any Person that, together with Seller or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code.  No direct, contingent or secondary liability has been incurred or is expected to be incurred by any Transferred Entity under Title IV of ERISA to any party with respect to any U.S. Benefit and Compensation Arrangement or “multiemployer plan” within the meaning of Section 3(37) of ERISA, or with respect to any other U.S. Benefit and Compensation Arrangement presently or heretofore maintained or contributed to by any ERISA Affiliate.

(f)           All material contributions, reserves or premium payments required to be made with respect to any Employee under the terms of any Assumed Benefit and Compensation Arrangement have been made or have been accrued or otherwise adequately reserved for in the Unaudited Financial Statements or will otherwise be timely made prior to the Closing Date.

(g)           There has been no amendment to, or announcement by Seller or any of its Affiliates in respect of the Employees relating to, or change in employee participation or coverage under, any Assumed Benefit and Compensation Arrangement which would increase materially the expense of maintaining such Assumed Benefit and Compensation Arrangement above the level of the expense incurred therefor for the year ended December 31, 2008.

(h)           Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any Employees to severance pay or benefits or any increase in severance pay, benefits or would result in an increase in the applicable notice period upon any termination of employment on or after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to any of the Benefit and Compensation Arrangements to any Employees, (iii) limit or restrict the right of Buyer or any of its Affiliates in respect of the Employees to merge, amend or terminate any of the Assumed Benefit and Compensation Arrangements, (iv) cause Seller or any of its Affiliates in respect of the Employees to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (v) result in payments under any of the Assumed Benefit and Compensation Arrangements which would not be deductible under Section 280G of the Code or any Applicable Local Law.

(i)           No Benefit and Compensation Arrangement is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Benefit and Compensation Arrangement, a “Foreign Benefit Plan”).  To the Knowledge of Seller, all Foreign Benefit Plans (i) have been established, maintained and administered in compliance in all material respects with their terms and all applicable Laws of any controlling Government Entity and (ii) that are subject to a funding requirement under Applicable Local Law are in material compliance with such requirement.

(j)           Each Assumed Benefit and Compensation Arrangement that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

(k)           No U.S. Benefit and Compensation Arrangement that is an Assumed Benefit and Compensation Arrangement provides, or reflects or represents any liability to provide, material retiree health or life benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any Employee, or any spouse or dependent of any such Employee, beyond such Employee’s retirement or other termination of employment with Seller and its Subsidiaries other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (iii) disability benefits that have been fully provided for by insurance under a Benefit and Compensation Arrangement that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (iv) benefits with respect to one or more of the employment contracts set forth on Section 4.8(k) of the Seller’s Disclosure Schedules.

(l)           No Transferred Entity is a party to any agreement or arrangement as to which payments of compensation would constitute “non-qualified deferred compensation” of a “non-qualified entity” (each within the meaning of Section 457A of the Code).

Section 4.9    Permits.  The Transferred Entities (excluding UK Trust Manager which does not as of the date of this Agreement conduct any business) hold, and the New Transferred Entities will hold as of immediately prior to the Closing, all Permits required in order to permit the Transferred Entities and the New Transferred Entities to own or lease their properties and assets and to conduct the BGI Business under and pursuant to all applicable Laws, in each case, other than any failure to hold any Permit that would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.  All such Permits are valid and in full force and effect, except for those the failure of which to be valid or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.  No violations with respect to such Permits have occurred that would, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole, and no Litigation is pending and served or threatened in writing or, to the Knowledge of Seller, pending and not served or otherwise threatened to suspend, cancel, modify, revoke or materially limit any such Permits, which Litigation would, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.  Each Employee who is required to be registered or licensed as a registered representative, investment adviser representative, sales person or an equivalent person with any Government Entity is duly registered as such and such registration is in full force and effect, except for such failures to be so registered or for such registration to remain in full force and effective that, individually or in the aggregate, would not reasonably be expected to be material to the Transferred Entities, taken as a whole.

Section 4.10  Environmental Matters.  (i)  To the Knowledge of Seller, the Transferred Entities are in compliance in all material respects with all Environmental Laws applicable to the conduct and operation of their businesses or pertaining to any properties or assets of the Transferred Entities (including any real property now or previously owned by a Transferred Entity during the past five years from the date of this Agreement); (ii) the Transferred Entities have not received in the last 12 months any written notice, demand, letter, claim or request for information alleging that they are materially in violation of or liable under any material Environmental Law applicable to the conduct and operation of their businesses, or pertaining to any properties or assets of the Transferred Entities and which remains outstanding as of the date of this Agreement; (iii) no Transferred Entity is subject to any order, decree or injunction with any Government Entity concerning liability under any Environmental Law that would, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole; (iv) to the Knowledge of Seller, there are no material events, circumstances or conditions at or relating to any real property now or previously owned during the past five years from the date of this Agreement or now leased in connection with the businesses of the Transferred Entities or the BGI Business that would reasonably be expected to result in a material liability to the Transferred Entities under any Environmental Law; and (v) Seller has provided or made available to Buyer all material environmental reports, assessments, investigations or other analyses in Seller’s possession or control relating to property now or previously owned during the past five years from the date of this Agreement or now leased in connection with the businesses of the Transferred Entities.

Section 4.11  Intellectual Property.

(a)           The Transferred Entities either exclusively own free and clear of all Encumbrances, other than Permitted Encumbrances, or have the right pursuant to written Contracts to use, all material Intellectual Property that is used in the conduct of the BGI Business or by a Transferred Entity.

(b)           Section 4.11(b) of the Seller’s Disclosure Schedules includes a complete and accurate list of all United States, foreign and multinational: (i) Patents and Patent applications; (ii) Trademarks and Trademark applications; (iii) Internet domain names and (iv) Copyright registrations and applications that are owned by one or more of the Transferred Entities.

(c)           Section 4.11(c) of the Seller’s Disclosure Schedules includes a complete and accurate list of all material software programs that are owned by one or more of the Transferred Entities.

(d)           The conduct of the businesses of the Transferred Entities as conducted as of the date of this Agreement does not materially infringe, misappropriate or otherwise violate the Intellectual Property of any other Person or constitute unfair competition or trade practices under the Laws of any jurisdiction that would, individually or in the aggregate, reasonably be expected to be material to the BGI Business as a whole.  Neither Seller nor any of the Transferred Entities has within the past two years received any written notice or written claim asserting any of the foregoing.  To the Knowledge of Seller, none of the material Intellectual Property owned by any of the Transferred Entities is being infringed, misappropriated or otherwise violated by any other Person.  Neither Seller nor any of the Transferred Entities has entered into any Contract granting any other Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the material Intellectual Property owned by any of the Transferred Entities.

(e)           The Transferred Entities have taken commercially reasonable steps to protect their rights in the material Trade Secrets owned by any of them, excluding any information that any Transferred Entity, in the exercise of its business judgment, determined was of insufficient value to protect as a Trade Secret.

(f)           Except as set forth on Section 4.11(f) of the Seller’s Disclosure Schedules, neither Seller nor any of the Transferred Entities has conveyed, pledged or otherwise transferred ownership of, or granted or agreed to grant any exclusive license of or right to use, or granted joint ownership of, any material Intellectual Property owned by any of the Transferred Entities to any other Person.  None of the material Intellectual Property owned by any of the Transferred Entities is subject to any proceeding or any outstanding decree, order or judgment that restricts in any material respect the relevant Transferred Entity’s use, transfer or licensing of such material Intellectual Property.

(g)           The Transferred Entities use commercially reasonable efforts to protect, in all material respects, (i) personally identifiable information provided by the Transferred Entities’ customers and website users from unauthorized disclosure or use and (ii) the security of their information technology systems, and none of the Transferred Entities has, as of the date hereof, received, within the past 24 months, any written claim pending against them alleging any material breach, violation, misuse or unauthorized disclosure of any of the foregoing.  The Transferred Entities have not experienced, within the past 24 months, any data loss, breach of security, or other unauthorized access, in any such case, material to the BGI Business, taken as a whole, to its information technology systems or databases by any Person.

(h)           From and after the Closing, the Transferred Entities will own or have the right to use pursuant to written Contracts, or as otherwise provided pursuant to this Agreement or any Ancillary Agreement, all Intellectual Property necessary to conduct the BGI Business in all material respects as conducted on the date of this Agreement and immediately prior to the Closing.

Section 4.12  Labor.

(a)           None of the Transferred Entities is a party to or bound by any labor agreement, union contract or collective bargaining agreement, and there are no labor unions or other organizations representing any Employee, works councils or employee representative bodies within the Transferred Entities or affecting the Transferred Employees, other than omnibus agreements covering substantially all Employees in a foreign jurisdiction pursuant to the Laws or customary practice of that jurisdiction respecting employees.  Each Transferred Entity and Seller and any other Seller Affiliate (in respect of the employment of any of the Employees) which employs any Employee is or has been in compliance in all material respects with all applicable Laws in respect of employment and employment practices including, without limitation, all Laws in respect of terms and conditions of employment, health and safety, employee independent contractor classifications, wages and hours of work, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and the collection and payment of withholding or social security Taxes and any similar Tax. Since January 1, 2008, there has not been, and there is not now pending or, to the Knowledge of Seller, threatened (a) any material strike, lockout, slowdown, picketing or work stoppage with respect to the Employees or (b) any unfair labor practice charge against the Transferred Entities, in the case of (b), that have had or resulted in or would, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.

(b)           Each person who primarily provides services to a Transferred Entity is an Employee.  Section 4.12(b) of Seller’s Disclosure Schedules lists or describes (i) each Contract, and each outsourcing, agency or other arrangement (whether with third parties or with Seller or any Affiliate of Seller and whether formal or informal), pertaining to the provision of the services of employees (whether on a full time or part time basis) to any Transferred Entity, and (ii) each person who is employed by Seller or an Affiliate (other than a Transferred Entity) who primarily provides services to a Transferred Entity (each such person, unless otherwise noted in Section 4.12(b) of Seller’s Disclosure Schedules, a “Transferred Employee”).

Section 4.13  Contracts.

(a)           Section 4.13(a) of the Seller’s Disclosure Schedules contains a complete and correct list of all of the following Contracts, in effect as of the date of this Agreement, to which a

Transferred Entity is a party, is bound by or subject to, or pursuant to which the BGI Business is conducted (the “Specified Contracts”):

(i)           any Contract for the placement, distribution or sale of shares, units or other ownership interests of a Fund that is reasonably expected to provide for payments to, or provide for payments from, a Transferred Entity in excess of $5,000,000 in 2009;

(ii)           any administration agreement or any other Contract for the provision of administrative services that is reasonably expected to provide for payments to, or provide for payments from a Transferred Entity in 2009 in excess of $10,000,000 and by its terms is not terminable without penalty by a Transferred Entity upon notice of 180 days or less;

(iii)           any Contract, other than a Benefit and Compensation Arrangement, that is reasonably expected to provide for payments to, or provide for payments from, a Transferred Entity in excess of $10,000,000 in 2009;

(iv)           any Contract prohibiting or materially restricting the ability of any Transferred Entity to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person;

(v)           any Contract for any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits or expenses or payments based on revenues, profits, or assets under management of any Affiliate of Parent or any Fund that is reasonably expected to account for revenue to the BGI Business in 2009 in excess of $10,000,000 on an annual (or annualized) basis or that would reasonably be expected to be material to the Transferred Entities, taken as a whole;

(vi)           any Contract relating to any Indebtedness of a Transferred Entity in an amount in excess of $5,000,000, other than:  (A) any mortgage or similar Indebtedness secured by specific property owned by or on behalf of a Client; (B) any Indebtedness solely between Transferred Entities; or (C) any Indebtedness for which no Transferred Entity will be liable following the Closing;

(vii)           any Contract (including any so-called take-or-pay or keep well agreements) under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of any Transferred Entity in respect of the BGI Business that would reasonably be expected to be material to the Transferred Entities, taken as a whole, or (B) a Transferred Entity has directly or indirectly guaranteed or otherwise agreed to be responsible for Indebtedness or liabilities of any Person (other than any Transferred Entity) in each case in excess of $10,000,000;

(viii)           any Contract that provides for earn-outs or other similar contingent obligations that would reasonably be expected to result in annual payments in 2009 of $5,000,000 or more;

(ix)           any Contract entered into since January 1, 2007 for the acquisition or disposition of a Person or a division of a Person, or for the acquisition or sale of any assets (including Intellectual Property), properties, equity interests or rights, other than any such sale or acquisition in the ordinary course of business or any such sale or acquisition that would not reasonably be expected to be material to the Transferred Entities, taken as a whole; and

(x)           any BGI Affiliate Arrangement that will be in effect after the Closing.

(b)           Seller has made available to Buyer prior to the date of this Agreement a complete and correct copy of each written Specified Contract (except in certain instances such Specified Contracts or portions thereof have been withheld as described in Seller’s Disclosure Schedules or redacted) and accurate and complete descriptions of all material terms of each oral Specified Contract, including all material amendments, modifications and supplements thereto as in effect on the date of this Agreement.  Each (i) Specified Contract, (ii) Investment Advisory Arrangement which accounts for more than $1,000,000 of revenue to the BGI Business on an annualized basis and (iii) Contract that is reasonably expected to provide for payments to a Transferred Entity in excess of $1,000,000 in 2009 that contains key person provisions pertaining to employees of a Transferred Entity ((i), (ii) and (iii) being the “Significant Contracts”) is in full force and effect, and is valid and binding on the Transferred Entity that is a party thereto, and, to the Knowledge of Seller, on each other party thereto.  There exists no breach or default of any Significant Contract on the part of any Transferred Entity which (with or without notice or lapse of time or both) would, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.  No Transferred Entity has received any written notice of an intention to terminate, not to renew or to challenge the validity or enforceability of any Significant Contract, the termination, failure to renew or challenge of which would, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.

(c)           As of the date hereof, no Transferred Entity has entered into and is bound by or subject to any of the following:

(i)           other than investment management and distribution Contracts entered into in the ordinary course of business consistent with past practice, any Contract providing for the indemnification of any Person with respect to liabilities, whether absolute, accrued, contingent or otherwise that would reasonably be expected to result in aggregate indemnification payments by a Transferred Entity in excess of $10,000,000;

(ii)           other than Contracts entered into in the ordinary course of business, any type of Contract to cap fees, share fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder that in any such case would be material to the Transferred Entities, taken as a whole; or

(iii)           other than Contracts entered into in the ordinary course of business consistent with past practice, any Contract requiring any Transferred Entity (A) to co-invest with any other Person, (B) to provide seed capital or similar investment or (C) to invest in any investment product, in each case in an amount in excess of $5,000,000 individually.

(d)           Notwithstanding anything to the contrary contained in this Agreement, in no event shall Specified Contracts include any Investment Advisory Arrangement.

(e)           Attached as Section 4.13(e) of the Seller’s Disclosure Schedules is a description of any “most favored nation” provision in any Investment Advisory Arrangement which provided revenue to Seller and its Affiliates in excess of (i) $1,000,000 in 2008 for Investment Advisory Arrangement with U.S.-based clients and (ii) $5,000,000 in 2008 for all other Investment Advisory Arrangements.

(f)            Attached as Section 4.13(f) of the Seller’s Disclosure Schedules is a description of any “key person” provision pertaining to employees of a Transferred Entity in any Contract that is reasonably expected to provide for payments to a Transferred Entity in excess of $10,000,000 in 2009.

(g)           Seller has made available to Buyer a true and complete copy of its form of counterparty security lending (borrower default) indemnity Contract and its forms of cash fund capital support Contracts, in each case provided to certain funds and clients of the securities lending or short-term cash businesses of the BGI Business, and none of the Contracts used by the Transferred Entities for such purposes materially deviates from such standard forms.

Section 4.14  Absence of Changes.  During the period between December 31, 2008 and the date of this Agreement, except for any actions taken in connection with (a) any transactions contemplated by this Agreement or any Ancillary Agreement or the MSA or (b) any efforts to sell the Transferred Entities or any business thereof, (x) each Transferred Entity and each Fund  has conducted its business in the ordinary course consistent with past practices of such Transferred Entity or such Fund, except for any actions by a Fund that are directed or recommended by a Transferred Entity, or are otherwise approved or effected by the relevant Fund board or trustee, in the ordinary course of the Transferred Entity’s or the Fund’s business, and (y) no Transferred Entity has and, in connection with the BGI Business, Seller has not taken any action that would be prohibited by the terms of Section 6.2(A), Section 6.2(B), Section 6.2(F), Section 6.2(G)(iv) and Section 6.2(H), had such terms been applicable during such period.  During the period between December 31, 2008 and the date of this Agreement, there has not occurred a Material Adverse Effect.  Except as set forth on Section 6.2 of the Seller’s Disclosure Schedule, from June 11, 2009 through the date of this Agreement, no Transferred Entity has, and Seller has not in connection with the BGI Business, taken any action that would be prohibited by Sections 6.2(A) through (R), had such terms been applicable during such period (assuming that Seller requested Buyer’s consent in each case therefor).

Section 4.15  Compliance.

(a)           Seller has made available to Buyer prior to the date of this Agreement correct and complete composite copies of (i) each Uniform Application for Investment Adviser Registration on Form ADV as on file with the SEC as of the date of this Agreement relating to any of the Transferred Entities and including Part II thereof (or a brochure in lieu thereof), reflecting all amendments thereto to the date of this Agreement (each, a “Form ADV”), and (ii) any other similar applications, forms and filings that are material to the BGI Business and required to be made by any Transferred Entity under any applicable Law in connection with its business as an investment adviser.  Such applications, forms and filings are in compliance in all material respects with the applicable requirements of the Investment Advisers Act and such other applicable Laws, and Seller, its Affiliates and the Transferred Entities have conducted their respective businesses in compliance in all material respects with applicable requirements of the Investment Advisers Act and such other applicable Laws.

(b)           Seller has made available to Buyer prior to the date of this Agreement correct and complete copies of each application on Form 7-R filed since January 1, 2007 relating to any of the Transferred Entities, reflecting all amendments thereto to the date of this Agreement (each, a “Form 7-R”).  The Forms 7-R are in material compliance with the applicable requirements of the Commodity Exchange Act and the rules of the National Futures Association, and the Transferred Entities have conducted their respective businesses in compliance in all material respects with applicable requirements of the Commodity Exchange Act and the rules of the National Futures Association.  Each Fund (or the operator thereof) that is exempt from registration (as a commodity pool operator under the Commodity Exchange Act) has filed an appropriate claim of exclusion or exemption to the extent required, and each Fund (or the operator thereof) (x) has filed all applicable documentation with the National Futures Association except to the extent the failure of which to file documentation would not, individually or in the aggregate, be reasonably expected to materially impair the Fund’s ability to conduct its business, and (y) has conducted its business in compliance in all material respects with applicable requirements of the Commodity Exchange Act and the rules of the National Futures Association.  Each Transferred Entity that falls within the definition of commodity trading advisor (“CTA”) as defined in the Commodity Exchange Act has either filed an appropriate claim of exemption or has registered as a CTA and has filed all applicable documentation and has conducted (to the extent required to comply with an exemption) its business in compliance in all material respects with applicable requirements of the Commodity Exchange Act and the rules of the National Futures Association.

(c)           Each Broker-Dealer is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof.  Each Broker-Dealer is a member in good standing with FINRA and in compliance in all material respects with all applicable rules and regulations of FINRA.  Each Broker-Dealer is duly registered as a broker-dealer under, and in compliance in all material respects with, the Laws of all jurisdictions in which it is required to be so registered and each non-U.S. broker dealer has all material Permits and memberships, and operates in compliance in all material respects with all applicable Laws.

(d)           Seller has made available to Buyer prior to the date of this Agreement correct and complete copies of each Broker-Dealer’s Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2007 and through the date of this Agreement, reflecting all amendments thereto filed with the SEC prior to the date of this Agreement (a “Form BD”).  The Form BD of each Broker-Dealer is in compliance in all material respects with the applicable requirements of the Exchange Act.

(e)           No Broker-Dealer or any “associated person” of any Broker-Dealer is subject to a “statutory disqualification” as such terms are defined in the Exchange Act (or its equivalent under any applicable state or foreign Law), and there is no investigation pending or, to the Knowledge of Seller threatened against any Transferred Entity, whether formal or informal, that is reasonably likely to result in a statutory disqualification (or its equivalent under any applicable state or foreign Law).

(f)           No Seller, Transferred Entity or any of their respective “affiliated persons” (as that term is defined under applicable provisions of the Investment Company Act as interpreted by the SEC or its equivalent under any applicable state or foreign Law) has any express or implied understanding or arrangement that would reasonably be expected to impose an unfair burden on any of the Funds as a result of the transactions contemplated by this Agreement or would in any way make unavailable the benefits of Section 15(f) of the Investment Company Act for those Funds registered under the Investment Company Act for purposes of Section 15(f) of the Investment Company Act, or any similar safe harbors provided by any applicable state or foreign Law, to Seller.

(g)           Each Broker-Dealer and any Transferred Entity that is an investment adviser or an entity required to be registered with any Government Entity, has, where required by applicable Law, adopted written policies and procedures that, in each case, are reasonably designed to detect and prevent any material violations under applicable securities Laws.  There has been no material non-compliance by such Persons with respect to the foregoing requirements or their own internal procedures and policies related to the foregoing, other than those which have been satisfactorily remedied or would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.

(h)           US Bank has adopted written policies and procedures that are reasonably designed to detect and prevent any material violations under applicable state and federal banking Laws.  There has been no material non-compliance by US Bank with respect to the foregoing requirements or its own internal procedures and policies related to the foregoing, other than those which have been satisfactorily remedied or are not material to the BGI Business.

(i)           Seller and each of the Transferred Entities have filed all regulatory reports, schedules, forms, registrations and other documents that relate to Seller and the Transferred Entities, as applicable, and are material to Seller and the Transferred Entities, as applicable, together with any amendments required to be made with respect thereto, that they were required to file with (i) any applicable domestic or foreign Self-Regulatory Organization, and (ii) all other applicable Government Entities, and have paid all fees and assessments due and payable in connection therewith.

(j)           With respect to each Fund for which US Bank acts as a fiduciary under Part 9 of the rules of the Office of the Comptroller of the Currency, US Bank is in compliance in all material respects with Part 9 of the rules of the Office of the Comptroller of the Currency.

(k)           US Bank is not subject to, and has not been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Government Entity charged with the supervision or regulation of banks and other trust and depository institutions or otherwise involved with the supervision or regulation of US Bank.

(l)           All interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management arrangements and derivative financial instruments, other than arrangements and instruments of a de minimis value, entered into for the account of any Transferred Entity, or for the account of one or more of the Clients, were entered into (i) in accordance with applicable Client guidelines, prospectuses or offering memoranda to the extent entered into for Clients, (ii) in accordance in all material respects with all applicable Laws and (iii) with counterparties as directed by the applicable Client (where the Client so directs), in all cases except where failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.  None of Parent, its Affiliates or, to the Knowledge of Seller, any other party thereto is in material breach of any of its obligations under any such Contract.

(m)           As of the date hereof, none of the Transferred Entities which is required to maintain a certain amount of regulatory capital in accordance with applicable Law has any agreement, arrangement or understanding with any Government Entity to increase its regulatory capital above the amount required to be maintained as of the date of this Agreement.

Section 4.16  Assets Under Management; Investment Advisory Activities.

(a)           Prior to the execution of this Agreement, Seller has delivered to Buyer a draft, subject to completion and revision, of a list, as of the Base Date (the “Base Revenue Schedule”), with respect to each Client of the Transferred Entities of:

(i)           the name of such Client (except as set forth in Section 4.16(a) of the Seller’s Disclosure Schedules);

(ii)          the assets under management of such Client advised by a Transferred Entity as of the Base Date; and

(iii)         the Revenue Run-Rate as of the Base Date.

(b)           Each Existing Advisory Contract and any amendment, continuance or renewal thereof, in each case, in effect as of the date of this Agreement, (i) has been duly authorized, executed and delivered by a Transferred Entity and (ii) is a valid and legally binding agreement, enforceable against the applicable Transferred Entity and, to the Knowledge of Seller, each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)           None of the Transferred Entities, Seller or any other person “associated” (as defined under the Investment Advisers Act or its equivalent under any applicable state or foreign Law) with any Transferred Entity or Seller has been subject to disqualification pursuant to Section 203 of the Investment Advisers Act (or its equivalent under any applicable state or foreign Laws) to serve as an investment adviser or as an associated person of a registered investment adviser, or subject to disqualification to serve as a broker-dealer under any applicable Law unless, in each case, Seller or any such Transferred Entity or associated person has received exemptive relief from the SEC or any other applicable Government Entity, with respect to any such disqualification.  Seller has made available to Buyer, prior to the date of this Agreement, a copy of any exemptive order in respect of any such disqualification.  As of the date of this Agreement, there is no material Litigation pending and served or, to the Knowledge of Seller, threatened against any of the Transferred Entities that would result in any such disqualification.  None of Seller or any of the Transferred Entities or any “affiliated person” (as defined under the Investment Company Act or its equivalent under any applicable state or foreign Law) thereof has been subject to disqualification as an investment adviser or subject to disqualification to serve in any other capacity contemplated by the Investment Company Act (or its equivalent under any applicable state or foreign Law) for any investment company under Sections 9(a) and 9(b) of the Investment Company Act (or its equivalent under any applicable state or foreign Law), unless, in each case, such Person, as applicable, has received, to the Knowledge of Seller, exemptive relief from the SEC or any other applicable Government Entity with respect to any such disqualification.  Seller has made available to Buyer, prior to the date of this Agreement, a copy of any exemptive order or other relief issued by the SEC in respect of any such disqualification.  There is no Litigation pending and served or, to the Knowledge of Seller, threatened against any of the Transferred Entities that would result in any such disqualification.

(d)           No Transferred Entity acting as a qualified professional asset manager (a “QPAM”) as defined in Department of Labor Class Exemption 84-14 (“PTE 84-14”) prior to the Closing, any affiliate thereof (as defined for purposes of PTE 84-14) or any direct or indirect owner of a 5% or more interest in such Transferred Entity (as determined for purposes of PTE 84-14) has been convicted of or released from imprisonment with respect to any felony or other crime that would prevent such Transferred Entity from qualifying as a QPAM after the Closing.

Section 4.17  Funds.

(a)           Organization.  Each Fund is, and at all times since its launch date, has been, duly organized, and validly existing and in good standing under the Laws of the jurisdiction of its organization and has, and at all times since January 1, 2005 (or, if later, its launch date) has had, the requisite power, right and authority to carry on its business as it is now (or was then) being conducted in each jurisdiction where it is organized or listed on an exchange, except where such lack of such power, right or authority would not, individually or in the aggregate, reasonably be expected to be material to such Fund, and, with respect to US Funds, either (i) is not required to register with the SEC as an investment company under the Investment Company Act or (ii) is duly registered with the SEC as an investment company under the Investment Company Act.  Each Fund that is required to be registered under the Laws of any jurisdiction other than the United States is so registered, other than any failure to be so registered that would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.

(b)           Regulation of the Funds.  To the Knowledge of Seller, each Fund is in compliance, and has been operated since January 1, 2005 (or, if later, its launch date), if and to the extent applicable, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Investment Advisers Act, the Securities Act, the

Exchange Act, the Code, the National Bank Act, the German Investment Act (Investmentgesetz), each as amended, and all applicable state securities Laws and rules, other than, in each case, any non-compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.

(c)           Compliance.  (i) Each Fund has complied since January 1, 2005 (or, if later, its launch date) and is in compliance in all material respects with its investment policies and restrictions, if any, as such policies and restrictions may be set forth in its offering or plan documents (as they may be amended from time to time) and applicable Laws, if any, and (ii) the value of the Net Assets of each Fund has been determined since January 1, 2005 (or, if later, its launch date) and is being determined using portfolio valuation methods that comply in all material respects with the methods described in its offering or plan documents, if any, and the requirements of any applicable Laws, other than, in each case of (i) and (ii), any non-compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.  To the Knowledge of Seller, there is no Litigation pending or threatened against any Fund.

(d)           Fund Financial Statements.  Seller has made available to Buyer prior to the date of this Agreement redacted copies of the financial statements for the most recently completed fiscal year, to the extent that they exist, of each of the top 50 Funds of the BGI Business based on Net Assets as of March 31, 2009 (excluding any Funds of Pension Management for purposes of determining top 50) (the “Fund Financial Statements”).  Each of the Fund Financial Statements fairly presents in all material respects the results of operations and changes in Net Assets of each Fund as of the date thereof.

(e)           Principal Offering Documents or Written Plans for Funds.  To the extent a prospectus, statement of additional information or offering memorandum (“Prospectus”), or, if applicable, a written plan as required by Section 9.18(b)(1) of the rules of the Office of the Comptroller of the Currency (“Written Plan”), is used as of the date of this Agreement to offer shares or other interests in a Fund that is one of the top 50 Funds of the BGI Business based on Net Assets as of March 31, 2009, a copy of such Prospectus, or, if applicable, Written Plan, has been made available to Buyer prior to the date of this Agreement.  Each such Prospectus, or, if applicable, Written Plan, has been prepared in accordance with the requirements of applicable Laws in all material respects.  Since January 1, 2005, each Fund has timely filed all material Prospectuses, Written Plans, financial statements, other forms, reports, sales literature, and advertising, and any other documents required to be filed with any applicable Government Entity (the “Reports”), except where the failure to timely file a Report would not reasonably be expected to be material to the Transferred Entities, taken as a whole.  The Reports have been prepared in accordance with the requirements of applicable Laws in all material respects.

(f)           Fund Shares and Other Interests.  All issued and outstanding Fund shares and other interests have been duly and validly issued, are fully paid and, unless otherwise required by applicable Law, nonassessable, and were not issued in violation of preemptive or similar rights or applicable Law.  All outstanding Fund shares and other interests that were required to be registered under the Securities Act have been sold in all material respects pursuant to an effective registration statement filed thereunder (and, where applicable, under the Investment Company Act) and are qualified in all material respects for sale, or an exemption therefrom is in full force and effect, in each state and territory of the United States and the District of Columbia and in any foreign jurisdiction to the extent required under applicable Law and no such registration statement contained, as of its effective date, any untrue statement of material fact or omitted to state a material fact required to be stated therein, in light of the circumstances in which they were made, in order to make the statements therein not misleading or is subject to any stop order or similar order restricting its use, other than, in each case, any failure to be registered or qualified, any inclusion of an untrue statement of a material fact or any failure to state a material fact that is required to be stated or any order restricting its use that would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.

(g)           Contracts.  No Fund is party to or subject to any material Contract which is in material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder, on the part of the Fund, or to the Knowledge of Seller, any other Person.  All investment advisory services have been rendered to the Funds pursuant to Contracts that were approved by the boards of the Funds and annually continued in effect by such boards where such approval and annual continuances are required under applicable Law and, to the extent required by applicable Law, the holders of shares of beneficial interest or of common stock in each Fund.

(h)           Policies and Procedures.  Each Fund that is registered under the Investment Company Act has written policies and procedures adopted pursuant to Rule 38a-1 of the Investment Company Act that are reasonably designed to prevent material violations of the United States Federal Securities Laws, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act.  There have been no Material Compliance Matters for any Fund that is registered under the Investment Company Act, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those which have been reported to the applicable Fund board and satisfactorily remedied or are in the process of being remedied.  Each Fund that is required to be registered under any other applicable Law has, to the extent required by such other applicable Law, written policies and procedures that are reasonably designed to prevent material violations of such applicable Law, and no such violations have been detected other than those that have been satisfactorily remedied or are in the process of being remedied or would not reasonably be expected to be material to the BGI Business.

(i)           Proxy Solicitation Materials.  Except to the extent it relates to Buyer and its Affiliates or includes information provided by Buyer or its Affiliates (to which extent no representation is made), the proxy solicitation materials to be distributed to the shareholders of each Fund prior to the Closing in connection with the Assignment Requirements, if any, will contain all information necessary in order to make the disclosure of information therein satisfy the requirements of applicable Laws in all material respects.

(j)           Taxes.  For all taxable years since its inception each Fund has elected to be treated as, and has qualified to be classified as (i) a regulated investment company taxable under Subchapter M of Chapter 1 of the Code and under any similar provisions of state or local Law in any jurisdiction in which such Fund filed, or is required to file, a Tax Return; (ii) a partnership for U.S. federal income tax purposes and any similar provisions of state or local law in any jurisdiction in which such Fund filed or was required to file, a Tax Return; or (iii) a pass through entity or separately taxable entity in the foreign country or countries in which it is organized that qualifies for any special Tax treatment under the Laws of any country or countries for which such entity purports to qualify (which Tax treatment is specified on Section 4.17(j) of the Seller’s Disclosure Schedules), in the case of (i) through (iii) as set forth with respect to each such Fund on Section 4.17(j) of the Seller’s Disclosure Schedules.  Each Fund has (i) duly and timely filed with the appropriate Government Entity all material Tax Returns required to be filed and all such Tax Returns are true, correct and complete in all material respects, (ii) has timely paid, or withheld and paid over, all Taxes due or claimed to be due by any Government Entity or with respect to Taxes not yet due and payable, made an adequate provision on its financial statements in accordance with GAAP, IFRS or other relevant applicable accounting principles, and (iii) is in compliance with all applicable Laws regarding the filing, solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign Tax reporting requirements.

(k)           So far as the Seller is aware (or ought reasonably to be aware), with respect to each Fund established under the Laws of any jurisdiction of the United Kingdom or resident in the United Kingdom for United Kingdom Tax purposes (each, a “UK Fund”) (i) each UK Fund is and, at all material times, has been (w) an authorized investment fund as defined for the purposes of the Authorized Investment Funds (Tax) Regulations 2006 (SI 2006/964), (x) an investment trust as defined in s842 Income and Corporation Taxes Act 1988 or (y) an unauthorized unit trust as defined in Section 989 of the Income Tax Act 2007 or (z) a common investment fund established pursuant to a common investment scheme brought into effect by order of the Charity Commission under Section 24 of the Charities Act of 1993; and (ii) no Government Entity has sought to assert that any UK Fund has or may have failed to qualify as such an authorized investment fund, investment trust, unauthorized unit trust or a common investment fund established pursuant to a common investment scheme brought into effect by order of the Charity Commission under Section 24 of the Charities Act of 1993.

(l)           So far as the Seller is aware (or ought reasonably to be aware), no Fund other than a UK Fund is in any way subject to Tax in the United Kingdom (other than Tax required by applicable Law to be deducted at source from payments to the Fund).

(m)           The Seller’s Disclosure Schedules contain details of each Fund which intends to be or represents itself to any Person as (i) a “distributing fund” as defined for the purposes of Chapter 5, Part XVII Income and Corporation Taxes Act 1988; or (ii) a “reporting fund” for the purposes as defined for the purposes of regulations to be made under s41 Finance Act 2008 (or under any sections within the group of sections of which s41 Finance Act 2008 forms a part).

(n)           None of the Funds is subject to the tax imposed on specified investment flow-through entities under paragraph 122(1)(b) or subsection 197(2) of the Canadian Tax Act, assuming that those provisions applied in respect of the current taxation year; and no Fund that is a trust and that is a non-resident of Canada for purposes of the Canadian Tax Act (determined without reference to section 94 of the Tax Act) would be deemed to be a resident of Canada under the provisions of section 94 of the Canadian Tax Act.

Section 4.18  Advisory Clients.

(a)           (i) All performance information provided, presented or made available by the Transferred Entities to any Advisory Client or potential Advisory Client has complied in all material respects with applicable Laws; (ii) the Transferred Entities maintain all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that are included in a composite (current and historical performance results) as required by applicable Laws; and (iii) any investment performance earned by any Person at a firm other than one of the Transferred Entities and presented by a Transferred Entity as its investment performance has complied in all material respects with applicable Laws and any interpretations thereof by any applicable Government Entity.

(b)           Since January 1, 2005, each account of an Advisory Client has been operated in all material respects in compliance with the terms of the relevant Contract under which a Transferred Entity acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, such Advisory Client.

(c)           Since January 1, 2005, for each account of any Advisory Client maintained by a Transferred Entity or any Fund, and in both cases only where a Transferred Entity is responsible for pricing, there has existed no material unremedied “out of balance” condition, pricing error or similar condition.

(d)           The Transferred Entities that are registered investment advisers have adopted and implemented procedures or practices for the allocation of securities purchased for its Advisory Clients that comply in all material respects with applicable Laws.

Section 4.19  ERISA Compliance.  To the extent any Transferred Entity has acted as a fiduciary (within the meaning of ERISA) with respect to the assets of any Client that is (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a Person acting on behalf of such a plan or (iii) any Person whose assets are “plan assets” within the meaning of Department of Labor Regulation Section 2510.3-101, such Transferred Entity has acted in compliance with the applicable requirements of ERISA, except for any failure to act in compliance as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.  To the extent any such Transferred Entity has relied upon any statutory or administrative exemption from the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code, such Transferred Entity is eligible to rely on such exemption and has satisfied the requirements of such exemption, except for any failure to be so eligible or to so satisfy as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities, taken as a whole.

Section 4.20  Absence of Undisclosed Liabilities.  Other than with respect to Taxes (which is covered by Section 4.7 and Section 4.17(j) through (n) of this Agreement) and except as disclosed in the Parent Public Report (to the extent that such disclosure specifically identifies the Transferred Entities or the BGI Business and the qualifying nature of such disclosure is reasonably apparent therefrom and excluding all disclosures in the “Risk Factors” sections and any “forward looking statements”), neither the BGI Business, nor any Transferred Entity is subject to any liabilities (whether known, absolute, accrued, contingent or otherwise) except for

(a) liabilities to the extent disclosed or reserved against on the Unaudited Financial Statements, (b) liabilities which were incurred by the Transferred Entities as a result of this Agreement, any Ancillary Agreement or the MSA, (c) liabilities incurred or discharged in the ordinary course prior to December 31, 2008 that were not required to be disclosed in the Unaudited Financial Statements, (d) liabilities incurred or discharged in the ordinary course since December 31, 2008 that, had they been incurred or discharged prior to December 31, 2008, would not have been required to be disclosed in the Unaudited Financial Statements and (e) liabilities incurred or discharged in the ordinary course since December 31, 2008.

Section 4.21  Real Property.  As of the date of this Agreement, except for one parcel of real property, none of the Transferred Entities, or, in connection with the BGI Business, Seller, owns any real property or any interest therein other than the leases, subleases, licenses or other Contracts described below in this Section 4.21.  Each parcel of real property in which any Transferred Entity has an interest in (including lease, sublease, license, or occupation) is held under a valid, subsisting and enforceable lease, sublease, license or other Contract, as applicable, by the applicable Transferred Entity, Seller or any Affiliate of Seller with such exceptions that are (i) not material and do not interfere with the use made of such real property by the applicable Transferred Entity, or (ii) not material to the Transferred Entities, taken as whole.  Section 4.21 of the Seller’s Disclosure Schedules sets forth a list of all leased, subleased or licensed real properties that are material to any Transferred Entity (“Material Leases”).  Material Leases constitute all material real property leased, subleased, licensed or otherwise used in the operation of the BGI Business as conducted as of the date of this Agreement.  True and correct copies of Material Leases have been delivered or made available to Buyer, together with any amendments, modifications or supplements thereto.  A list of such documents is provided in Section 4.21 of the Seller’s Disclosure Schedule.  There exists no material default or condition, or any state of facts or event which with the passage of time or giving of notice or both would constitute a material default, in the performance of its obligations under Material Leases by Seller or any of its Affiliates or, to the Knowledge of Seller, by any other party to any of such leases.  The Material Leases are in full force and effect.  Except as may be limited by bankruptcy, insolvency, reorganization and similar applicable Laws affecting creditors generally and by the availability of equitable remedies and except in each case for failures that, individually or in the aggregate, would not be material to the BGI Business (a) each of the Material Leases are legal, valid and binding obligations of Seller or an Affiliate of Seller, as applicable, and, to the Knowledge of Seller, each other party to such leases and (b) each of the Material Leases is enforceable against Seller or its Affiliate, as applicable, and, to the Knowledge of Seller, each other party to such lease.  Neither Seller nor any of its Affiliates has received any written communication from the landlord or lessor under any of the Material Leases claiming that it is in breach of its obligations under such leases, except for written communications claiming breaches that, individually or in the aggregate, would not reasonably be expected to be material to the Transferred Entities, taken as a whole.  None of the Transferred Entities, Seller or any Affiliate of Seller have received any written notice regarding, and, to the Knowledge of Seller, there has not been threatened any pending condemnation, eminent domain or similar proceeding with respect to all or a portion of any real property leased, subleased, licensed or otherwise occupied by any Transferred Entity.

Section 4.22  No Other Business.  The Transferred Entities do not own any material assets, properties and rights other than those used in connection with the conduct of the BGI Business.

Section 4.23  Compliance With Laws.

(a)           Except with respect to Taxes (which is specifically provided for in Section 4.7 and Section 6.5), since December 31, 2005, each Transferred Entity has complied in all material respects with, is in compliance in all material respects with and has operated and maintained its businesses in compliance with, in each case in all material respects, all applicable Laws.  No material investigation by any Government Entity with respect to any Transferred Entity is pending or, to the Knowledge of Seller, threatened, and no Government Entity has notified Seller or any Transferred Entity in writing or, to the Knowledge of Seller, orally of its intention to conduct the same.  To the Knowledge of Seller, there is no reasonable basis for any such assertion, except as, individually or in the aggregate, has not had or resulted in or would reasonably be expected to be material to the Transferred Entities, taken as a whole.

(b)           To the Knowledge of Seller, except as not prohibited under applicable Law, since December 31, 2007, no Transferred Entity has offered or given anything of value to any official of a Government Entity, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person’s influence with any Government Entity to affect or influence any act or decision of such Government Entity or to assist the obtaining or retaining of business for, or with, or the directing of business to, any Transferred Entity, or (ii) constituting a bribe, kickback or illegal or improper payment to assist any Transferred Entity in obtaining or retaining business for or with any Government Entity.

(c)           Each of Seller, each of Seller’s Subsidiaries and each Fund has filed all material registrations, reports, prospectuses, proxy statements, statements of additional information, financial statements, sales literature, statements, notices and other material filings required to be filed by it with any Government Entity, including all material amendments or supplements to any of the above for the past three years, in each case to the extent related to the BGI Business, except to the extent the failure to file would not, individually or in the aggregate, be reasonably expected to be material to the Transferred Entities, taken as a whole.

(d)           Except for routine examinations conducted by any Government Entity in the regular course of the BGI Business and the Funds, as applicable, (i) no Government Entity has initiated any Litigation that is ongoing or unresolved affecting the BGI Business and, to the Knowledge of Seller, no such Litigation is threatened by any Government Entity and (ii) none of the Transferred Entities or the Funds has received any notice or communication (A) of any unresolved violation or exception by any Government Entity with respect to any report or statement by any Government Entity relating to any examination of any Transferred Entity, (B) threatening to revoke or condition the continuation of any Permit or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally).

Section 4.24  Insurance.  The Transferred Entities maintain, or Seller or one of its Affiliates maintains on behalf of the Transferred Entities, such worker’s compensation, comprehensive property and casualty, liability, errors and omissions, directors’ and officers’, fidelity and other insurance as they may be required to maintain under applicable Laws.  The Transferred Entities have complied in all material respects with the terms and provisions of such policies and bonds.  The Transferred Entities are insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.

Section 4.25  Board and Stockholder Approval.  The board of directors of Parent, at a meeting duly called and held, and not subsequently rescinded or modified in any way, has duly adopted resolutions (i) approving this Agreement and determining that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent and its shareholders as a whole and (ii) resolving to recommend that Parent’s shareholders vote in favor of the Resolutions at the Parent Shareholders Meeting.  In considering the foregoing resolutions, the directors of Parent took into account their respective statutory and fiduciary obligations.

Section 4.26  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Transferred Entity who would be entitled to any fee or commission from any Transferred Entity in connection with this Agreement, any of the Ancillary Agreements, the MSA or the transactions contemplated hereunder and thereunder.

Section 4.27  Affiliate Arrangements.

(a)           Other than ordinary course Contracts, liabilities or obligations that will not survive the Closing or Contracts that by their terms are terminable by either party thereby without penalty upon notice of 60 days or less, there is no material Contract, liability or obligation (whether or not evidenced by a writing) between a Transferred Entity, on the one hand, and Seller or any of its Affiliates (other than a Transferred Entity), on the other hand that will remain in effect following the Closing (any such Contract, liability or obligation, a “BGI Affiliate Arrangement”).

(b)           To the Knowledge of Seller, as of the date hereof, no director, officer or employee of any Transferred Entity: (i) owns, directly or indirectly (other than through an investment in Parent or the Equity Ownership Plan or any public company), any economic or ownership interest in any property or asset, real or personal, tangible or intangible, used in or held for use in connection with the BGI Business or (ii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, any Transferred Entity, in each case of (i) and (ii), which could reasonably be expected to impair such Person’s independent judgment.

Section 4.28  No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement (including any certificate or other instrument delivered in connection therewith), neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller relating to the Transferred Entities or the BGI Business.  BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT IN THE CASE OF FRAUD, SELLER AND ITS AFFILIATES WILL NOT HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO BUYER OR ANY OF ITS AFFILIATES OR ANY OTHER PERSON RESULTING FROM THE MAKING AVAILABLE OR FAILING TO MAKE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES, OR ANY USE BY BUYER OR ANY OF ITS AFFILIATES OF, ANY INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR

OTHER MATERIAL MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT TO THE EXTENT ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT (INCLUDING ANY CERTIFICATES OR OTHER INSTRUMENTS DELIVERED IN CONNECTION THEREWITH).

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Except as set forth in the Buyer’s Disclosure Schedules, Buyer represents and warrants to Seller as of the date of this Agreement as follows:

Section 5.1    Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the requisite corporate power and authority to carry on its business as conducted as of the date of this Agreement and to own, lease and operate all of its properties and assets, in all material respects as conducted, owned, leased or operated as of the date of this Agreement.  Buyer is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary other than any failure to be so qualified that, individually or in the aggregate, has not had or resulted in and would not reasonably be expected to be material to Buyer and its Controlled Affiliates, taken as a whole.  The Organizational Documents of Buyer and each of its Controlled Affiliates are in full force and effect and there has been, or will be, no material violation thereof.

Section 5.2    Capitalization.  The authorized capital stock of Buyer, (a) as of the date of this Agreement, is 500,000,000 shares of Buyer Common Stock, of which as of June 9, 2009,  48,344,286 were issued and were outstanding, including 911,266 held in escrow and none held in treasury, (b) as of the date of this Agreement, 500,000,000 shares of Buyer Preferred Stock, of which (i) 20,000,000 have been designated as Buyer Series A Preferred Stock, of which zero are issued and outstanding, (ii) 150,000,000 have been designated as Buyer Series B Preferred Stock, of which as of June 9, 2009, 80,341,918 were issued and outstanding, and (iii) as of the date of this Agreement, 6,000,000 have been designated as Buyer Series C Preferred Stock, of which as of June 9, 2009, 2,889,467 shares were issued and outstanding.  From June 9, 2009 through the date of this Agreement, Buyer has not issued any shares of capital stock except pursuant to any exercises or conversions of any Equity Rights in existence on June 9, 2009.  As of the date of this Agreement, all of the outstanding shares of capital stock and other equity interests of Buyer have been duly authorized and are validly issued, fully paid and non-assessable.  Except for the issuance of shares to Seller and its Affiliates pursuant hereto or with respect to the Existing Stockholder Agreements, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character, or any other Equity Rights under which Buyer is or may become obligated to issue or sell, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations that are exercisable or exchangeable for, or convertible into, any shares of the capital stock or other equity interests, or any other Equity Rights, of Buyer, and no securities or obligations evidencing such rights are authorized, issued or outstanding as of the date of this Agreement.  Except with respect to the Existing Stockholder Agreements, as of the date of this Agreement, the outstanding capital stock and other equity interests of Buyer are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such capital stock or other equity interests.  As of the date of this Agreement, there are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the capital stock or other equity interests of Buyer.

Section 5.3    Corporate Authorization.

(a)           Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is a party, and each of the transactions contemplated hereunder and thereunder, has been duly and validly authorized, and, except for the Written Consents that were delivered by the Majority Stockholders to Buyer concurrently with the execution of this Agreement, and except for the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement or any of the transactions contemplated hereunder and thereunder.

(b)           The board of directors of Buyer, at a meeting duly called and held, has (i) determined that this Agreement and the Purchase are advisable, fair to, and in the best interests of Buyer and its stockholders, (ii) duly and validly approved and taken all corporate action required to be taken by the board of directors to authorize the consummation of the transactions contemplated by this Agreement and (iii) recommended that the stockholders of Buyer approve the Share Issuance, and none of the aforesaid actions by such board of directors has been amended, rescinded or modified.

(c)           Buyer has received the Written Consents, which constitutes the requisite stockholder approval under the applicable rules and regulations of the NYSE and is the only approval of the stockholders of Buyer necessary to approve the Share Issuance and the other transactions contemplated by this Agreement.

Section 5.4    Consents and Approvals.  Other than in connection with (a) the HSR Act, the EC Merger Regulation (to the extent required) or any other Antitrust Laws, (b) any rules, regulations and orders of the Office of the Comptroller of the Currency, (c) any applicable banking, securities or other financial services Laws of any banking commissions or any securities or other financial services regulators, (d) the provisions of the Transfer of Undertakings or any other similar Law of any competent jurisdiction, (e) such other Laws, (f) such other approvals that would be required of any newly-formed Person acquiring the Transferred Entities and (g) the filing of the Certificate of Designations with the Secretary of

State of the State of Delaware, in each case, that are set forth on Section 5.4 of the Buyer’s Disclosure Schedules (collectively, the “Buyer’s Required Approvals”), Buyer and its Affiliates and, to the Knowledge of Buyer, the Majority Stockholders and their Affiliates are not required to obtain any authorization, waiver, consent or approval of, make any filing or registration with or give any notice to any Government Entity or to obtain any Permit in connection with the execution, delivery and performance by Buyer of this Agreement or each of the Ancillary Agreements to which it is a party or any of the transactions contemplated hereunder or thereunder, other than any authorization, waiver, consent, approval, filing, registration notice or Permit, the failure of which to obtain, make or give would not reasonably be expected, individually or in the aggregate, to impair or delay materially the ability of Buyer to consummate the transactions and perform its obligations, in each case, contemplated hereunder and thereunder or subject Buyer, a Majority Stockholder or any of their respective Affiliates to criminal liability or any other adverse action by any Government Entity that is significant to the Buyer and its Affiliates, taken as a whole, or either of the Majority Stockholders and its Affiliates, each taken as a whole.

Section 5.5    Non-Contravention.

(a)           The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereunder and thereunder, do not and will not, with or without the giving of notice, the lapse of time or both, (i) conflict with or violate any provision of the certificate of incorporation or the bylaws of Buyer, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings (A) referred to in Section 5.4, conflict with, or result in the breach of, or constitute a default under, or result in the termination, Encumbrance, vesting, cancellation, modification or acceleration of any right or obligation of Buyer or any of its Controlled Affiliates under, or result in a loss of any benefit to which Buyer or any of its Controlled Affiliates is entitled under, any Contract or other agreement or instrument, or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings (A) referred to in Section 5.4 or (B) required to be received or made by any of the Transferred Entities or by Seller, violate or result in a breach of or constitute a default under any Law to which Buyer or any of its Controlled Affiliates is subject or under any Permit of Buyer or any of its Controlled Affiliates, other than, in the case of clauses (ii) and (iii), any conflict, breach, default, termination, Encumbrance, vesting, cancellation, modification, acceleration or loss that would not, individually or in the aggregate, reasonably be expected to impair or delay materially the ability of Buyer to perform its obligations hereunder or thereunder or subject Buyer or any of its Affiliates to criminal or any other adverse action by any Government Entity that is significant to Buyer and its Affiliates, taken as a whole.

(b)           As of the date of this Agreement, no Majority Stockholder or Affiliate thereof is subject to any Law, regulatory actions or administrative action that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.6    Binding Effect.  This Agreement, when executed and delivered by Buyer, and each of the Ancillary Agreements to which Buyer is a party, when executed and delivered by the applicable counterparties thereto, will constitute a valid and legally binding obligation of

Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.7    Equity Consideration.  The Equity Consideration and any capital stock issued upon conversion thereof, when issued to Seller pursuant to this Agreement or upon conversion, shall be validly issued, fully paid, non-assessable and free and clear of any Encumbrance (other than restrictions on transfer which arise under applicable securities Laws and other than those arising under the Stockholder Agreement) and shall not have been issued in violation of any preemptive rights.

Section 5.8    SEC Matters.

(a)           Buyer has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed, furnished or submitted by it with the SEC under the Exchange Act or the Securities Act since January 1, 2005 (the “Applicable Date”) (the forms, statements, reports and documents filed, furnished or submitted since the Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the “Buyer SEC Reports”).  Each of the Buyer SEC Reports, at the time of its filing or being furnished or submitted complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Buyer SEC Reports.  As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment) the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)           Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(c)           Buyer has established and maintained disclosure controls and procedures required by Exchange Act Rules 13a-14 and 15d-14, except as disclosed in the Buyer SEC Reports.  Such disclosure controls and procedures are adequate and effective to ensure that information required to be disclosed by Buyer, including information relating to its consolidated Affiliates, is recorded and reported on a timely basis to its chief executive officer and chief financial officer by others within those entities.

(d)           Each of the consolidated financial statements of Buyer and its Subsidiaries contained in the Buyer SEC Reports (the “Buyer Financial Statements”), together with related schedules and notes, presents fairly in all material respects the financial position of Buyer and its consolidated Subsidiaries at the dates indicated and the statement of operations and stockholders’ equity and cash flows of Buyer and its consolidated Subsidiaries for the periods specified, and said financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as disclosed therein.

Section 5.9    Absence of Undisclosed Liabilities.  Except for (a) liabilities to the extent reserved against on the last balance sheet included in the Buyer Financial Statements (the “Buyer

Balance Sheet”), (b) as set forth in the Buyer SEC Reports (to the extent that the qualifying nature of such disclosure is reasonably apparent therefrom and excluding all disclosures in the “Risk Factors” sections and any “forward-looking statements”), (c) liabilities which were incurred by Buyer as a result of this Agreement or any Ancillary Agreement and (d) liabilities that are incurred since the date of the Buyer Balance Sheet and are consistent in nature, type and amount with any such liabilities regularly incurred in the ordinary course of business consistent with past practice of the Buyer, to the Knowledge of Buyer, Buyer and its Controlled Affiliates do not have any liabilities outside the ordinary course of business which would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.10  Absence of Certain Changes.

(a)           During the period between the date of the Buyer Balance Sheet and the date of this Agreement, except for any actions taken in connection with any transactions contemplated by this Agreement or any Ancillary Agreement or as set forth in the Buyer SEC Reports (to the extent that the qualifying nature of such disclosure is reasonably apparent therefrom and excluding all disclosures in the “Risk Factors” sections and any “forward looking statements”), each of Buyer and its Controlled Affiliates (a) has in all material respects conducted its business in the ordinary course consistent with past practice and (b) has not taken any action that would be prohibited by the terms of Section 6.3(D), had such terms been applicable during such period.

(b)           During the period between the date of the Buyer Balance Sheet and the date of this Agreement, there has not occurred a Buyer Material Adverse Effect.

Section 5.11  Financial Capability.  Buyer has, or will have at the Closing, funds sufficient to pay the amounts required to be paid under Article II and to pay all related fees and expenses.

Section 5.12  Investment Purpose.  Buyer is acquiring all of the Transferred Equity Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act.  Buyer acknowledges that the Transferred Equity Interests are not registered under the Securities Act or any other applicable Law, and that the Transferred Equity Interests may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to Laws and regulations of other jurisdictions as applicable.

Section 5.13  Investment Advisory Activities.  Neither Buyer nor any other person “associated” (as defined under the Investment Advisers Act or its equivalent under any applicable state or foreign Laws) with Buyer is or has been subject to disqualification pursuant to Section 203 of the Investment Advisers Act (or its equivalent under any applicable state or foreign Laws) to serve as an investment adviser or as an associated person of a registered investment adviser, or subject to disqualification to serve as a broker-dealer under any applicable Law, unless, in each case, Buyer or such associated person, as applicable, has received exemptive relief from the SEC or any other applicable Government Entity with respect to any such disqualification.  Buyer has made available to Seller prior to the date of this Agreement a copy of any exemptive order in respect of any such disqualification.  As of the date of this Agreement, there is no material Litigation pending and served, or, to the Knowledge of Buyer, pending and not served or threatened against Buyer that would result in any such disqualification.  Neither Buyer nor any “affiliated person” (as defined under the Investment Company Act or its equivalent under any applicable state or foreign Law) of Buyer is or has been subject to disqualification as an investment adviser or subject to disqualification to serve in any other capacity contemplated by the Investment Company Act (or its equivalent under any applicable state or foreign Law) for any investment company under Sections 9(a) and 9(b) of the Investment Company Act (or its equivalent under any applicable state or foreign Law), unless, in each case, such person, as applicable, has received, to the Knowledge of Buyer, exemptive relief from the SEC or any other applicable Government Entity with respect to any such disqualification.  Buyer has made available to Seller prior to the date of this Agreement a copy of any exemptive order or other relief in respect of any such disqualification in effect prior to the date of this Agreement.  There is no material Litigation pending and served or, to the Knowledge of Buyer, pending and not served or threatened against Buyer that would result in any such disqualification.  There are no facts or circumstances in relation to Buyer of any of its Subsidiaries or any Person associated with Buyer or any of its Subsidiaries that would, to the Knowledge of Buyer, under applicable Law, (x) prevent any of them from obtaining any consent, registration or approval required in order for Buyer to complete the transactions contemplated by this Agreement or (y) otherwise prevent any of them from controlling or beneficially owning a direct or indirect interest in any of the Transferred Entities.

Section 5.14  Information in Proxy.  None of the information supplied or to be supplied by or on behalf of Buyer or its Affiliates specifically for inclusion or incorporation by reference in the proxy solicitation materials to be distributed to the shareholders of each Fund, or otherwise to be provided to investors in connection with the Assignment Requirements will, at the time of the mailing of the proxy statement or any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.15  Section 15(f) of the Investment Company Act.  None of Buyer or any of its respective “affiliated persons” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) has any express or implied understanding or arrangement which would reasonably be expected to impose an unfair burden on any of the Funds registered under the Investment Company Act for purposes of Section 15(f) of the Investment Company Act as a result of the transactions contemplated hereby or would in any way cause Section 15(f) of the Investment Company Act to be unavailable to Seller.

Section 5.16  Filings.  None of the information regarding Buyer or any of its Affiliates supplied or to be supplied by Buyer or any of its Affiliates in writing for inclusion in any application, filing or other document to be filed with any Government Entity in connection with the transactions contemplated by this Agreement will, at the respective times such documents are filed with any such Government Entity, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.17  Finders’ Fees.  Except for fees that will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.18  Litigation.  As of the date hereof, there is no Litigation pending and served or threatened in writing or, to the Knowledge of Buyer, pending and not served or otherwise threatened, against or affecting Buyer or any of its Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement or that would, individually or in the aggregate, reasonably be expected to impair or delay materially the ability of Buyer to perform its obligations hereunder.

Section 5.19  Arrangements with PNC and Merrill Lynch.  Except as set forth in the SEC Reports (to the extent that the qualifying nature of such disclosure is reasonably apparent therefrom and excluding all disclosures in the “Risk Factors” sections and any “forward looking statements”), and except for ordinary course transactions within the framework of existing distribution and investment management arrangements, as of the date of this Agreement there is no material Contract, liability or obligation (whether or not evidenced by a writing) between Buyer or any of its Subsidiaries, on the one hand, and PNC or any of its Subsidiaries (other than Buyer and its Affiliates) or Merrill Lynch or Merrill Lynch Group, Inc. or any of their Subsidiaries (other than Buyer and its Affiliates), on the other hand.

Section 5.20  No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement (including any certificate or other instrument delivered in connection therewith), neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer relating to Buyer.  EACH OF SELLER AND THE TRANSFERRED ENTITIES ACKNOWLEDGES AND AGREES THAT, EXCEPT IN THE CASE OF FRAUD, BUYER AND ITS AFFILIATES WILL NOT HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO SELLER OR ANY OF ITS AFFILIATES OR ANY OTHER PERSON RESULTING FROM THE MAKING AVAILABLE OR FAILING TO MAKE AVAILABLE TO SELLER OR ANY OF ITS AFFILIATES, OR ANY USE BY SELLER OR ANY OF ITS AFFILIATES OF, ANY INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO SELLER OR ANY OF ITS AFFILIATES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT TO THE EXTENT ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT.

ARTICLE VI

COVENANTS

Section 6.1    Access and Information.

(a)           From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, subject to the terms of this Section 6.1 and the confidentiality obligations set forth in the Confidentiality Agreement and this Agreement and any applicable Law (including any Antitrust Law) (as determined by Seller in its reasonable discretion in the case of clause (i) below or by Buyer in its reasonable discretion in the case of clause (ii) below), (i) Seller shall and shall cause its Affiliates and Representatives to (A) afford Buyer and its Representatives reasonable access, during regular business hours and upon reasonable advance notice, to the Employees, the Books and Records, the Contracts, the assets and properties of the Transferred Entities and the employees and Representatives of Seller who have knowledge relating directly to the BGI Business, in each case, in order that Buyer and its Representatives shall have the reasonable opportunity to make such investigation as Buyer and its Representatives shall reasonably require in connection with any matters relating to the Transferred Entities and the transactions contemplated by this Agreement, (B) furnish, or cause to be furnished, to Buyer and its Representatives any financial and operating data and other information that is reasonably available to Seller and its Representatives with respect to the Transferred Entities or the BGI Business as Buyer and its Representatives from time to time may reasonably request, (C) instruct the Employees and the employees and Representatives of Seller and its Affiliates who have knowledge relating directly to the BGI Business to cooperate reasonably with Buyer and its Representatives in their investigation of the BGI Business and any matters relating thereto and to the transactions contemplated by this Agreement and (D) cooperate reasonably with Buyer in connection with any approvals, applications, waivers, consents or any other request for information or requirements of any Government Entity to be made, filed or obtained by Buyer, and (ii) Buyer shall and shall cause its Affiliates and Representatives to (A) afford Seller and its Representatives reasonable access, during regular business hours and upon reasonable advance notice, to information relating to Buyer in connection with such investigation as Seller and its Representatives shall reasonably require in connection with any matters relating to the transactions contemplated by this Agreement, (B) furnish, or cause to be furnished, to Seller and its Representatives any financial and operating data and other information that is reasonably available to Buyer and its Representatives with respect to Buyer as Seller and its Representatives from time to time may reasonably request, (C) instruct the employees and Representatives of Buyer and its Affiliates who have knowledge relating to Buyer to cooperate reasonably with Seller and its Representatives in their investigation of Buyer and any matters relating thereto and to the transactions contemplated by this Agreement and (D) cooperate reasonably with Seller in connection with any approvals, applications, waivers, consents or any other request for information or requirements of any Government Entity to be made, filed or obtained by Seller; provided, however, that in no event shall any party have access to any information if allowing that access (x) based on advice of counsel to the party that is providing access, information or cooperation pursuant to this Section 6.1(a) (the “Providing Party”), would reasonably be expected to result in the loss of attorney-client privilege (provided that the Providing Party and its counsel shall use commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney client privilege), or (y) would in the reasonable judgment of the Providing Party (A) result in the disclosure of any material trade secrets, unless the applicable information is reasonably necessary for integration purposes and then only if it does not involve the furnishing of information about sensitive fiduciary matters, or (B) violate any obligation of the Providing Party with respect to confidentiality so long as, with respect to confidentiality, the Providing Party has made commercially reasonable efforts to safeguard the confidentiality of any such information and minimize any reasonable concerns in connection therewith including seeking to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; provided, further, that with respect to clauses (x) and (y) of this Section 6.1(a), in the event that any such clauses prevents the providing of information pursuant to this Section 6.1(a), the Providing Party shall use commercially reasonable efforts to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the receiving party.  All requests for information made pursuant to this Section 6.1(a) shall be directed in writing to an executive officer of Seller or Buyer, as the case may be, or such Person or Persons as may be designated by Seller or Buyer, as the case may be.

(b)           Between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms, subject to the terms of this Section 6.1(b) and the confidentiality obligations set forth in the Confidentiality Agreement and this Agreement and any applicable Law (including any Antitrust Law), Seller shall provide to Buyer on a monthly basis as promptly as they become available (A) copies of all regularly prepared monthly financial statements and reports on the Transferred Entities or the BGI Business, as appropriate, including statements of operations and balance sheets, (B) updates with respect to the obtaining of consents in connection with the transactions contemplated hereby, including such consents contemplated by Section 6.6, Section 6.9 and Section 6.10, (C) an updated Base Revenue Schedule, and (D) a calculation of Closing Revenue Run-Rate, Closing Adjustment Revenue Run-Rate, Closing Adjustment ETF Revenue Run-Rate and the Revenue Run-Rate Adjustment Amount as of the end of each month and such supporting documentation relating to the foregoing and the Initial Base Revenue Schedule as Buyer may reasonably request including a schedule with reasonable detail supporting the determinations of each of the elements of the items set forth in clauses (C) and (D) (it being understood that the information provided under clauses (C) and (D) will be provided exclusively pursuant to the procedures previously agreed between the parties).  In addition, subject to applicable Law, Seller shall provide Buyer with access to all Books and Records and personnel reasonably necessary for Buyer’s financial reporting obligation, and Seller shall, at Buyer’s reasonable request, engage appropriate consultants at Buyer’s cost and as Buyer reasonably deems necessary for its financial reporting obligation related to Seller for periods following the Closing.  In the event that the Closing shall be on or prior to December 1, 2009, Seller shall bear all of Buyer’s reasonable out-of-pocket costs in connection with the activities set forth in the preceding sentence (and shall, in such circumstance, refund any amounts previously paid by Buyer).

(c)           Following the Closing Date, to the extent permitted by applicable Law (as determined by Buyer in its reasonable discretion), Buyer agrees to provide (or cause its Subsidiaries and Representatives to provide) Seller and its Representatives with reasonable access, during regular business hours and upon reasonable advance notice, to the Books and Records and any other documents that Buyer acquires pursuant to this Agreement and to Buyer’s employees and Representatives, in each case, to the extent that such access is related to any Transferred Entity or the BGI Business during the period prior to the Closing Date and otherwise necessary for Seller or its Representatives to comply with the terms of this Agreement, any applicable Law or any request of a Government Entity; provided, however, that any such access and review shall be granted and conducted in such manner as not to interfere unreasonably with the conduct of the business of Buyer or any of its Affiliates; provided, further, that in no event shall Seller or its Representatives have access to any information if allowing that access (x) based on advice of counsel of Buyer, information or cooperation pursuant to this Section 6.1(c), would reasonably be expected to result in the loss of attorney-client privilege (provided that the Buyer and its counsel shall use commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney client privilege) or (y) would in the reasonable judgment of Buyer violate any obligation of Buyer with respect to confidentiality so long as Buyer has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality.  Notwithstanding anything in this Agreement to the contrary, Seller shall have the right to access the Books and Records and other documents that Buyer acquires pursuant to this Agreement, even if (A) based on advice of counsel of Buyer, Buyer believes that providing such access pursuant to this Section 6.1(c) would reasonably be expected to result in the loss of attorney-client privilege or (B) Buyer believes that providing such access pursuant to this Section 6.1(c) would violate any of its obligations with respect to confidentiality, in each case of (A) and (B), if Seller or its Affiliates would violate any Law or other requirement of any Government Entity for failing to have such access pursuant to this Section 6.1(c).  Seller shall bear any out-of-pocket costs incurred in connection with the provision of such access by Buyer following the Closing Date.  In addition to the other obligations set forth herein, Buyer shall, and shall cause its Representatives to, retain and preserve all of the Books and Records and all other documents that Buyer acquires pursuant to this Agreement in accordance with its customary retention policy.

(d)           Buyer undertakes, for a period of five years from the Closing Date, to:

(i)           keep in a safe place and with the same security measures that apply to Buyer’s own secure documentation (which Buyer confirms are appropriate for a comparable business as carried on by Buyer) the Relevant Documentation within its possession to ensure that Relevant Documentation is maintained for a period of five (5) years after the Closing Date;

(ii)           upon written request from the Seller, the Buyer will use commercially reasonable efforts, subject to the capabilities of the Transferred Entities acquired on the Closing Date, to provide the document  or copy of the document within:

(A)	five Business Days for information less than one year old;
(B)	10 Business Days for information between one and three years old; and
(C)	15 Business Days for information between three and five years old.

(iii)           give to Seller a copy of any document included in the Relevant Documentation within five Business Days from the receipt of a written request from Seller.

Seller agrees, solely with respect to Buyer’s obligations under this Section 6.1(d) and without affecting any other obligation of Buyer in this Agreement, that it shall only request copies of Relevant Documentation  in connection with a bona fide obligation to respond to a request from a competent, Government Entity to disclose Relevant Documentation, or information included in such Relevant Documentation, and undertakes, provided it is in Seller’s reasonable opinion practicable and permitted by Law, to provide evidence of such request in a form reasonably satisfactory to Buyer at the time the request for the Relevant Documentation is made (and, if it is not practicable or permitted, shall instead provide a certificate signed on behalf of Seller confirming that such request is in response to a bona fide regulatory, governmental, legal or judicial requirement).  Seller shall reimburse Buyer for all reasonable out of pocket costs incurred as a result of the need to comply with the requirements in this paragraph which are in excess of what Buyer would otherwise have incurred.  Without prejudice to Buyer’s obligation to maintain appropriate security measures pursuant to clause (i), nothing herein shall require Buyer to create, alter or modify any of its information technology systems in order to comply with this Section 6.1(d); it being understood that the foregoing shall not affect Buyer’s obligation to maintain Relevant Documentation for five years.

(e)           Notwithstanding anything in this Agreement to the contrary, (except for Section 6.1(d)(i)) Seller shall be permitted to retain duplicate copies of the Books and Records and any other documents of or otherwise relating to the Transferred Entities or the BGI Business for legal and record keeping purposes; it being understood that any information retained by Seller pursuant to this Section 6.1(e) shall be subject to Section 6.18(a) (Confidentiality).

(f)           Promptly following receipt of applicable clearances under applicable Antitrust Laws or the expiration of any applicable waiting period under applicable Antitrust Laws, Seller shall use reasonable best efforts to provide to Buyer an unredacted list of all Contracts entered into by Seller or its Subsidiaries and in effect on the date of this Agreement (i) that would have been included in Section 4.13(a) of the Seller’s Disclosure Schedules if any $10,000,000 threshold therein had been $2,500,000, (ii) that constitute index licenses and Investment Advisory Arrangements, in each case, that is reasonably expected to provide for payments by or to the Transferred Entities in excess of $2,500,000 in 2009, (iii) that are index licenses containing change of control provisions or (iv) for which a description is provided under Section 4.13(e) or Section 4.13(f) of the Seller’s Disclosure Schedules.

Section 6.2    Conduct of Business of the Transferred Entities.  Except as set forth in Section 6.2 and Section 6.26 of the Seller’s Disclosure Schedules, during the period from the date of this Agreement to and through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement, as required by any applicable Law, in connection with the termination of the Existing Reimbursement Agreements and any settlement of any recorded balance of the liability to Seller or any of its Affiliates (other than the Transferred Entities) for the derivatives and guarantees related to the Cash Fund Support Agreements (and any other cash fund support agreements referred to therein) and the Existing Reimbursement Agreements, or as Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause each Transferred Entity to (a) conduct its business in the ordinary course of business in all material respects consistent with past practice and (b) use commercially reasonable efforts to (i) preserve intact its business and operations, retain present officers and preserve its material rights, franchises, goodwill and relationships with the Funds (including the boards of directors and shareholders thereof), any applicable Government Entity and its Advisory Clients and other material clients, customers, lessors, suppliers and others with whom it does business, and (ii) keep available the services of the Employees.  Except as set forth in Section 6.2 and Section 6.26 of the Seller’s Disclosure Schedules, during the period from the date of this Agreement to and through the Closing Date, except as otherwise expressly contemplated by this Agreement, as required by any applicable Law, in connection with the termination of the Existing Reimbursement Agreements and any settlement of any recorded balance of the liability to Seller or any of its Affiliates (other than the Transferred Entities) for the derivatives and guarantees related to the Cash Fund Support Agreements (and any other cash fund support agreements referred to therein) and the Existing Reimbursement Agreements, or as Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause the Transferred Entities not to, without limiting the generality of the foregoing, do any of the following with respect to any of the Transferred Entities:

(A)           other than in the ordinary course of business consistent with past practice, incur, create or assume any Encumbrance on any of the properties or assets, tangible or intangible, that are material to any Transferred Entity, other than a Permitted Encumbrance;

(B)           sell, lease, license (other than ordinary course intellectual property licenses), transfer, pledge, convey, assign, mortgage or otherwise dispose of any material properties or assets, tangible or intangible, of any Transferred Entity, other than obsolete or non-used assets or rights or as otherwise permitted by this Section 6.2 or with a fair market value not in excess of $10,000,000 in the aggregate;

(C)           other than transactions between or among Transferred Entities or Seller and any Transferred Entity, issue, sell, deliver, pledge, transfer, dispose of or encumber (i) any equity interests or capital stock of or other equity or voting interest in any Transferred Entity, or (ii) any Equity Rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either any securities convertible into or exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any Transferred Entity (it being understood that Buyer may withhold its consent for any reason with respect to any such issuance, sale, delivery, pledge, transfer or disposition to a third party or with respect to any such Encumbrance);

(D)           other than in the ordinary course of business, amend, cancel, waive, modify or otherwise dispose of or permit to lapse any rights in any material Intellectual Property used in connection with the BGI Business, other than such Intellectual Property that is no longer used in connection with the BGI Business;

(E)           except in the ordinary course of business or as required by the terms of any Benefit and Compensation Arrangement in effect as of the date of this Agreement and listed on Section 4.8(a) of the Seller’s Disclosure Schedules, (i) increase or decrease the compensation (including bonus opportunity) of any of the Employees or any independent contractor, (ii) pay or agree to pay or increase or agree to increase any pension, welfare, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement or arrangement to any Employee or independent contractor, (iii) hire any person to become an Employee or individual independent contractor of the Transferred Entities with annual compensation in excess of $750,000, (iv) amend, terminate, or adopt any Benefit and Compensation Arrangement, (other than any amendment, termination or adoption that does not impact any of the Employees or that relates to the Bank UK Retirement Fund) or convert a Benefit and Compensation Arrangement into an Assumed Benefit and Compensation Arrangement or establish or enter into any new employment, change in control or severance agreements, arrangements, plans or policies for the benefit of or with any Employee, (v) terminate any Employee with annual compensation in excess of $1,000,000 except under circumstances that constitute cause or terminate the employment of 20 or more Employees in the United Kingdom or Germany, or (vi) grant or agree to grant or accelerate the time of vesting or payment of awards held by any of the Employees under any Benefit and Compensation Arrangement;

(F)           pay, discharge, settle or satisfy any claims, actions, arbitrations, disputes or other proceedings (absolute, accrued, asserted or unasserted, contingent or otherwise) (i) with a value greater than $10,000,000 or (ii) that would result in any Transferred Entity being enjoined in any respect materially adverse to their business as conducted as of the date of this Agreement;

(G)           other than as set forth in Section 6.2(G) of the Seller’s Disclosure Schedule:  (i) make or rescind any material election relating to Taxes of, or change any taxable year of, any Transferred Entity; (ii) amend in any material way a Tax Return of any Transferred Entity; (iii) settle or compromise any material tax liability of any Transferred Entity; or (iv) make any material change in any method of accounting, keeping of books of account or accounting practices or in any material method of Tax accounting of any Transferred Entity, unless required by applicable accounting standards or applicable Law;

(H)           make or incur any capital expenditures requiring payments in excess of $10,000,000 in the aggregate in any 3 month period;

(I)           (i) other than in the ordinary course of business consistent with past practice, enter into any Contract between Seller or any of its Affiliates (other than a Transferred Entity), on the one hand; and any Transferred Entity, on the other hand or (ii) enter into a Contract containing a “most favored nation” provision which could reasonably be expected to be applicable to Buyer and its Affiliates (excluding the Transferred Entities) following the Closing or amend any existing Contract in a manner to provide that a “most favored nation” provision contained therein would have a similar effect;

(J)           amend in any material respect any provision of Organizational Document of any Transferred Entity or of any term of any outstanding security issued by any Transferred Entity;

(K)          (i) acquire any business that would be included in the Transferred Entities by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a transaction or series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing or (ii) with respect to any Transferred Entity, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(L)           other than in the diligent prosecution of its rights, institute any action or proceeding or assert any claim regarding, or enter into any settlement regarding, any material Intellectual Property owned by any of the Transferred Entities;

(M)          other than in the ordinary course of business, reduce the amount of insurance coverage or fail to renew any existing insurance policies that, in each case, is material to the Transferred Entities, taken as a whole;

(N)           with respect to Indebtedness that will remain outstanding following the Closing, incur, assume or guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or cancel or waive any claims under any Indebtedness or other claims or rights of substantial value or amend or modify the terms relating to any such Indebtedness, claims or rights, except for any such incurrences, assumptions or guarantee of Indebtedness or amendments of the terms of such Indebtedness in the ordinary course of business consistent with past practices involving an aggregate amount not exceeding $10,000,000;

(O)           form, organize or sponsor any Fund not contemplated by or consistent with the current business plan of any Transferred Entity;

(P)           materially amend, terminate or allow to lapse any material Permit relating to the businesses of the Transferred Entities, other than amendments required by applicable Law or other than as consistent with the current business plan;

(Q)          take any action that would prevent any Fund which is required to be registered with the SEC or comparable regulatory or self-regulatory authority of any jurisdiction as a pooled investment vehicle from qualifying as a “regulated investment company” under Section 851 of the Code or comparable pass-through regime in any other applicable jurisdiction to the extent such status is intended in such Fund’s constituent documents or marketing materials; or

(R)          authorize or enter into any Contract or commitment with respect to any of the foregoing.

Section 6.3    Conduct of Business of Buyer.  Except as set forth in Section 6.3 of the Buyer’s Disclosure Schedules, during the period from the date of this Agreement to and through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as otherwise contemplated by this Agreement, as required by any applicable Law or as Seller shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall conduct its businesses in the ordinary course of business in all material respects.  Except as set forth in Section 6.3 of the Buyer’s Disclosure Schedules, during the period from the date of this Agreement to and through the Closing Date, except as otherwise contemplated by this Agreement, as required by any applicable Law or as Seller shall otherwise consent in writing which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall not, and shall cause its Controlled Affiliates not to, do any of the following:

(A)           other than dividends not in excess of $0.86 per share per quarter, make any distribution (whether in cash, stock, Equity Rights or property) or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any equity interest or shares of capital stock of, or other equity or voting or non-voting interest in Buyer or make any other changes in the capital structure of Buyer;

(B)           issue, sell, deliver, pledge, transfer, dispose of or encumber any equity interest or capital stock of or other equity or voting interest in Buyer or any Equity Rights of Buyer, other than issuances of Equity Rights to employees in the ordinary course of business consistent with past practice pursuant to Buyer’s equity compensation plans, issuances of Buyer Common Stock and Buyer Preferred Stock upon conversion or exercise of any convertible security, option or other Equity

Right outstanding as of June 9, 2009 and other than issuances of Buyer Common Stock or Buyer Series B Preferred Stock at a price (net of any underwriting or distribution discount or commission) not lower than the lowest closing market price of the Buyer Common Stock on the NYSE during the five trading days immediately prior to the date on which Buyer agrees to a binding agreement to effect such transaction;

(C)           amend or modify any Existing Stockholder Agreement, or terminate any Existing Stockholder Agreement, or waive any rights, claims or obligations under or relating to any Existing Stockholder Agreement;

(D)           amend in any material respect any provision of Buyer’s Organizational Documents in a manner that would adversely affect the benefits, economic or otherwise, of the transactions contemplated by this Agreement to Seller;

(E)           merge or consolidate with any Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, but (other than with respect to a liquidation or dissolution) only to the extent any such action or actions would be reasonably likely to prevent, materially delay or impair the consummation of the transactions contemplated hereunder;

(F)           enter into any acquisition agreement, or make any acquisition, that is reasonably likely to prevent, materially delay or impair the consummation of the transactions contemplated hereunder; or

(G)           authorize or enter into any Contract or commitment with respect to any of the foregoing.

Section 6.4    Reasonable Best Efforts.

(a)           (i) Seller and Buyer shall cooperate and shall, and Seller shall cause each of the Transferred Entities to, and Buyer shall cause its Affiliates to, and Buyer shall use its reasonable best efforts to cause the Majority Stockholders to, use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective parts under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, including, (x) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, waivers, orders, interpretive guidance, exemptions, permits and authorizations necessary or advisable to be obtained from any third party and/or any Government Entity in order to consummate the transactions contemplated by this Agreement, and (y) taking all actions reasonably necessary in order to comply with or satisfy the requirements of any applicable Law or other requirements of any Government Entity that would prevent the consummation of the transactions contemplated by this Agreement by the Termination Date; provided, however, that Buyer shall not, and shall cause its Affiliates not to, make any filing for any such notice, report or filing in respect of consents, registrations, approvals, waivers, orders, interpretive guidance, exemptions, permits and authorizations with respect to any antitrust or merger filings, or initiate any communications with any Government Entity with respect to any antitrust or merger filings, without Buyer’s first consulting with Seller in order to give Seller a reasonable opportunity to comment on the content of any merger filing relevant to the transaction contemplated under this Agreements in order to present the best case for unconditional clearance of the transaction  before a merger filing is submitted to a Government Entity.  Without limiting the generality of the foregoing, each of Buyer and Seller shall, and Seller shall cause the Transferred Entities to, and Buyer shall cause its Affiliates, and Buyer shall use its reasonable best efforts to cause the Majority Stockholders to, make as promptly as reasonably practicable all filings and submissions required under any applicable Law in connection with this Agreement and the transactions contemplated by this Agreement, and file promptly any additional information requested under any applicable Law in connection with this Agreement and the transactions contemplated by this Agreement, after receipt of the request therefor.

(ii)           Notwithstanding the obligations in this Section 6.4 to the contrary, in connection with obtaining the approval of any Government Entity to the Closing, neither Buyer nor any of its Affiliates and neither Seller nor any of its Affiliates shall be required to (A) sell, divest, hold separate, or otherwise dispose of any of its or their respective businesses, properties or assets, (B) conduct its or their businesses in a specified manner or (C) agree to take any of the actions set forth in clause (i)(y) or (ii)(A) or (ii)(B) above that would, in the case of Buyer, result in any Buyer Regulatory Impediments or, in the case of Seller, result in any Seller Regulatory Impediments.

(iii)           If the Parties become aware of the existence of an approval of a Government Entity that is not set forth on Exhibit F or Exhibit G or any Law that is reasonably expected to prevent the Closing they shall consult and reasonably cooperate with one another in connection with determining a mutually acceptable manner of dealing with any related Property and assets, and, subject to the standards set forth in (ii) above, take all reasonable action in connection therewith, including by agreeing on appropriate risk sharing.

(iv)           Notwithstanding anything set forth in this Agreement to the contrary, Buyer shall take all actions necessary to eliminate prior to the Termination Date any Buyer Regulatory Impediment (or any element of clause (i) thereof that would prevent the consummation of the transactions contemplated by this Agreement by the Termination Date) arising from or reasonably likely to be imposed in connection with Buyer’s sale of capital stock and Equity Rights to strategic investors.

(b)           Seller, on the one hand, and Buyer, on the other hand, shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, Affiliates, associates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of any prospectus, proxy statement or any other statement, filing, notice or application made to any third party and/or any Government Entity in connection with the transactions contemplated by this Agreement.

(c)           Except as prohibited by applicable Law and except as prohibited by any Government Entity, Seller and Buyer shall keep each other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by such party, or any of its Affiliates, and in the case of Buyer any notices or other communications received by a Majority Stockholder and furnished to Buyer, from any third party and/or any Government Entity with respect to the transactions contemplated by this Agreement, except, (i) in the case of, Seller, Seller may redact any portion of such notices or other communications related to any business of Seller and its Affiliates other than those conducted by the Transferred Entities, and (ii) in the case of Buyer, Buyer may redact any portion of such notices or other communication related to anything that is not related to such transactions.  None of the parties shall permit any of its respective officers or any other Representatives or agents to participate in any meeting with any Government Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it gives prior notice and consults with the other party in advance and, to the extent permitted by such Government Entity, gives the other party the opportunity to attend and participate thereat.  The parties shall consult and reasonably cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any Laws in connection with the transactions contemplated by this Agreement (including, with respect to making a particular filing, by providing copies of all such documents to the non-filing party and their Representatives prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, except in each case (x) that Seller shall not be so required to the extent that any of the foregoing related to any business of Seller and its Affiliates other than those conducted by the Transferred Entities and (y) that Buyer shall not be so required to the extent that any of the foregoing do not relate in any manner whatsoever to the transactions contemplated by this Agreement).

Section 6.5    Tax Matters.

(a)           (i) Seller Liability for Taxes; Seller Tax Indemnity.  Seller shall be liable for:  (i) any and all Taxes and Losses related to Taxes of, or relating to the ownership, operation or conduct of the business or activities of, the Transferred Entities or their respective assets for any Tax year or portion thereof ending on or prior to the Closing Date with respect to such Transferred Entities; (ii) any and all Taxes of any Person (other than a Transferred Entity) for which any Transferred Entity is liable under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, to the extent arising from or as a consequence of agreements, arrangements, or circumstances existing on or prior to the Closing Date; (iii) any and all Taxes and Losses related to Taxes (A) for which a UK Entity or Australian Entity is secondarily liable as a result of having been a member of a group or connected with, controlled by, controlling, or under common control with any Person other than the Buyer or its Affiliates for any Tax purpose prior to the Closing Date with respect to such UK Entity or Australian Entity or (B) arising in connection with any award made or any benefit, asset or right provided on or prior to the Closing Date with respect to the relevant Transferred Entities to any officer or employee or other Person in connection with any employment or office with respect to such Transferred Entity save to the extent that (i) Buyer or the relevant Transferred Entity is entitled to recover the relevant Taxes from an Employee under the terms of such award, benefit, asset or right and (ii) Seller has timely provided all the information which it is required to provide under Section 6.5(o) and (iii) Buyer has failed to take steps that are commercially reasonable in the circumstances to enforce that recovery; or (iv) any and all Taxes and Losses relating to Taxes of or relating to the Transferred Entities or the assets of any of them that arise as a result of entering into this Agreement or the Closing Date, provided that Seller shall have no liability under this Section 6.5(a) in relation to any Tax or Loss related to a Tax to the extent that such Tax or Loss can be identified as included in the calculation of the Closing Regulated Entity Regulatory Capital Statement or the Closing Unregulated Entity Working Capital Statement.

(ii)           VAT Indemnity.  Seller shall be liable for and shall pay (or cause to be paid) and jointly and severally indemnify, defend (subject to Annex 6.5) and hold harmless, (in each case, without duplication) Buyer or any relevant Affiliate of Buyer (including, without limitation, a Transferred Entity) (each, for the purposes of the remainder of this Section 6.5(a) and Annex 6.5, a “Buyer Indemnified Party”) from, against and in respect of any Losses actually imposed on, sustained, incurred or suffered by, that Buyer Indemnified Party which directly or indirectly relate to or arise out of, or result from any action, suit, claim, hearing, proceeding, procedure or other application:

(1)	against that Buyer Indemnified Party; or

(2)	in relation to Input Tax;

in each case that is in respect of, arises out of or results from, or otherwise in connection with, an amount of, or purporting to be, VAT having on or prior to the Closing Date been charged, or accounted for to a VAT Authority, on a Relevant Supply.

(iii)           Seller shall not be liable to make a payment under Section 6.5(a)(ii) above to the extent that the action, suit, claim, hearing, proceeding, procedure or other application against the Buyer Indemnified Party (or in relation to Input Tax) in question is an action, suit, claim, hearing, proceeding, procedure or other application:

(1)
brought by a Person who has no remedy available to them under relevant applicable Law in respect of such action, suit, claim, hearing, proceeding, procedure or other application or the subject thereof, provided that (x) Seller and Buyer agree in writing, acting reasonably and in good faith, that such Person has no such remedy, or (y) to the extent that Seller and Buyer cannot so agree, a mutually agreeable Queen’s Counsel (or equivalent in any jurisdiction other than the United Kingdom) of at least ten years’ call has opined, upon full disclosure of the relevant facts and circumstances, that such Person has no such remedy; or

(2)	brought by a VAT Authority in relation to Input Tax and the amount of the subject of such action, suit, claim, hearing,

proceeding, procedure or other application has been, is or is to be taken into account in reducing the amount of any Refund Payment made or to be made by that VAT Authority (whether to Parent, Seller, Buyer or any Affiliate of any of them, including, without limitation, a Transferred Entity) (but, for the avoidance of doubt, this Section 6.5(a)(iii)(2) shall not reduce or exclude any amount due from Seller under Section 6.5(a)(ii) to indemnify any Buyer Indemnified Party from, against and in respect of any payment to any Person other than a VAT Authority).

(iv)           Buyer will not, and will procure that no Buyer Affiliate will, do anything or fail to do anything:

(1)
effecting or the effect of which failure is a change in status (including, without limitation, dissolution, winding up, insolvency, merger, reorganization, transferring, ceasing to carry on all business or not being a taxable person (or not being a member of a VAT Group) for VAT purposes) of any Transferred Entity; or

(2)	taking any action vis-à-vis a Government Entity in breach of paragraph 1.2(vi) of Annex 6.5 with the intent or effect of decreasing or extinguishing a Refund Payment,

in each case, which would result in any Refund Payment not being made (or a lesser amount of Refund Payment being made), whether to Parent, Seller, Buyer or any Affiliate of any of them (including, without limitation, a Transferred Entity), by a VAT Authority which (or than) would have been made had such thing not been done or been done (as the case may be).  Seller shall not be liable to make a payment under Section 6.5(a)(ii) above to the extent that such breach reduces or extinguishes a Refund Payment which would have been made had such thing not been done or been done as the case may be.

(v)           The quantum of any amount payable by Seller under Section 6.5(a)(ii) in relation to or otherwise in connection with any Relevant Supply shall be reduced by the amount of any Refund Payment made to Buyer or any Affiliate of Buyer (including, without limitation, a Transferred Entity) by a VAT Authority in respect of such Relevant Supply.  Where an amount has been paid by Seller under Section 6.5(a)(ii) in relation to or otherwise in connection with, a Relevant Supply, and any Refund Payment in respect of that Relevant Supply is subsequently made to any Buyer Indemnified Party by a VAT Authority, whether by way of refund, credit or repayment or otherwise, Buyer shall promptly following receipt by such Buyer Indemnified Party of such Refund Payment pay to Seller an amount equal to the lesser of such Refund Payment and the payment made by Seller in relation to or otherwise in connection with that Relevant Supply and Buyer shall ensure that any excess of such Refund Payment is paid to the Person to whom the Relevant Supply was made, which payment shall not give rise to any claim or further claim against Seller under Section 6.5(a)(ii) (but only to the extent of the amount of that payment).

(vi)           Notwithstanding any other provision of this Agreement, where any Refund Payment is made to any Buyer Indemnified Party by a VAT Authority, whether by way of refund, credit or repayment or otherwise, Buyer shall, subject to paragraph 1.2(vii) of Annex 6.5, promptly following both determination of the apportionment of such Refund Payment amongst Persons to whom the Relevant Supplies to which the Refund Payment relates were made and receipt by such Buyer Indemnified Party of such Refund Payment pay an amount equal to such Refund Payment to such Persons in accordance with such apportionment.

(vii)          Where any Refund Payment is made by a VAT Authority to Parent or Seller or any Seller Affiliate, rather than to a Buyer Indemnified Party, whether by way of refund, credit or repayment or otherwise, in respect of any Relevant Supply, the parties shall consult and co-operate with each other and, subject to paragraph 1.2(vii) of Annex 6.5, enter into such arrangements (in each case, acting reasonably and in good faith) as will result in such payment, following determination of the apportionment of such Refund Payment amongst Persons to whom the Relevant Supplies to which the Refund Payment relates were made, being promptly passed, whether directly or indirectly, to such Persons in accordance with such apportionment, and the quantum of the amount payable under Section 6.5(a)(ii) in relation to or otherwise in connection with such Relevant Supplies, shall be reduced accordingly by the amount that is passed to such Persons in accordance with such apportionment.

(viii)         All amounts payable or to be paid under Section 6.5(a)(i) (the “Tax Indemnity Payments”) shall be paid in immediately available funds within five (5) Business Days after the later of (x) receipt of a written request from Buyer and (y) the day of payment of the amount that gives rise to the Tax Indemnity Payment.  Any late payments shall accrue interest at the Applicable Rate.

(ix)           All amounts which are payable or to be paid under Section 6.5(a)(ii) (the “VAT Indemnity Payments”) shall be paid in immediately available funds within five (5) Business Days after the later of (x) receipt of a written request from Buyer under Section 6.5(a)(xii) and (y) the day on which the action, suit, claim, hearing, proceeding, procedure or other application to which the VAT Indemnity Payment relates is settled, compromised, or abandoned in accordance with the provisions of this Agreement.  Any late payments shall accrue interest at the Applicable Rate.

(x)           Notwithstanding any other provision of this Agreement to the contrary, the obligations set forth in Section 6.5(a)(i) shall (x) be unconditional and absolute and (y) remain in full force and effect indefinitely.

(xi)           Notwithstanding any other provision of this Agreement to the contrary, the obligations set forth in Section 6.5(a)(ii) shall (x) be unconditional and absolute, and (y) remain in full force and effect, provided that Seller shall have no liability under Section 6.5(a)(ii) unless written notice of the liability (stating in reasonable detail the nature of the liability and the amount claimed) has been given to the Seller before the date falling the earlier of fifteen (15) years after the Closing Date and six (6) years after the date that the final judicial ruling or other final judicial determination resulting in a change in the VAT treatment of Relevant Supplies is delivered or otherwise made.

(xii)          Buyer shall notify Seller in writing of any action, suit, claim, proceeding, procedure or other application which may lead to a payment by Seller under Section 6.5(a)(ii) promptly on becoming aware of the same (except to the extent that Seller was aware of the same on or before the Closing Date).

(xiii)         Buyer shall and shall procure that each relevant Buyer Indemnified Party shall use commercially reasonable efforts to mitigate any Losses which may give rise to an obligation on Seller to make a payment under Section 6.5(a)(ii).

(b)           Buyer Liability for Taxes.  Subject to Section 6.5(a) above, Section 6.5(c) and Section 6.5(e) below, Buyer shall be liable for (A) all Taxes imposed on the Transferred Entities for any taxable year or period that begins after the Closing Date with respect to such Transferred Entities, and, with respect to any taxable year or period beginning before and ending after the Closing with respect to such Transferred Entities, the portion of such taxable year beginning after the Closing Date with respect to such Transferred Entities, (B) all Taxes imposed in respect of transactions occurring or income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) on the Closing Date but after the relevant Transferred Entity has been transferred other than Taxes arising as a result of or in connection with transactions contemplated by Section 6.26 of the Seller Disclosure Schedule (including any entity classification election with respect to UK Holdings), or the transfer of the relevant Transferred Entity, and (C) all liabilities relating to Taxes taken into account in the calculation of the Closing Regulated Entity Regulatory Capital Statement or the Closing Unregulated Entity Working Capital Statement.

(c)           Proration of Taxes.  To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall, in a reasonable manner, be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date, except that real, personal and intangible property Taxes and other Taxes the liability for which cannot be determined fairly by such method and exemptions, allowances or deductions that are calculated on an annual or paid basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

(d)           Tax Returns.

(i)            Seller shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to all Transferred Entities for taxable years or periods ending on or before the Closing Date with respect to such Transferred Entities and all consolidated, combined, unitary or similar group Tax Returns with respect to periods that include the Closing Date and that include a Transferred Entity for such period but with respect to which a Transferred Entity does not have primary responsibility for filing.  Such Tax Returns shall be prepared in a manner consistent with Seller’s past practice in respect of the Transferred Entities.  Seller shall remit any Tax Returns described in the preceding sentence together with all documentation upon which such Tax Returns are based (provided that, to the extent that any such Tax Return relates to VAT in respect of any Transferred Entity which is a member of a VAT Group with Seller or one of its Affiliates (or its activities) and is a consolidated, combined or unitary Tax Return relating to VAT, Seller shall not be required to provide to Buyer any documentation relating solely to Persons other than Transferred Entities and to the extent that any such Tax Return or documentation relates to both Transferred Entities and Persons other than Transferred Entities, Seller shall (where practicable) provide a redacted version of such Tax Return or documentation containing information relating solely to Transferred Entities) to Buyer not later than 45 Business Days (or, in the case of Tax Returns relating to VAT, such shorter time that is as early as reasonably practicable) before the applicable due date (including extensions) of such Tax Returns for its review and comment, which Buyer shall complete not later than 30 Business Days before the applicable due date of such Tax Returns (or, in the case of Tax Returns relating to VAT, 5 Business Days after receipt thereof from Seller).  If, upon expiration of Buyer’s period of review set forth in the preceding sentence, the parties disagree as to any item reflected on such Tax Return, Seller’s original proposal shall become final, provided that if Buyer reasonably believes that, (x) in the case of an item in a Tax Return being made for U.S. Tax purposes such item is not supported by “substantial authority” (as defined in Treasury Regulation Section 1.6662-4(d)(2)); or (y) in all other cases such item is not supported by sufficient authority for a filing to be made in the appropriate jurisdiction without risk of penalty under the relevant Tax Law, the item shall be submitted for resolution pursuant to the procedures set forth in Section 6.5(d)(ii).  Seller shall timely pay to Buyer an amount equal to any Taxes for which Seller is liable pursuant to Section 6.5(a) (but which are payable with Tax Returns to be filed by Buyer pursuant to the preceding sentence).  With respect to Tax Returns described in this Section 6.5(d)(i), and subject to the limitations set forth in this Section 6.5(d) Buyer shall cooperate with Seller in filing such Tax Returns, including causing the Transferred Entities to sign and file such Tax Returns, provided that such cooperation shall not include the taking, or causing to be taken, any action inconsistent with, or in violation of, Law.  Buyer and Seller shall cause an election to be made under subsection 256(9) of the Canadian Tax Act with the result that the current taxation years for Transferred Entities governed by the Canadian Tax Act will be deemed to end upon the Closing.

For the purposes of this Section 6.5(d)(i) and Section 6.5(h)(iii), references to Tax Returns required to be filed by or with respect to a Transferred Entity (or its activities) shall include, where the relevant Transferred Entity is or has been a member of a VAT Group with any Seller Affiliate at any time prior to the Closing Date with respect to that Transferred Entity, references to Tax Returns relating to VAT which are required to be filed by the representative member of the relevant VAT Group.

(ii)           Buyer shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to all Transferred Entities for taxable years or periods beginning on or after and ending after the Closing Date with respect to such Transferred Entities and shall remit any Taxes due in respect of such Tax Returns.  With respect to Tax Returns in respect of taxable years or periods beginning before the Closing Date and ending after the Closing Date, Buyer shall prepare and file or cause to be prepared and filed such Tax Returns (other than any such Tax Return relating to VAT in respect of any Transferred Entity which is a member of a VAT Group with Seller or one of its Affiliates (or its activities) and which is a consolidated, combined or unitary Tax Return relating to VAT which shall, for the avoidance of doubt, be prepared and filed in accordance with the provisions of Section 6.5(h)(iii)) in a manner consistent with Seller’s past practice in respect of the Transferred Entities, to the extent such past practice is not clearly inconsistent with Law, and Buyer shall remit any Tax Returns described in the preceding sentence to Seller not later than 45 Business Days before the applicable due date (including extensions) of such Tax Returns for its review and approval (not to be unreasonably withheld or delayed) not later than 30 Business Days before the applicable due date of such Tax Returns. If, upon expiration of Seller’s period of review set forth in the preceding sentence, the parties disagree as to any item for which Seller’s approval is required, the parties shall promptly submit the item to a mutually acceptable internationally recognized accounting or law firm for final resolution, such resolution to be completed (where possible) 5 days prior to the applicable due date (including extensions) for filing such Tax Return.  The determination of such accounting or law firm shall be binding upon the parties.  Seller shall timely pay to Buyer an amount equal to any Taxes for which Seller is liable pursuant to Section 6.5(a)(i) (but which are payable with Tax Returns to be filed by Buyer pursuant to the second preceding sentence).

(e)           Transfer Taxes.

(i)            All federal, state, provincial, local or foreign or other excise, sales, use, transfer (including real property transfer or gains Taxes, but excluding nonresident capital gains and similar Taxes), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne equally by Seller on the one hand, and Buyer on the other hand.  Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under Applicable Local Law for filing such Tax Returns, and such party shall use its reasonable best efforts to provide such Tax Returns to the other party at least 10 Business Days prior to the date such Tax Returns are due to be filed.  Buyer and Seller shall cooperate in the timely completion and filing of all such Tax Returns.  Any Transfer Taxes resulting from any subsequent increase in the Purchase Price, as adjusted pursuant to the terms of this Agreement, shall be borne in accordance with the provisions of this Section 6.5(e).

(f)           Tax Sharing Agreements.  Except as provided in Section 6.5(h)(ii) below, prior to the Closing, Seller and its Affiliates shall terminate any and all Contracts with respect to any of the Transferred Entities relating to sharing, allocation or indemnification of Taxes (other than this Agreement or any other such Contract to which only Transferred Entities are parties), and after the Closing Date, no Transferred Entity shall have any rights or obligations under any such agreement or arrangement or other similar Contract.

(g)           Purchase Price Allocation.

(i)            Seller and Buyer agree to allocate the Purchase Price among the Transferred Entities for all Tax purposes in accordance with this Section 6.5(g).  None of Seller or Buyer (nor any of their respective Affiliates) shall file any Tax Return or take a position with a Government Entity that is inconsistent with the allocation as determined below (the “Allocation”), including any amendments, except (i) as provided in a “determination” (within the meaning of Section 1313(a) of the Code or any similar state, local or foreign Tax provision) and (ii) to the extent required by applicable Law for the purposes of the United Kingdom stamp duty.

(ii)           Buyer shall present a draft of the allocation (the “Proposed Allocation”) to Seller for review within 90 days after the date hereof.  Except as provided in subparagraphs (A) and (B) below, at the close of business on the date of Closing, the Proposed Allocation shall become binding upon Buyer and Seller and shall be the Allocation.

(A)           Seller shall consent to the Proposed Allocation, or raise any objection to the Proposed Allocation, in writing within 30 days of the delivery of the Proposed Allocation.  If Seller presents an objection to any part of the Proposed Allocation within such time period, Buyer and Seller shall negotiate in good faith to resolve any such objection within 30 days after delivery of any such objection by Seller.  If, after consideration of such objections of Seller, Buyer and Seller reach written agreement amending the Proposed Allocation, the Proposed Allocation, as amended by such written agreement, shall become binding upon Buyer and Seller and their Affiliates and shall be the Allocation.

(B)           If Buyer and Seller cannot resolve any objection raised by Seller with respect to the Proposed Allocation within the 30-day time limit set forth in paragraph (A), the parties shall promptly submit the item to a mutually acceptable internationally recognized accounting or law firm for final resolution, such resolution to be reflected in the Allocation.

(C)           Subject to the foregoing paragraphs (A) and (B), the Cash Purchase Price, Buyer Common Stock and Buyer Series B Preferred Stock shall be allocated to each of the Transferred Entities in a manner consistent with a Schedule which shall be prepared by Buyer and furnished to Seller for Seller’s consent within 15 days following final resolution of the allocation hereunder, such consent by Seller not to be unreasonably withheld.

(iii)           In the event that there is any adjustment to the Purchase Price, Buyer shall revise the Allocation to reflect any such adjustment using the same methodology as used in the initial Allocation and shall promptly present a draft of such revised Allocation to Seller for review; provided that the principles contained in paragraphs (ii)(A) and (B) above (including the right of Seller to raise any reasonable objection to the proposed revised Allocation) shall apply to such revised Allocation.

(h)           VAT.

(i)           All consideration provided under this Agreement shall be inclusive of VAT.  No amounts shall be required to be paid or otherwise provided in respect of VAT in addition to such consideration.

(ii)           Where any Transferred Entity is a member of a group or fiscal unity for VAT purposes (a “VAT Group”) with Seller or one of its Affiliates, Seller shall as soon as reasonably practicable make (or procure that its relevant Affiliate makes) an application for the exclusion of such Transferred Entity with effect from the day after the Closing Date from such VAT Group, and Seller and Buyer shall give each other all such reasonable assistance and cooperation as shall be necessary for the purpose of supporting such application.  Seller shall further give all such reasonable assistance and cooperation as shall be necessary for the purpose of supporting any application which Buyer wishes to make to any Government Entity in connection with the registration of any Transferred Entity as part of a VAT Group with any Affiliate of Buyer with effect from the day after the Closing Date or such later date as may be the earliest which the relevant Government Entity shall permit.

(iii)           Seller shall ensure that any liability to VAT of any Transferred Entity which is a member of a VAT Group with Seller or one of its Affiliates for any relevant taxable year or period beginning on or before the Closing Date and ending after the Closing Date is included in the VAT Group return of Seller or any of its Affiliates in a manner consistent with Seller’s past practice in respect of the relevant Transferred Entity.  If any such Transferred Entity does not leave the VAT Group of which it was a member immediately before the Closing Date with effect from the day after the Closing Date, then in relation to the Stub Period:  (A) Buyer shall give Seller all assistance and co-operation as is reasonably necessary to enable the representative member of the relevant VAT Group to comply with its VAT obligations; (B) Seller shall remit any Tax Returns relating to VAT in respect of the Stub Period, together with all documentation upon which such Tax Returns are based, to Buyer as early as reasonably practicable before the applicable due date (including extensions) of such Tax Returns for its review and comment, which Buyer shall complete not later than 5 Business Days after receipt thereof from Seller provided that (i) if, upon expiration of Buyer’s period of review, the parties disagree as to any item reflected on such Tax Return, the parties shall promptly submit the item to a mutually acceptable internationally recognized accounting or law firm for final resolution, such resolution to be completed (where possible) 5 days prior to the applicable due date (including extensions) for filing such Tax Return, failing which (x) Seller shall procure that such Tax Return is filed as prepared by it (and reflecting any changes agreed to by the parties) by the applicable due date and (y) Seller shall procure that an amended Tax Return is filed, if necessary, after completion of the dispute resolution process, and (ii) Seller shall not be required to provide to Buyer any documentation relating solely to persons other than Transferred Entities and to the extent that any such Tax Return or documentation relates to both Transferred Entities and

Persons other than Transferred Entities, Seller shall (where practicable) provide a redacted version of such Tax Return or documentation containing information relating solely to Transferred Entities; (C) Buyer shall procure that the relevant Transferred Entity shall pay to the representative member of the relevant VAT Group an amount equal to such proportion of any VAT (if any) for which the representative member of the relevant VAT Group is accountable as is attributable to supplies, deemed supplies, acquisitions and importations made by or to (or which would have been treated for VAT purposes, if the relevant Transferred Entity was registered for VAT in its own name, as having been made by or to) the relevant Transferred Entity, after taking into account such amount of Input Tax as is properly attributable to such supplies, deemed supplies, acquisitions or importations (except to the extent that the relevant Transferred Entity has already been paid or otherwise compensated for such amount), such payment to be made no later than three Business Days before the representative member of the relevant VAT Group accounts to the relevant Government Entity for such VAT; and (D) to the extent that the representative member of the relevant VAT Group obtains a refund (by way of credit or repayment) from any Government Entity in respect of VAT which has been incurred (or which would have been treated for VAT purposes, if the relevant Transferred Entity was registered for VAT in its own name, as having been incurred) by any Transferred Entity (and has not been reimbursed or otherwise compensated by any Seller Affiliate) and which is properly attributable to any such supply, deemed supply, acquisition or importation, Seller shall procure that the representative member of the relevant VAT Group shall pay to the relevant Transferred Entity an amount equal to such VAT, such payment to be made on the day on which the representative member submits the VAT return claiming the refund (where the refund is by way of credit only) and five Business Days after it obtains the repayment (where the refund is by way of repayment only or both credit and repayment), provided that no payment shall be required to the extent that such VAT has been taken into account in any payment made by Buyer under (C) above.

(iv)           The provisions of Annex 6.5 shall apply.

(i)           Contest Provisions.

Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or any such other party’s Affiliates) may be liable under this Agreement.  Seller, at its expense, shall control the complete defense of any Tax audit or administrative or court proceeding relating to Taxes for a taxable year or period ending on or before the Closing Date, including responding to information or document requests and managing any such audit or proceeding, and shall employ counsel or other advisors of its choice at its expense; provided, however, that if a settlement or compromise of any such audit or proceeding would be reasonably likely to increase the Tax liability of Buyer or any of its Affiliates for a taxable period or portion thereof beginning after the Closing Date, (i) Buyer shall be entitled, at its expense, to participate in such audit or proceeding, and (ii) Seller may not settle or compromise such audit or proceeding without Buyer’s written consent, which consent shall not be unreasonably withheld or delayed.  Buyer shall, at its expense, control the complete defense of any Tax audit or administrative or court proceeding relating to Taxes for a taxable year or period beginning after the Closing Date; provided, however, that if a settlement or compromise of any such audit or proceeding would be reasonably likely to increase the Tax liability of Seller or any of its Affiliates for a taxable period or portion thereof ending on or before the Closing Date, (i) Seller, at its expense, shall be entitled to participate in such proceedings, and (ii) Buyer may not settle or compromise such audit or proceeding without Seller’s written consent, which consent shall not be unreasonably withheld or delayed.  With respect to the defense of any Tax audit or administrative or court proceeding relating to Taxes for a taxable year or period beginning on or before and ending after the Closing Date, if the Closing Date is in the 2009 calendar year, such defense shall be governed by the second sentence of this Section 6.5(i); and if the Closing Date is in the 2010 calendar year, such defense shall be governed by the third sentence of this Section 6.5(i).

(j)           Buyer’s Claiming, Receiving or Using of Refunds and Overpayments.  If, after the Closing Date, (a) Buyer or any of its Affiliates receives any refund or utilizes the benefit of any overpayment or prepayment of Taxes which, in each case, relate to (i) a Tax paid by Seller or any of its Affiliates, (ii) a Tax that has been the subject of an indemnification payment made by Seller under this Agreement or (iii) Taxes taken into account in the calculation of the Closing Regulated Entity Regulatory Capital Statement or the Closing Unregulated Entity Working Capital Statement,  or (b) Taxes taken into account in the calculation of the Closing Regulated Entity Regulatory Capital Statement or the Closing Unregulated Entity Working Capital Statement exceeds the amount actually owed to the relevant Government Entity, Buyer shall promptly transfer, or cause to be transferred, to Seller the entire amount of such refund or benefit net of any Tax cost or detriment suffered by Buyer of any of its Affiliates (by way of increased Taxes, decreased deductions, or otherwise) in respect of such receipt; provided, however, that Buyer’s obligation under this Section 6.5(j) shall be limited to the amount of the (x) Tax paid by Seller or any of its Affiliates, (y) original related indemnification payment or (z) Indirect Tax so taken into account, in each case net of any such Tax cost or detriment.

(k)           Deferred Tax Assets and Liabilities.

(i)           Seller shall prepare as of the Closing Date and in accordance with US GAAP a schedule of deferred tax assets for which Seller bears the economic burden of the associated liability and deferred tax liabilities for which Buyer does not enjoy the economic benefit of the associated asset.  This schedule shall include balances for (w) the deferred tax liability associated with the Seller’s 481 adjustment relating to the accrual of bonuses (the “481 Adjustment”), (x) the deferred tax asset relating to compensation to be deducted post-Closing, the liability for which shall have been included in the calculation of the Closing Regulated Entity Regulatory Capital Statement or the Closing Unregulated Entity Working Capital Statement (such compensation being paid pursuant to the following compensation plans: Non Qualified Deferred Compensation Plan – Top Hat, Non-Qualified Deferred Compensation Plan – Supplemental Savings, Compensation Deferral Plan and Voluntary Levered Alpha Participation Plan) (the “Deferred Comp”), (y) the net deferred tax asset or liability resulting from all of the other deferred tax assets that produce ordinary deductions (other than the California NOL, as defined below) and all of the other deferred tax liabilities that produce ordinary income (the “Ordinary Items”) and (z) the net operating loss for California state Tax purposes of the Transferred Entities (the “California NOL”).

(ii)           Notwithstanding any other provision of this agreement, including for clarification Section 4.7(g), neither Seller or Buyer will owe any amounts to each other in respect of the amounts reflected in the Schedule described in Section 6.5(k)(i) if (x) the 481 Adjustment does not exceed the Deferred Comp (such excess being the “Gap Amount”) by more than $35 million, (y) the Ordinary Items reflect a deferred tax asset of at least $24 million and (z) the California NOL on an after-tax basis (i.e., the total net operating loss of approximately $4.9 billion times the California effective Tax rate of approximately 1%) is at least $49 million.

(iii)           If the three conditions of Section 6.5(k)(ii) are not satisfied then Seller shall pay to Buyer the sum of (x) 40% of the amount by which the Gap Amount exceeds $35 million, plus (y) 40% of the amount by which $24 million exceeds the Ordinary Items, plus (z) 9% of the amount by which $49 million exceeds the California NOL on an after-tax basis.

(l)           Assistance and Cooperation.

(i)           After the Closing Date, each party shall reasonably cooperate with the other in preparing for any audits of, or disputes with Government Entities regarding, any Tax Returns and payments in respect thereof for which the other party or any of its Affiliates may have a liability under this Agreement.  Each party shall (A) provide timely notice to the other party in writing of any pending or proposed audits or assessments with respect to Taxes for which such other party or any of its Affiliates may have a liability under this Agreement and (B) furnish the other party with copies of all relevant correspondence received from any Government Entities in connection with any audit or information request with respect to any Taxes referred to in (A).  Additionally, after the Closing Date, Buyer shall reasonably cooperate with Seller’s reasonable request for information with respect to Seller’s right to receive the Tax benefits that are set forth in Section 6.5(j).

(ii)           After the Closing, (A) Buyer shall, and shall cause the Transferred Entities to, take such action as Seller reasonably requests to reduce or eliminate the Taxes of Transferred Entities for which Seller is liable under Section 6.5(a) or Section 8.2 by the transfer of Tax liabilities to Seller or any of its Affiliates or the transfer of Relief by Seller or any of its Affiliates to the Transferred Entities provided, in each case that such action does not and is not likely to result in any increased Tax or other cost to the Buyer or any of its Affiliates and (B) Buyer shall not, and shall cause the Transferred Entities not to, take any action that increases Seller’s liability under Section 6.5(a) or Section 8.2, other than any action required by applicable Law, any action otherwise contemplated under this Section 6.5(l) requested by Seller or any of its affiliates, any action required of Buyer pursuant to this agreement or any action required by any agreement or arrangement entered into in connection with the transactions contemplated by this Agreement prior to the Closing.  Seller shall not be liable under Section 6.5(a) or Section 8.2 in respect of any liability would not have arisen or which would have been reduced or eliminated but for failure of Buyer to act in accordance with this Section 6.5(l).

(iii)           Buyer undertakes (at the reasonable cost of Seller, such cost not to include management time incurred by Buyer or any of its Affiliates) to provide Seller with such information as Seller may reasonably request information to enable Seller to satisfy any obligations to make deductions or recoveries and for Seller to account within appropriate time limits for any amounts payable to a Tax authority in connection with any Benefit and Compensation Arrangement.

(iv)           Parent and Seller shall, and shall procure that each of their Affiliates shall, provide Buyer or its Representatives with access to and (at the reasonable cost of Buyer, such cost not to include manager time incurred by Seller or any of its Affiliates) copies of such Books and Records under the control of Parent, Seller or their Affiliates as the Buyer reasonably requires in connection with the Tax affairs (including, without limitation, the preparation of Tax Returns) of Buyer or any of its Affiliates.

(m)           Maintenance of Buyer’s Books and Records.  Any other provision of this Agreement notwithstanding, (i) until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including the Closing Date, Buyer shall, and shall cause the Transferred Entities to, retain all of the Books and Records and any other documents relating to Taxes with respect to the Transferred Entities for periods on or before the Closing Date, which Books and Records and other documents were in existence on the Closing Date, (ii) after the Closing Date, Buyer shall provide Seller with access to such Books and Records and such other documents for inspection by Seller or any of its Representatives upon reasonable request and upon reasonable notice, and (iii) prior to the expiration of the period specified in clause (i) above, Seller may request that Buyer transfer such Books and Records, or copies thereof, to Seller promptly after the later to occur of (x) the expiration of the period specified in clause (i) above and (y) the date upon which the internal recordkeeping requirements of the Buyer or the Transferred Entity would otherwise provide for the destruction of such Books and Records, any costs of transferring or copying such Books and Records and such other documents to be paid by Seller; provided, however, that, in each case, Seller shall not be entitled to access any Tax Returns of Buyer, and Seller shall not be allowed to access any information that Buyer, in its sole discretion, deems to be confidential.

(n)           Section 338 Election.  The parties acknowledge and agree that Buyer may, at its discretion, make the election provided under Code Section 338(g) with respect to any of the Foreign Transferred Entities.

(o)           Certain Information Requirements.  Seller undertakes to (i) promptly provide Buyer with such information (to the extent that Seller or its Affiliates have such information within their control) as Buyer may reasonably request in connection with any Benefit and Compensation Arrangement and (ii) promptly notify Buyer of the occurrence of any event of which Seller or its Affiliates is aware in relation to any award made or benefit, asset or right provided pursuant to any Benefit and Compensation Arrangement as would, in each of (i) and (ii), enable or require Buyer and its Affiliates to satisfy any obligations imposed by Law or under any Benefit and Compensation Arrangement (including, making deductions or recoveries and accounting for any amounts payable to a Tax authority), in each case within appropriate time limits and without incurring interest or penalties. Seller shall use all commercially reasonable endeavors to procure that the Transferred Entities have established adequate reporting procedures prior to Closing and maintained records to enable such deductions and recoveries to be made and to enable the relevant Transferred Entity to account for amounts payable to a Tax authority, in each case within appropriate time limits (without incurring interest or penalties).

(p)           Certain Plan Deductions.  For U.S. federal income tax purposes: (i) with respect to the plans listed in Annex 6.5(p), California Corporation shall claim the deduction for such payments in its taxable year that ends on the Closing Date, provided that the payments are made by the 15th day of the third calendar month following the Closing Date, and (ii) with respect to the Barclays Global Investors Equity Ownership Plan, California Corporation shall claim the deduction with respect to the exercise of the options in its taxable year that ends on the Closing Date, provided that such options are exercised or otherwise settled prior to the Closing.

(q)           Non-Resident Capital Gain Tax.  If any Japanese nonresident capital gains Tax is imposed by a Japanese Government Entity on, or payable to a Japanese Government Entity by, Buyer or its Affiliates by reason of  (i) a sale or other disposition of any of the issued and outstanding equity securities of Japan Company (or any successor, by merger, consolidation or otherwise, to Japan Company) by UK Holdings (or any successor to UK Holding or an Affiliate of Buyer that acquires the stock of Japanese Company in a transaction that is not subject to such Tax), and/or (ii) any merger, transfer (including a transfer of assets) or other restructuring of Japan Company, including the merger or restructuring of the Japanese business of Buyer with or into Japan Company, that, in each case, occurs within a period of three year after the Closing Date, Seller shall pay to Buyer 50% of the amount of such Tax, provided, however, that Seller’s liability hereunder shall not exceed 50% of the amount of the Tax that would have been payable by UK Holdings if Buyer, in lieu of purchasing the equity securities of UK Holdings at the Closing, instead had purchased 100% of the equity securities of Japan Company from UK Holdings.

Section 6.6          Client Approvals.

(a)           Seller agrees to use, and cause each of its Affiliates to use, its reasonable best efforts to obtain the consents and approvals (including all approvals by the boards of directors and trustees and shareholders of the Funds Registered under the Investment Company Act) of New Advisory Contracts in accordance with the requirements of Section 15 of the Investment Company Act necessary to satisfy the Assignment Requirements with respect to all Existing Advisory Contracts and all approvals by the boards of directors and trustees of the Funds Registered under the Investment Company Act of “interim” new advisory contracts pursuant to Rule 15a-4 thereunder.  Buyer agrees to use and to cause each of its Subsidiaries to use its reasonable best efforts to cooperate with Seller and its Affiliates in their efforts to obtain the consents and approvals (including all approvals by the boards of directors and trustees and shareholders of the Funds Registered under the Investment Company Act of New Advisory Contracts in accordance with the requirements of Section 15 of the Investment Company Act) necessary to satisfy the Assignment Requirements with respect to all Existing Advisory Contracts and all approvals by the boards of directors and trustees of the Funds Registered under the Investment Company Act of temporary New Advisory Contracts pursuant to Rule 15a-4 thereunder.  In the event that any such consents and approvals are not obtained on or prior to the Closing Date, following the Closing Date, Buyer and Seller shall use their respective reasonable best efforts to obtain such consents and approvals as soon as practicable and in any event within

150 days after the Closing Date.  From and after the date hereof and until the end of such period, Seller and Buyer shall communicate on a regular basis to stay apprised of the efforts to obtain such consents and approvals.

(b)           Subject to Section 10.7, notwithstanding anything herein to the contrary, none of Seller, Buyer or any of their respective Affiliates shall have any obligation under this Agreement to pay any money or other consideration beyond a de minimis review charge to any Person or to initiate any claim or proceeding against any Person in order to obtain any consent, approval or New Advisory Contract necessary to satisfy any Assignment Requirement.

(c)           Buyer and Seller agree that consent for any Existing Advisory Contract with a Client that is a Fund Registered under the Investment Company Act shall be deemed given for all purposes under this Agreement only if a New Advisory Contract has been approved by the board under Section 6.6(a) and by the shareholders of the applicable Fund in accordance with Section 6.7 and applicable Law.

Section 6.7          Proxy Statements; Shareholder Meetings.  Seller shall use its reasonable best efforts to cause each US Fund for which a shareholder consent shall be required for a New Advisory Contract to call a special meeting of the shareholders of such Fund to be held as soon as reasonably practicable after the date of this Agreement for purposes of obtaining the requisite approval of such shareholders for such New Advisory Contract.  In connection therewith, Seller will use its reasonable best efforts to (i) cause each such Fund to prepare and file with the SEC all proxy solicitation materials that comply in all material respects with the applicable provisions of Section 14 of the Exchange Act and Section 20 of the Investment Company Act, (ii) mail such proxy solicitation materials as promptly as practicable after review by the SEC and (iii) as soon as practicable following the mailing of the proxy solicitation materials, submit, or cause to be submitted, to the shareholders of each such Fund for a vote at a shareholders meeting the proposals described in the first sentence of this Section 6.7.  Each of Buyer and Seller agrees to provide promptly in writing all information concerning themselves and their respective Affiliates required to be included in such Funds’ proxy statements under the Exchange Act or the Investment Company Act or under other applicable Laws.  Each of Buyer and Seller agrees to promptly correct such information if and to the extent that such information becomes false or misleading in any respect.

Section 6.8          Section 15(f).

(a)           Buyer acknowledges and agrees that the transactions contemplated by this Agreement are intended to qualify for the treatment described in Section 15(f) of the Investment Company Act.  In this regard, Buyer shall, and from and after the Closing Date shall, to the extent within its control, cause the BGI Business to comply with the conditions of Section 15(f) of the Investment Company Act, including (i) to assure that, for a period of three years after the Closing Date, at least 75% of the board of trustees or board of directors, as the case may be, of each Fund registered under the Investment Company Act or any permitted successor thereto are not “interested persons” of Buyer or Seller, or the respective “affiliated persons” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) of either; such efforts to include (A) causing any employee, officer, director or agent of Buyer, any Subsidiary of Buyer or any of their respective “affiliated persons” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) who shall be a trustee or director of any Fund registered under the Investment Company Act to resign when required to maintain such percentage, and (B) to ensure that vacancies on the board of trustees or board of directors, as the case may be, of any Fund registered under the Investment Company Act will be filled by a Person who is not an “interested person” of Buyer, any Subsidiary of Buyer or any of their respective “affiliated persons” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC), who has been selected and proposed for election by a majority of the trustees or directors who are not such interested persons, and who has been elected by shareholders in accordance with Section 16(b) of the Investment Company Act; and (ii) refraining from imposing or seeking to impose, for a period of two years after the Closing Date, any “unfair burden” (as that term is defined in Section 15(f) of the Investment Company Act and interpreted by the SEC) on any Fund registered under the Investment Company Act.

(b)           None of Buyer or any of its affiliated persons (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) has and Buyer shall ensure that no such persons have any express or implied understanding or arrangement which would reasonably be expected to impose an “unfair burden” (as that term is defined in Section 15(f) of the Investment Company Act and interpreted by the SEC) on any of the Funds registered under the Investment Company Act as a result of the transactions contemplated hereby or would in any way violate Section 15(f) of the Investment Company Act.

Section 6.9          Other Registered Funds.  With respect to any Fund that is registered with any Government Entity and is not a US Fund, as promptly as practicable following the date of this Agreement, Seller shall, to the extent required by applicable Law or the terms of any Existing Advisory Contract with such Fund, cause the Transferred Entities to (a) provide notice (the “Notice”) of the transactions contemplated by this Agreement to such Fund and, where required by applicable Law, to the holders of such Fund, and (b) use reasonable best efforts to obtain any approval, consent or other action, if any, that is required from or by the board of directors or other comparable governing body of such Fund, the shareholders of such Fund or any regulating or self-regulating authority for such Fund so that, after the Closing, the Transferred Entities may continue to provide services to such Fund in accordance with such Fund’s Existing Advisory Contract or otherwise on terms that are substantially similar to those of such Fund’s Existing Advisory Contract.  To the extent consistent with applicable Law or SEC or FINRA pronouncements or unless affirmative approval, consent or action, if any, is required under an applicable Existing Advisory Contract, such approval, consent or other action may take the form of a so-called implied or negative consent.  Buyer shall provide to Seller and the Transferred Entities and their Representatives all information regarding Buyer and its Affiliates reasonably required in connection with obtaining such approval, consent or other action, if any.  Subject to Section 10.7, notwithstanding anything herein to the contrary, neither Seller nor any of its Affiliates shall have any obligation under this Agreement to pay any money or other consideration beyond a de minimis review charge to any Person or to initiate any claim or proceeding against any Person in order to obtain any consent, approval or other action under this Section 6.9.

Section 6.10        Non-Registered Funds and Advisory Clients.  With respect to any Fund that is not Registered with any Government Entity and with respect to any Advisory Client, as promptly as practicable following the date of this Agreement, Seller shall, to the extent required by applicable Law or the terms of any Existing Advisory Contract with such Fund or such Advisory Client, cause the Transferred Entities to (a) provide the Notice to such Fund or Advisory Client and (b) use reasonable best efforts to obtain any approval, consent or other action that is required from or by such Fund or such Advisory Client so that, as applicable after the Closing, the Transferred Entities may continue to provide services to such Fund or Advisory Client in accordance with such Fund’s or such Advisory Client’s Existing Advisory Contract or otherwise on terms that, taken as a whole, are substantially similar to those of such Fund’s or such Advisory Client’s Existing Advisory Contract.  Buyer and Seller agree that any consent required for any Existing Advisory Contract with a Client (other than a Fund that is Registered with a Government Entity) to continue after the Closing shall be deemed given for all purposes under this Agreement (i) if written consent is required under applicable Law or the respective Existing Advisory Contract, upon receipt of the written consent requested in the Notice prior to the Closing Date, or (ii) if consent other than written consent is permitted under applicable Law and the respective Existing Advisory Contract, (x) upon receipt of a written consent requested in the Notice prior to the Closing Date or (y) if no such written consent is received, if 45 days shall have passed since the sending of written notice (the “Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the Notice) requesting written consent as aforesaid and informing such Client, to the extent appropriate:  (A) of the intention to complete the transactions contemplated hereby, which will result in a deemed assignment of such Client’s Existing Advisory Contract (or other consequences triggering a consent requirement under applicable Law in the case of such Client); (B) of the Transferred Entities’ or one of their respective Affiliates’ intention to continue to provide the advisory services pursuant to the Existing Advisory Contract with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (C) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 45 days after the sending of the Negative Consent Notice without termination.  Buyer shall provide to Seller and the Transferred Entities and their Representatives all information regarding Buyer and its Affiliates reasonably required in connection with obtaining such approval, consent or other action.  Subject to Section 10.7, notwithstanding anything herein to the contrary, neither Seller nor any of its Affiliates shall have any obligation under this Agreement to pay any money or other consideration beyond a de minimis review charge to any Person or to initiate any claim or proceeding against any Person in order to obtain any consent, approval or other action under this Section 6.10.  For any Contingent Account that exists at the Closing Measurement Date, Buyer shall use its reasonable best efforts to cause such Contingent Account to not terminate the applicable Existing Advisory Contract prior to the end of the True-Up Period.  Subject to Section 10.7, notwithstanding anything herein to the contrary, neither Buyer nor any of its Affiliates shall have any obligation under this Agreement to pay any money or other consideration beyond a de minimis review charge to any Person or to initiate any claim or proceeding against any Person in order to obtain any consent, approval or other action under this Section 6.10.

Section 6.11        Certain Post-Closing Filings.  Following the Closing Date, Buyer agrees to cause US Fund Advisors promptly to amend its Form ADV and promptly to file such amendment with the SEC and any applicable state authorities, for the purpose of disclosing information about the change in control of the Persons comprising BGI Business and any change in personnel following the Closing, and to cause US International and US Fund Advisors promptly to amend their respective Form 7-Rs to make similar appropriate updates to the information therein.  Following the Closing Date, Buyer agrees to, or to cause its applicable Subsidiaries to, make all necessary filings relating to the consummation of the transactions contemplated by this Agreement that may be required to be made with any applicable Government Entity.

Section 6.12        Continuity of Employment; Post-Closing Obligations of the Transferred Entities to Certain Employees.

(a)           Except as mutually agreed in good faith by Buyer and Seller or as otherwise provided under the Transition Services Agreement, for the period from the Closing Date through December 31, 2010 (the “Transition Period”), (i) each Employee shall be employed by Buyer or one of its Affiliates (including on or after the Closing Date, the Transferred Entities) in accordance with applicable Law, (ii) each Transferred Entity shall continue to provide employee benefits to its Employees under the applicable Assumed Benefit Arrangements, provided, however, that with respect to any Assumed Benefit Arrangement that is a severance plan, policy, or practice, Buyer and the Transferred Entities shall be permitted, subject to the requirements of applicable Law, to provide substitute severance plans, policies or practices or to amend such plans or policies, provided that any such substituted or amended severance plan, policy or practice shall provide the Employees with severance benefits that are not materially less favorable in the aggregate than the severance benefits provided to similarly-situated employees of Buyer, and (iii)  except as otherwise required by clause (i), to the extent any Employee is currently provided with health, welfare or other employee benefits under Benefit and Compensation Arrangements that are not Assumed Benefit Arrangements, such Employee shall participate in analogous employee benefit plans, contracts, programs, policies or arrangements of Buyer or any of its Affiliates on a basis substantially similar to that of similarly situated Buyer employees in the relevant country (or if Buyer has no employees in the relevant country, Buyer shall discuss in good faith with Seller the establishment of benefit plans appropriate to the labor market in such country).  During the Transition Period, Buyer and the Transferred Entities shall work together in good faith to develop plans and arrangements covering the Employees following the Transition Period.  The foregoing shall not require Buyer or any of its Affiliates to maintain any particular type of employee compensation or benefit plan following the Transition Period.  If Buyer or one of its Affiliates would need to make an offer of employment to an Employee, such offer will be subject to satisfaction of Buyer’s standard conditions for employment, except that employee benefits for each such Employee shall be provided in accordance with the foregoing through the end of Transition Period.  This Section 6.12(a) shall not be construed to limit the ability of Buyer to terminate the employment of any Employee at any time.  Prior to the Closing, each Transferred Employee shall become an employee of a Transferred Entity.

(b)           With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), or any plan that would be a “welfare benefit plan” (as defined in Section 3(1) of ERISA) if it were subject to ERISA, maintained by Buyer or its Affiliate after the Closing Date, Buyer shall use reasonable efforts to, or cause its third-party insurance providers or third party administrators to (i) waive any pre-existing condition, actively at work requirements and waiting periods, and (ii) cause such plans to honor any expenses incurred by the Employees and their beneficiaries under similar plans of Seller and its Affiliates during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

(c)           Employees shall be given credit for all service with Seller or any of its Affiliates, to the same extent as such service was credited for such purpose by Seller or any of its Affiliates, under each Buyer employee benefit plan, program or arrangement in which such Employees are eligible to participate for purposes of eligibility, vesting and benefit accrual (other than benefit accrual under a defined benefit pension plan in which no assets are transferred pursuant to this Agreement); provided, however, that no such service recognition shall result in any duplication of benefits.

(d)           As of the Closing, Buyer shall assume all liabilities and obligations in respect of all Assumed Benefit and Compensation Arrangements and Seller and its Affiliates (excluding any Transferred Entity) shall retain all liabilities and obligations in respect of any Benefit and Compensation Arrangement other than the Assumed Benefit and Compensation Arrangements.

(e)           Nothing contained in this Agreement shall confer upon any Employee any right with respect to continuance of employment by Buyer or any of its Affiliates, nor shall anything in this Agreement interfere with the right of Buyer or any of its Affiliates to terminate the employment of any of the Employees at any time, with or without cause, or restrict Buyer or any of its Affiliates in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Employees following the Closing Date.

(f)           Notwithstanding anything to the contrary set forth in this Agreement, this Agreement is not intended, and it shall not be construed, to amend or create third party beneficiary rights in the Employees or any other Person who is a participant in, any benefit plans (including any beneficiaries or dependents thereof) under or with respect to any agreement, plan, program or arrangement described in or contemplated by this Agreement.  This Agreement does not create any right under the UK Contracts (Rights of Third Parties) Act of 1999 which is enforceable by any Employee, Transferred Employee or any other individual providing services to the Transferred Entities.

(g)           During the Transition Period, subject to the requirements of applicable Law, each Employee shall participate in compensation plans, programs and arrangements (including but not limited to those providing for the opportunity to earn incentive compensation), maintained by Buyer or any of its Affiliates on a basis substantially similar to that of similarly situated Buyer employees in the relevant country (or if Buyer has no employees in the relevant country, Buyer shall discuss in good faith with Seller the establishment of compensation plans, programs and arrangements that are appropriate to the labor market in such country).  In addition, following the Closing Date, the Employees shall be eligible to receive the payments and awards described on Annex 6.12 hereto.

Section 6.13        Ancillary Agreements.

(a)           Each of Buyer and Seller agrees with respect to the Transition Services Agreement, to negotiate in good faith and use their reasonable best efforts to on or prior to the Closing Date execute and deliver, or cause their appropriate Affiliates that are parties thereto to execute and deliver, such Transition Services Agreement, which will contain reasonable and customary terms (including that Buyer will use its reasonable best efforts to migrate off of the services as soon as practicable) and conditions and cover all services (other than those that are being provided pursuant to arms’ length agreements between Seller and the Transferred Entities in effect on the date hereof and that will remain in effect after the Closing) that are being provided by Seller and its Subsidiaries (other than the Transferred Entities) to the Transferred Entities between the date of this Agreement and the Closing and that are requested by Buyer in order to operate the BGI Business in the same manner in which it was operated in the three months prior to the Closing.  The pricing for such services shall be based on the historical methodology for assessing charges for services provided by Seller to the Transferred Entities, provided that if no historical pricing exists, the pricing shall be Seller’s cost, and the term of such services shall not exceed 12 months; provided, however, that Buyer shall have the right, exercisable once only, to extend the term of any service by three months to the extent that it shall be reasonably necessary for Buyer to have such extension.

(b)           Each of Buyer and Seller agrees, with respect to the Ancillary Agreements (other than the Transition Services Agreement), to execute and deliver, or cause their appropriate Affiliates that are parties thereto to execute and deliver, prior to the Closing, each such Ancillary Agreement, in each case in all material respects in the form attached hereto, with such changes as to which the parties thereto shall mutually agree.

Section 6.14        Insurance.  Following the Closing Date, the Transferred Entities shall no longer be insured under any insurance policy of Seller or any of its Affiliates.

Section 6.15        Non-Solicitation.

(a)           Seller agrees that, for the period commencing on the Closing Date and expiring on the second anniversary of the Closing Date, neither it nor any of its Affiliates shall directly or indirectly (i) solicit for employment or any similar arrangement any Employee or (ii) hire or assist any other Person in hiring any such Employee; provided, however, that this Section 6.15(a) (x) shall not apply to Employees who have not been employed by Buyer or any of its Affiliates (including the Transferred Entities) at any time during the six months prior to the applicable inducing, encouraging, soliciting or hiring, (y) shall not apply to Persons whose employment was terminated by Buyer or any of its Affiliates and (z) shall not prohibit general solicitations for employment through advertisements or other means (including the hiring of any Person resulting therefrom that is not known to be an Employee and the hiring of any Person resulting therefrom whose base salary will be less than $400,000 per year, in each case, to the extent that the solicitation was non-targeted).

(b)           Buyer agrees that:

(i)           for the period commencing on the date of this Agreement and expiring on the second anniversary of the Closing Date, neither it nor any of its Affiliates (including the Transferred Entities following the Closing) shall directly or indirectly (A) induce or encourage or solicit any employee of Seller or any of its Affiliates (other than any Employee) with whom Buyer or any of its Affiliates had contact with in connection with the consideration of the transactions contemplated hereby to leave such employee’s employment or to accept any other position or employment with Buyer or any of its Affiliates (including the Transferred Entities following the Closing) or (B) hire or assist any other Person in hiring such employee;

(ii)           for the period commencing on the date of this Agreement and expiring at the Closing, neither it nor any of its Affiliates shall directly or indirectly (A) induce or encourage or solicit any Employee to leave such Employee’s employment with Seller or any of its Affiliates (including the Transferred Entities) prior to the Closing or (B) hire or assist any other Person in causing such Employee to leave such Employee’s employment with Seller or any of its Affiliates (including the Transferred Entities) prior to the Closing; and

(iii)           if this Agreement is terminated prior to the Closing for a period commencing on the date on which this Agreement is terminated and expiring on the first anniversary of such termination, neither it nor any of its Affiliates shall directly or indirectly (A) induce or encourage or solicit any Employee in respect to whom Buyer or any of its Affiliates received information in connection with the consideration of the transactions contemplated hereby to leave such Employee’s employment or to accept any other position or employment with Buyer or any of its Affiliates or (B) hire or assist any other Person in hiring such Employee;

provided, however, that this Section 6.15(b) (x) shall not apply to employees (including Employees) who have not been employed by Seller or any of its Affiliates at any time during the six months prior to the applicable inducing, encouraging, soliciting or hiring, (y) shall not apply to Persons whose employment was terminated by Seller or any of its Affiliates and (z) shall not prohibit general solicitations for employment through advertisements or other means (including the hiring of any Person resulting therefrom whose base salary will be less than $400,000 per year to the extent that such solicitation is not specifically targeted); provided that Seller may not hire any Employee as a result of such general solicitation if such hiring would otherwise be prohibited by this Section 6.15(b).

(c)           Notwithstanding anything in this Agreement to the contrary, the parties intend that the covenants and other obligations set forth in this Section 6.15 shall be subject to equitable enforcement (including specific performance and injunctive relief).

Section 6.16        Parent Shareholder Approval.

(a)           Parent shall prepare and submit to the United Kingdom Listing Authority (“UKLA”) as promptly as reasonably practicable after the date of this Agreement (and in any event within 10 Business Days, subject to prompt provision of information by the Buyer as set forth below) a draft of a circular relating to and for the purposes of convening the Parent Shareholders Meeting (the “Circular”) for approval, together with all other documents required to be lodged with the UKLA before it will approve such Circular and seek UKLA approval of such Circular; provided, however, that prior to such submission of the Circular (and any supplement or amendment thereto), Parent shall cooperate and provide Buyer with a reasonable opportunity to review and comment on any summary of or reference to this Agreement and the transactions contemplated hereby or Buyer or any of its Affiliates in the form and context in which any such reference appears.  Buyer agrees to promptly provide such information to Parent concerning Buyer and its Affiliates as may be reasonably required by Parent for the purposes of the preparation of the Circular and any required supplement or amendment thereto.  Parent shall use its reasonable best efforts to have the Circular (and any supplement or amendment thereto) approved by the UKLA (as required) as promptly as practicable.  Parent agrees, as to itself and its Subsidiaries and directors, that the Circular and any amendments or supplements thereto shall comply in all material respects with the applicable provisions of Law relating to companies incorporated in England.

(b)           Parent shall, subject to its final approval by the UKLA and not later than the later of 10 Business Days after such UKLA approval or the time the Circular must be posted in order to hold the Parent Shareholders’ Meeting on August 7, 2009, post the Circular to the holders of Parent Ordinary Shares to convene a general meeting of the holders of Parent Ordinary Shares at which the resolutions referred to in Section 3.3 (Corporate Authority) (the “Resolutions”) will be proposed or any adjournment thereof (the “Parent Shareholders Meeting”).  Parent shall convene the Parent Shareholders Meeting promptly for a date no later than 25 Business Days following the date of posting of the Circular, but in no event shall Parent be required to convene the Parent Shareholders Meeting earlier than August 7, 2009.  In relation to the Parent Shareholders Meeting and the conduct of business thereat, Parent shall comply with applicable Law and provide that the vote on each of the Resolutions is taken by way of a poll.  The Resolutions will be submitted to the holders of Parent Ordinary Shares at the Parent Shareholders Meeting whether or not any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Parent or any of its advisors.

(i)           Parent undertakes to Buyer that the directors of Parent shall recommend to the holders of Parent Ordinary Shares, in the Circular (and any supplement or amendment thereto) and at the Parent Shareholders Meeting, that the Resolutions be passed and that they will not at any time withdraw or modify, in a manner which is adverse to Buyer or implementation of the transactions contemplated by this Agreement, such recommendation except to the extent that the directors of Parent have determined in good faith, after having obtained independent legal advice, that such recommendation should be withdrawn or modified in order to comply with their fiduciary duties and statutory obligations under applicable Law (a “Change in Recommendation”).

(ii)           Parent agrees, if reasonably practicable in light of applicable Law and the rules of any applicable stock exchange, to advise Buyer if Parent’s Board is considering a Change of Recommendation and to provide Seller reasonable advance notice of the announcement of a Change in Recommendation including the reasons therefor.

(c)           Parent agrees that neither it nor any of its Affiliates nor any officer or director of it or any of its Affiliates shall, and Parent shall instruct its Representatives not to, directly or indirectly:

(i)            initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii)           engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person, or afford access to the business, properties, assets, books or records of the BGI Business or the Transferred Entities in connection with or relating to, any Acquisition Proposal; or

(iii)           enter into any agreement in principle, letter of intent, term sheet or similar instrument relating to an Acquisition Proposal; or

(iv)           otherwise knowingly facilitate or assist any effort or attempt to make an Acquisition Proposal.

(d)           Parent shall promptly notify Buyer of any enquiry, approach, information or meeting request from a third party that relates to, or may reasonably be considered to relate to or be in connection with, an Acquisition Proposal providing reasonable details thereof.

Section 6.17        Information Statement.

(a)           Buyer shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (taking into account the timing of the delivery by Seller to Buyer of any necessary historic financial statements), a written information statement containing the information specified in Schedule 14C under the Exchange Act and concerning the Share Issuance and the transactions contemplated by this Agreement under the Exchange Act (the “Information Statement”).  Buyer agrees, as to itself and its Subsidiaries, that the Information Statement and any amendment or supplement thereto (i) shall comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) shall not, at the date of mailing to holders of Buyer Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Seller or any of its Affiliates.  Seller shall cooperate in the preparation of the Information Statement and shall promptly provide to Buyer all information regarding Seller or any of its Affiliates (including, but not limited to, any financial statements of and other information relating to the Transferred Entities which may be required pursuant to Regulation 14C under the Exchange Act) that is reasonably required in connection with the preparation, filing and distribution of the Information Statement and any amendment or supplement thereto.  Seller agrees that none of the information supplied by Seller for inclusion or incorporation by reference in the Information Statement shall, at the date of mailing to the holders of Buyer Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Buyer shall promptly notify Seller of the receipt of any comments of the SEC with respect to the Information Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide Seller with copies of all correspondence between Buyer or any of its Representatives and the SEC with respect to the Information Statement.  Seller and Buyer shall each use their reasonable best efforts to promptly provide responses to the SEC with respect to all comments of the SEC received on the

Information Statement, and Buyer shall cause the definitive Information Statement to be mailed, or made available pursuant to Rule 14a-16 under the Exchange Act, as promptly as possible after the date on which the SEC staff advises that it has no further comments thereon or that Buyer may commence the mailing of the Information Statement.

Section 6.18        Confidentiality.

(a)           Parent and Seller shall, and shall use their reasonable best efforts to cause their Subsidiaries and their respective officers, directors, employees and Representatives to, treat as confidential and safeguard any and all information, knowledge and data in its possession (i) relating to Buyer and its Affiliates that becomes known to Parent or Seller as a result of the transactions contemplated by this Agreement except as otherwise agreed to by Buyer in writing or (ii) from and after the Closing Date, relating to the Transferred Entities.  Notwithstanding the foregoing sentence, nothing in this Section 6.18(a) shall prevent the disclosure of any such information, knowledge or data in accordance with any requirement under applicable Laws or administrative or regulatory process; provided, however, that, unless legally restricted from doing so, Parent or Seller shall first inform Buyer of its intention to disclose such information so that Buyer may seek an appropriate protective order.

(b)           Buyer shall, and shall use its reasonable best efforts to cause its officers, directors, employees and Representatives to, treat as confidential and safeguard any and all information, knowledge or data included in any information relating to the business of Seller and its Subsidiaries other than information relating to the Transferred Entities that becomes known to Buyer as a result of the transactions contemplated by this Agreement except as otherwise agreed to by Parent or Seller in writing.  Notwithstanding the foregoing sentence, nothing in this Section 6.18(b) shall prevent the disclosure of any such information, knowledge or data in accordance with any requirement under applicable Laws or administrative or regulatory process; provided, however, that, unless legally restricted from doing so, Buyer shall first inform Parent and Seller of its intention to disclose such information so that Parent and Seller may seek an appropriate protective order.

(c)           Parent and Seller, on one hand, and Buyer, on the other hand, acknowledge that the confidentiality obligations set forth in this Section 6.18 shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party.

(d)           In the event of a breach of the obligations under this Section 6.18 by Seller, on the one hand, or Buyer, on the other hand, the non-breaching party, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 6.18.

Section 6.19        Base Revenue Schedule.  Seller agrees to deliver to Buyer, within five Business Days after the date of this Agreement, a finalized Base Revenue Schedule, complete and correct in all material respects.

Section 6.20        Release.  At or prior to the Closing, the Transferred Entities shall each execute releases in the form of Exhibit D acquitting, releasing and discharging the directors of the Transferred Entities from any and all liabilities to the Transferred Entities that exist as of the Closing Date or that arise in the future and through the Closing Date from events or occurrences taking place prior to or as of the Closing Date.

Section 6.21        Intercompany Items.  At or prior to the Closing, all Intercompany Receivables and Intercompany Payables shall be settled or paid other than (i) those set forth on Section 6.21 of the Seller’s Disclosure Schedules or (ii) as contemplated in Schedule 6.26 of the Seller’s Disclosure Schedule.

Section 6.22        Information for Fund Boards.  With respect to each Fund, Buyer and Seller promptly shall provide to the board of directors or board of trustees of such Fund (or similar body) all information relating to such party and its Affiliates that is necessary and/or reasonably requested by such board to enable it to evaluate the terms of each applicable New Advisory Contract, agreement or arrangement proposed in connection with the transactions contemplated by this Agreement and relating to any such Fund.  Buyer and Seller shall promptly provide to the other party copies of all information provided to a Fund board in accordance with this Section 6.22.

Section 6.23        Interest in Intellectual Property.

(a)           Buyer, for itself and its Subsidiaries, acknowledges and agrees that Buyer and its Subsidiaries are not purchasing, acquiring, licensing or otherwise obtaining any right, title or interest in, to or under the name “Barclays” or the Barclays eagle device, or any Trademark, logo or business name, corporate name, d/b/a or other name related thereto or employing the wording “Barclays” or employing the Barclays eagle device, or any derivation or variation of the foregoing or any confusingly similar corporate or business name or d/b/a or any other name or Trademark whether registered or unregistered, (such corporate or business names, d/b/a’s, other names, Trademarks, logos and devices collectively, the “Seller’s Names and Marks”).  Neither Buyer nor any of its Affiliates shall or shall instruct others to (i) seek to register in any jurisdiction any of the Seller’s Name or Marks or other name or Trademark that is a derivation, translation, adaptation, combination or variation of any Seller’s Names and Marks or that is confusingly similar thereto, or (ii) contest the use, ownership, registerability, validity or enforceability of any rights of Seller or any of its Affiliates in or to any of the Seller’s Names and Marks.  The provisions of Section 6.23(b) shall not be deemed to limit the provisions of, nor the restrictions on Buyer and its Affiliates described in, this Section 6.23(a).  This Section 6.23(a) shall not restrict Buyer’s ownership and use of the BGI Marks as provided in Section 6.23(e) below.

(b)           Buyer agrees on behalf of itself and its Subsidiaries that, except as expressly provided in this Agreement, on and following the Closing Date, Buyer and its Subsidiaries shall, as soon as reasonably practicable (but in no event more than 180 days after the Closing Date)

cease and discontinue any and all uses of any and all Intellectual Property owned or licensed by Seller or any its Affiliates, including without limitation any Trade Secrets owned or licensed by Seller or any of its Affiliates, other than (i) Intellectual Property used by Buyer and its Subsidiaries pursuant to Contracts and licenses between Seller or any of its Affiliates, on the one hand, and any of the Transferred Entities or Buyer and its Affiliates, on the other hand, that remain in effect following the Closing Date (which Intellectual Property they shall be permitted to continue to use as provided in such Contracts and licenses),  (ii) as otherwise provided pursuant to this Agreement or any Ancillary Agreement (which Intellectual Property they shall be permitted to continue to use as provided in this Agreement or any such Ancillary Agreement) or (iii) the Intellectual Property set forth on Schedule 6.23(b) of the Seller’s Disclosure Schedules (which Intellectual Property will be provided pursuant to the Transition Services Agreement); provided, that nothing herein shall be deemed to modify or diminish the representation and warranty in Section 4.11(h); and provided, further, that, the parties shall cooperate in good faith and use commercially reasonable efforts to identify prior to the Closing Date all such Intellectual Property that Buyer and its Affiliates are to cease or discontinue using.  Subject to the foregoing, Buyer agrees on behalf of itself and its Subsidiaries that any and all rights of the Transferred Entities and any of their sublicensees, if any, to any Intellectual Property that remains owned or licensed by Seller or any of its Affiliates after the Closing Date shall terminate on the Closing Date, other than (i) Intellectual Property used by Buyer and its Subsidiaries pursuant to Contracts or licenses between Seller or any of its Affiliates, on the one hand, and any of the Transferred Entities or Buyer and its Affiliates, on the other hand, that remain in effect following the Closing Date which Intellectual Property they shall be permitted to continue to use as provided in such Contracts and licenses, (ii) as otherwise provided pursuant to this Agreement or any Ancillary Agreement (which Intellectual Property they shall be permitted to continue to use as provided in this Agreement or any such Ancillary Agreement) or (iii) the Intellectual Property set forth on Schedule 6.23(b) of the Seller’s Disclosure Schedules, which Intellectual Property will be provided pursuant to the Transition Services Agreement.  In addition, subject to the first sentence of this Section 6.23(b), Buyer will cause the Transferred Entities and their successors (if any) to cease use of the color Pantone Cyan C and any font which is identical or confusingly similar to the font used by Seller in connection with its Barclays mark as of the date of this Agreement, in each case in a manner likely (i) to suggest any connection in the course of trade or association with Seller or (ii) to dilute Seller’s rights in its marks or the rights of any of Seller’s Affiliates in their marks; provided, however, that the foregoing shall not require the Buyer to cause any Transferred Entity to change the color used in any i-Shares Trademark immediately prior to the Closing.

(c)           Subject to applicable Law, Buyer for itself and its Subsidiaries acknowledges and agrees that, prior to the Closing, Seller may and may permit its Affiliates to take any and all actions and make all such filings and request any and all approvals from all applicable Government Entities, if any, reasonably necessary in order to permit Buyer and its Subsidiaries to remove any of Seller’s Names and Marks from the corporate name, d/b/a, fictitious name and other names, if any of any Transferred Entity.  Buyer and its Subsidiaries shall take all such actions, make all such filings and request all such approvals as reasonably necessary to remove any of Seller’s Names and Marks from any corporate name, d/b/a, fictitious name and other names of any Transferred Entity as promptly as practicable after the Closing (and in any even, no later than 30 Business Days after the Closing).  The parties and their respective Affiliates shall cooperate in good faith, and shall in a timely manner take all such actions and execute any such documents as may be reasonably necessary, to expedite, further and record all such name changes.  Subject to applicable Law after the Closing Date, Buyer and its Subsidiaries shall not expressly or by implication do business as or represent themselves as Seller or any of its Affiliates, and shall use all reasonable best efforts to ensure that there is no confusion that the Transferred Entities are no longer affiliated with Seller or any of its Affiliates.

(d)           Subject to applicable Law, after the Closing Date, Seller and its Affiliates (i) shall not expressly or by implication do business as or represent themselves as Buyer or any of its Subsidiaries, and shall use all reasonable efforts to ensure that there is no confusion that the Transferred Entities are no longer affiliated with Seller or any of its Affiliates, (ii) shall cease all use of the Trademarks owned by any of the Transferred Entities or any derivation or variation of the foregoing or any confusingly similar Trademark, corporate or business name or d/b/a, (iii) shall cease all use of the Intellectual Property owned by any of the Transferred Entities and (iv) shall cease all use of the “i500r”, “i60”, “i60C”, “iEnergy”, “iFin”, “iG5”, “iG10”, “iGold”, “ilntR”, “iMidCap”, “iProducts”, “iREIT”, “iRetire”, “ISHARES”, “I SHARE”, “iShares 529 Plan”, “iShares”, “iUnits” and “IUNITS iUnits” Trademarks and any other mark with an “i” prefix that is used by any of the Transferred Entities or is the subject of registrations or pending applications for registration, in each case, in connection with the BGI Business as of the date of this Agreement (the Trademarks identified in subsections (ii) and (iv) are the “Buyer’s i-Marks”), including any derivation or variation of the foregoing, and any other Trademark, corporate or business name or d/b/a/ that is confusingly similar with the foregoing Buyer’s i-Marks, subject to the following sentence.  Notwithstanding the foregoing, subsections (ii), (iii) and (iv) of this Section 6.23(d) shall not apply to the “iPath” or “iMortgage” Trademarks or any other mark with an “i” prefix that is not a Buyer’s i-Mark and that is used by, or is the subject of registrations or pending applications for registration of, any member of the Parent Group (other than marks used by a Transferred Entity as of the date of this Agreement in connection with the BGI Business or marks that are the subject of registrations or pending applications for registration in connection with the BGI Business, but excluding, specifically, the “iPath” and “iMortgage” Trademarks) as of the date of this Agreement (the “Seller’s i-Marks”), or, in each case, any derivation or variation thereof, or any other “i” mark other than one confusingly similar with Buyer’s i-Marks. Subject to the foregoing, Buyer and its Affiliates shall not use any Trademark, corporate or business name or d/b/a/ that is confusingly similar with the Seller’s i-Marks.

(e)           Seller acknowledges and agrees that, after the Closing Date,(i) the Transferred Entities shall own all rights, title and interest in and to the “iShares” Trademark and the “BGI” Trademark, (ii) that Buyer shall be entitled to adopt the Trademark “BlackRock Global Investors” and to own all rights, title and interest to such Trademark and (iii) that Buyer and its Affiliates shall be entitled to use the BGI Marks, subject to the terms of this Section 6.23(e).  Buyer, for itself and its Subsidiaries, covenants and agrees that Buyer and its Subsidiaries shall not use, nor authorize the use of, “BGI”, “BlackRock Global Investors” or, in each case, any derivation or variation thereof (collectively, the “BGI Marks”) in any manner that would suggest an affiliation or association with Seller or its Affiliates, or that contain, or is confusingly similar to any Seller’s Names and Marks, and shall not, nor authorize others to, adopt or seek to register in any jurisdiction any BGI Marks that contain, or are confusingly similar to any Seller’s Names and Marks.  Without limiting the foregoing in any way, Buyer and its Subsidiaries shall not (x) use the BGI Marks with any logo or design used by the Transferred Entities prior to the Closing and owned by the Seller and its Affiliates after the Closing, or (y) print or display, nor authorize others to print or display, the BGI Marks in, (A) until the second anniversary of the Closing Date, any blue color, and thereafter, Pantone Cyan C, or (B) a font confusingly similar to that of any Seller’s Names and Marks in use on the date of this Agreement.  The provisions of Section 6.23(b) shall not be deemed to limit the provisions of, nor the restrictions on Buyer and its Affiliates described in, this Section 6.23(e).

(f)           Prior to the Closing, Seller will transfer or cause to be transferred to the Transferred Entities all Trademarks identified on Section 6.23(f) of the Seller’s Disclosure Schedules.

(g)           Prior to the Closing, the Transferred Entities will transfer or cause to be transferred to Seller or one of its Affiliates that is not a Transferred Entity the Trademarks and domain names identified on Section 6.23(g) of the Seller’s Disclosure Schedules.

Section 6.24        Non-Compete.

(a)           Subject to Section 6.24(b), Parent and Seller agree that for the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, neither they nor any of their Specified Controlled Affiliates shall, directly or indirectly, engage in any Competing Activity or own any equity interest in any Person that engages in any Competing Activity.  For purposes of this Section 6.24, “Competing Activity” shall mean providing investment management services, including in respect of index products, on a discretionary or advisory basis, to third party governmental or large institutional clients or publicly offered Funds, of the type provided by the Transferred Entities as at the date of this Agreement.  The restrictions contained in this Section 6.24 do not apply to ABSA Bank Limited or any of its Subsidiaries for such time as they are not Controlled by a member of the Parent Group.

(b)           Notwithstanding anything in this Section 6.24 to the contrary, no member of the Parent Group shall be precluded from, directly or indirectly:

(i)            owning any equity interest in any Person that engages in a Competing Activity, as a result of or otherwise in connection with:  (x) any acquisition transaction in which any member of the Parent Group is acquiring, directly or indirectly, one or more businesses engaged in any activity in addition to a Competing Activity; provided that such Competing Activity by value is less than 25% of the value of the business or businesses being acquired; or (y) the enforcement of a security interest held as a result of engaging in an otherwise permissible activity; provided that Seller shall, or shall cause such applicable member of the Parent Group to, as soon as reasonably practicable after acquiring the assets constituting the Competing Activity or secured by such security interest, and on a basis consistent with maximizing value in the ordinary course, divest itself of such assets (with Buyer having the right to participate, as a potential purchaser of such assets, in the divestiture process), unless such member of the Parent Group would otherwise not be prohibited from holding such assets pursuant to this Section 6.24.  Notwithstanding the foregoing, the Parent Group shall continue to be able to own any equity interests relating to activities conducted as the date of the Agreement, or otherwise permitted to be held pursuant to this Section 6.24, as a result of internal restructuring transactions by, between or among members of the Parent Group;

(ii)           engaging, or owning an interest, in any type of business that any member of the Parent Group is engaged in as of the date of this Agreement (regardless of the legal form or Person through which such business may be conducted from time to time and including, for the avoidance of doubt and without limitation, the exchange-traded notes business marketed under the iPath brand as of the date of this Agreement); provided, however, that the foregoing shall not permit the members of the Parent Group to (A) substantially expand the scale or scope of any such business that constitutes discretionary management of assets invested in passive index replication strategies which relate to broad based indices and which any of the Transferred Entities promote, issue or manage as of the date of this Agreement or are in all material respects of the same type as the foregoing or (B) promote, issue, construct or manage ETFs or any exchange-traded security that has index, portfolio or return reference characteristics substantially similar to any ETF managed by any of the Transferred Entities on the date of this Agreement (other than exchange-traded securities, funds or structured products promoted, issued, constructed or managed by any member of the Parent Group and outstanding on the date of this Agreement or to the extent that exchange-traded securities, funds or structured products are targeted and offered to particular clients) (provided, further, that such restrictions shall not prevent the Parent Group from using any other third party as an advisor or sub-advisor in the same or more extensive manner as they use the Transferred Entities, for any product or mandate not otherwise prohibited by this Section 6.24);

(iii)           operating as part of the Barclays Wealth business, a proposed joint venture in Japan with Sumitomo-Mitsui Banking Corporation;

(iv)           working with any asset manager in relation to their ongoing asset management activities and entering into agreements with any such asset manager to distribute products or provide services to such asset manager or any customer of Parent or its Specified Controlled Affiliates;

(v)           without prejudice to and without limiting sub-Section (ii) above, owning any equity interest in any Person that engages in a Competing Activity (A) in the ordinary course of business of any member of the Parent Group; provided that such equity interest constitutes less than 15% of the equity interests of such Person and such ownership provides no rights to Control such Person; or (B) on behalf of third parties or funds or accounts managed by any member of the Parent Group (aa) in which the proprietary interest of the members of the Parent Group does not exceed 25% or (bb) if the fund or account in question is not expected to invest more than 25% of its assets in any one investment and does not have capital commitments in excess of $2 billion; or

(vi)           promoting any of the foregoing.

(c)           The parties acknowledge and agree that this Section 6.24 shall not prevent Seller or any other member of the Parent Group or any of the Transferred Entities from conducting the BGI Business with respect to UK Holdings and Japan Company prior to the Next Day Transfer or owning an interest in Buyer after the Closing.

Section 6.25        Cooperation.

(a)           Seller and Buyer shall use reasonable efforts to identify third parties in which both (i) a Transferred Entity and (ii) Buyer or one of its Affiliates or any direct or indirect interest holder in Buyer have a beneficial ownership interest, whether of a proprietary or a fiduciary nature (any such third party, a “Identified Third Party”) and in connection therewith cooperate in preparing any dispositions, filings or notices that are required as a result of the potential aggregation in ownership that may result upon the consummation of the transactions contemplated hereby under any Law applicable to such Identified Third Party, the organizational documents of such Identified Third Party or any publicly available Contract relating to such Identified Third Party.

(b)           Buyer shall be provided a reasonable opportunity to review all materials to be used by the Seller in connection with obtaining consents and approvals under Section 6.6, Section 6.9 and Section 6.10 prior to distribution.  Seller or the Transferred Entities, as applicable, shall promptly upon their receipt make available to Buyer copies of any and all substantive correspondence between it and Clients or representatives or counsel of such Clients relating to the consent solicitation provided for in Section 6.6, Section 6.9 and Section 6.10.

(c)           In connection with obtaining the Client consents and other actions required by Section 6.6, Section 6.9 and Section 6.10 at all times prior to the Closing, Seller or the Transferred Entities, as applicable, shall take reasonable steps to keep Buyer informed of the status of obtaining such Client consents and, upon Buyer’s request, make available to Buyer copies of all such executed Client consents and make available for Buyer’s inspection the originals of such consents and any related materials, such as telephone logs and other records relating to the Client consent process.

(d)           Each of Parent and Seller acknowledges that Buyer intends to arrange financing for a portion of the Cash Purchase Price, which financing arrangements are set forth in Exhibit E.  Each of Seller and Buyer shall cooperate in good faith to complete such financing on such terms and conditions.

(e)           Between the date hereof and the Closing, the Parties will work together in good faith to consider alternative structures for the transaction contemplated by this Agreement which may be more advantageous.

(f)           Seller and Buyer acknowledge that each has in the past and currently continues to provide high quality services on a competitive basis to the other and to the other’s Clients. The Parties confirm their intention to seek further opportunities to provide services on a competitive basis to one another and, where appropriate, one another’s Clients and to thereby enhance and make more efficient their respective businesses and their ability to serve their Clients.  The Parties anticipate that they will be able to develop their relationships over a range of services and business areas.  For the purposes of facilitating discussions, Seller will appoint Thomas P. Humphrey as a key contact and Buyer will appoint Robert S. Kapito for the same purpose. Seller and Buyer also confirm their recognition that many of the services their business units provide are fiduciary in nature and subject to various Laws, and that each of them undertakes to act at all times in accordance with all applicable duties to their Clients and all applicable Laws.

Section 6.26        Pre-Closing Transactions.

(a)           Prior to the Closing, (i) Seller shall form, or cause to be formed, each New Transferred Entity; (ii) Seller shall, and shall cause its Subsidiaries to, transfer to Brazil Company all assets of Banco Barclays S.A., a company organized under the Laws of Brazil, that are primarily related to the BGI Business, (iii) Mexico Company shall incorporate a new Subsidiary (“Mexico Services”) and the entity which currently employs the Mexican employees shall transfer those employees to Mexico Services; (iv) Seller shall form Chile Holdings and Chile Company and Chilean assets of the BGI Business shall be transferred to Chile Company and (v) Seller shall cause UK Company to transfer (by distribution, sale or otherwise) the equity securities it owns in Japan Company (which equity securities comprises 9.5% of the issued and outstanding equity securities of Japan Company) to UK Holdings.

(b)           Notwithstanding anything to the contrary herein, but subject to any existing contractual restrictions, with respect to that certain leased property located at South Building, Royal Mint Court, East Smithfield Street, London EC3, Seller and Affiliates of Seller covenant and agree that Seller, as the tenant under the said lease, shall use commercially reasonable efforts to enter into a commercially reasonable sublease agreement with a Transferred Entity substantially with (i) the same terms as the space in the said property is currently occupied or used by any Transferred Entity, and (ii) commercially reasonable space sharing provisions customary for such agreements, which sublease shall be transferred to Buyer without any additional cost.

(c)           Notwithstanding anything in this Agreement to the contrary, including Section 6.1(f), prior to the Closing, but subject to Section 6.31, to the extent permitted under applicable Law, Seller shall have the right to cause the Transferred Entities to distribute, pay as dividend or otherwise transfer any amount of cash to any Affiliate of Seller. Furthermore, subject to Section 6.31, prior to the Closing, to the extent permitted under applicable Law, Seller shall cause California Corporation, or if applicable, Delaware Holdings, to distribute to Finance Limited, in redemption of shares, an amount of cash equal to the total amount of cash held by California Corporation and its Subsidiaries.

(d)           Seller and Parent are permitted to carry out the transfers and other transactions detailed in Section 6.26 of the Seller’s Disclosure Schedules (such transfers and transactions, collectively, the “Restructuring”).  In completing the Restructuring, Seller and Parent shall be permitted to materially modify and materially deviate from the terms of Section 6.26(d) of the Seller’s Disclosure Schedules only so long as Buyer consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), except that such consent shall not be required in relation to any cash distribution not otherwise prohibited by this Agreement (whether as a dividend, return of capital, share buyback or share redemption).  For the avoidance of doubt, it is understood and agreed the transactions contemplated by Section 6.26 of the Seller’s Disclosure Schedules may be effected at any time prior to the Closing, any time between the steps of the Closing and, to the extent applicable, any time prior to the Next Day Transfer.

(e)           Seller shall cause the Transferred Entities that are subject to regulatory capital requirements under applicable Law to have as of the Closing Date capital amounts equal to the capital amounts required by applicable Law or an agreement with a Government Entity for such Transferred Entity to conduct its business as conducted as of the date hereof and as of immediately prior to the Closing Date.

(f)           Notwithstanding anything to the contrary herein, with respect to (i) the property referred to as The Atrium at Orchard, Singapore, Singapore, (ii) the property located at 10901 Rancho Cordova, California, USA and (iii) the properties located at Northolt GEM, London, United Kingdom and 5 North Colonnade, London, United Kingdom, Seller and Affiliates of Seller covenant and agree that Seller or its Affiliates, as the tenants, licensees, or occupants, as applicable, under such leases, occupancy agreements, licenses, or any other agreements giving occupancy rights, as applicable, shall enter into commercially reasonable subleases or service agreements, as applicable with a Transferred Entity substantially with the same terms as the space in such property is currently occupied or used by any Transferred Entity.

(g)           Notwithstanding anything to the contrary herein, with respect to the property located at 21 Boulevard de la Madelaine, Paris, France, Seller and Affiliates of Seller covenant and agree that the Transferred Entities currently occupying any space in such property shall relocate to a new property on or before the Closing, provided, however, that such new agreement (including, without limitation, lease, sublease, license, service agreement or any other occupancy agreement) (i) shall provide for a Transferred Entity’s occupancy of the new lease space through an assignment, sublease or otherwise, at Buyer’s sole discretion, and (ii) shall not be entered into without the Buyer’s consent, which consent shall not be unreasonably withheld.

(h)           Notwithstanding anything to the contrary herein, with respect to the premises occupied in that certain property commonly referred to as Ebisu Prime Square Tower, located at 1-1-39, Hiroo, Shibuya-Ku, Tokyo, Japan, Seller and Affiliates of Seller covenant and agree that the Transferred Entities shall vacate the Ebisu Prime Square Tower premises and relocate to that certain property commonly known as the Marunouchi Trust Tower, located at T1-8-3 Marunouchi, Chiyoda-ku, Tokyo, Japan. Seller and Affiliates of Seller agree that the Transferred Entities currently occupying any space in the Ebisu Prime Square Tower shall not enter into any new agreement giving occupancy rights (including, without limitation, modifications, extensions, leases, subleases, licenses, service agreements or any other occupancy agreements) for the continuation of the Ebisu Prime Square Tower operations without the Buyer’s consent, which consent shall not be unreasonably withheld.

(i)           With respect to those data centers referred to as Australia – Apollo Place and Toronto – Brookfield Homes in Section 4.21 of the Seller’s Disclosure Schedule, Seller and Affiliates of Seller currently occupying any space in such properties covenant and agree that Seller or Affiliates of Seller shall not enter into any new agreements giving occupancy rights (including, without limitation, modifications, extensions, leases, subleases, licenses, service agreements or any other occupancy agreements) for the continuation of the current operations without the Buyer’s consent, at Buyer’s sole discretion.

(j)           At or prior to the Closing, Seller shall cause all of the Cash Fund Support Agreements to be executed and thereafter shall use reasonable best efforts to deliver the Cash Fund Support Agreement to the beneficiaries thereof.  Buyer and Seller agree that the various intra-group guarantees, support agreements, letters of comfort and other arrangements between Seller and its Affiliates and various Transferred Entities, which for the avoidance of doubt do not include the Cash Fund Support Agreements, will terminate on and as of the Closing Date.  Prior to the Closing Date, Buyer shall work with the Transferred Entities to ensure that, on and after the Closing Date, each such arrangement is replaced as of such date by alternative arrangements to the extent deemed appropriate by Buyer.  For greater certainty, except as provided in Section 6.30, neither Seller nor any of its Affiliates shall be obligated to provide any guarantee, support agreement, letter of comfort or other arrangement for the benefit of a Transferred Entity from and after the Closing Date.

(k)           Subject to the execution and delivery of the Cash Support Agreements, prior to the Closing, Seller shall have the right to terminate, or cause to be terminated, certain contribution reimbursement agreements or contribution repayment deeds between Seller or any of its Affiliates, other than the Transferred Entities, on the one hand, and any Transferred Entity, on the other hand, that provides for reimbursement in respect of certain cash support arrangements that are in effect as of the date of this Agreement or the Cash Fund Support Agreements entered into by Seller or one of its Affiliates, other than the Transferred Entities, for the benefit of certain cash funds (the “Existing Reimbursement Agreements”).

Section 6.27        Notification of Certain Matters.

(a)           Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms,

(i)           Seller shall use reasonable best efforts to give reasonably prompt notice to Buyer of any notice or other written communication from any third party alleging that the consent, approval or waiver of such third party is or may be required in connection with the transactions contemplated by this Agreement other than any such required consent, approval or waiver that has been disclosed in Seller’s Disclosure Schedules; and

(ii)           Buyer shall use reasonable efforts to give reasonably prompt notice to Seller of any notice or other written communication from any third party alleging that the consent, approval or waiver of such third party is or may be required in connection with the transactions contemplated by this Agreement other than any such required consent, approval or waiver that has been disclosed in Buyer’s Disclosure Schedules.

(b)           For purposes of this Agreement, the failure to comply in all material respects with the provisions of this Section 6.27 shall not, (i) in the case of Seller’s failure to comply with Section 6.27(a)(i) in all material respects, result in the failure of the condition set forth in Section

7.2(b), or (ii) in the case of Buyer’s failure to comply with Section 6.27(a)(ii) in all material respects, result in the failure of the condition set forth in Section 7.3(b).

Section 6.28        Financial Statements.

(a)           At least 60 days prior to the Closing, Seller shall deliver to Buyer an audited combined balance sheet of the Transferred Entities as of December 31, 2008, December 31, 2007 and December 31, 2006 (the “Audited Balance Sheets”) and the audited combined statement of income, combined statement of changes in equity and combined statement of cash flows for the Transferred Entities for the year ended December 31, 2008, December 31, 2007 and December 31, 2006 (together with the Audited Balance Sheets, the “Audited Financial Statements”), together with an unqualified (except for qualifications resulting from application of new accounting pronouncements or solely as a result of reclassification of elements of the financial statements with no net impact to operating and non-operating revenues and expenses) audit report of Seller’s independent accountants, with respect to the Audited Financial Statements.  The Audited Financial Statements shall be prepared in each case, in accordance with GAAP and the requirements of Regulation S-X of the Exchange Act applicable to the Transferred Entities.

(b)           For the fiscal quarter ending on September 30, 2009, Seller shall use its reasonable best efforts to deliver to Buyer no later than November 30, 2009 the unaudited combined balance sheet of the Transferred Entities as of the last day of such fiscal quarter and the unaudited combined statement of income, combined statement of changes in equity and combined statement of cash flows for the Transferred Entities for such fiscal quarter and the year-to-date period then ended (including for the comparable quarter and the comparable year-to-date periods for the prior year) in each case, in accordance with GAAP and the requirements of Regulation S-X of the Exchange Act.  Seller shall have its independent accountants review such financial statements.

(c)           (i)  If Closing occurs on January 1, 2010, Seller shall use its reasonable best efforts to deliver to Buyer by March 15, 2010 an audited combined balance sheet of the Transferred Entities as of December 31, 2009, and the audited combined statement of income, combined statement of changes in equity and combined statement of cash flows for the Transferred Entities for the year ended December 31, 2009 (collectively, the “2009 Year End Financial Statements”), together with an unqualified (except to the extent such qualification relates to the basis of presentation)) audit report of Seller’s independent accountants, with respect to the 2009 Year End Financial Statements.  The 2009 Year End Financial Statements shall be prepared in accordance with GAAP and the requirements of Regulation S-X under the Exchange Act applicable to the Transferred Entities.

(d)           If the Closing occurs on December 1, 2009, Seller shall cause to be prepared and delivered to Buyer (i) by January 15, 2010, the combined audited balance sheet of the Transferred Entities as of the Closing Date prepared in accordance with U.S. GAAP based on audit procedures reasonably determined by Seller and its independent accountants after consultation with Buyer (the “Audited Closing Balance Sheet”), and (ii) by March 1, 2010, the unaudited combined statement of income, combined statement of changes in equity and combined statement of cash flows for the Transferred Entities for the 11 month period ended on the Closing Date with respect to the Closing prepared in accordance with GAAP and, to the extent applicable, Regulation S-X of the Exchange Act (together with the Audited Closing Balance Sheet, the “Closing Financial Statements”).  Seller shall use its reasonable best efforts to have the Closing Financial Statements reviewed by Seller’s independent accountants.

(e)           In connection with preparing the Closing Financial Statements or the 2009 Financial Statements, as applicable, Buyer will make fully available to Seller (i) employees of Buyer who were Employees and were responsible for preparation of financial statements prior to Closing (ii) all information required and (iii) access to all necessary systems to assist Seller in the preparation of such financial statements.  If Buyer shall fail to provide such assistance, Seller’s obligations under this paragraph (e) shall not apply.  Seller shall bear all costs incurred in preparing the Closing Financial Statements and 50% of the costs in preparing the 2009 Year End Financial Statements and Buyer shall bear the rest, except that in each case Seller shall have no obligation to pay any costs associated with employees of Buyer and its Affiliates.  In addition, as a condition to delivery of any such financial statements, Buyer shall make available the appropriate employees of the Transferred Entities to execute any required representation letters necessary in connection with such financial statements.  Buyer will also take any reasonable actions that Seller requests in connection with the preparation of such financial statements, including all actions reasonably requested by Seller’s independent accountants.

(f)           Seller shall use its reasonable best efforts to cause to be prepared and delivered to Buyer, by August 15, 2009, the unaudited combined balance sheets of the Transferred Entities as of June 30, 2009 and the unaudited combined statement of income for the Transferred Entities for the six month period ended June 30, 2009 (collectively, the “Half Year Financial Statements”).  The Half Year Financial Statements shall be prepared in accordance with IFRS.  Seller shall use its reasonable best efforts to cause to be prepared and delivered to Buyer, by August 31, 2009, the unaudited reconciliation of the Half Year Financial Statements from IFRS to GAAP.

(g)           From and after the date hereof and prior to the Closing, Seller will provide Buyer reasonable access to Employees and such other of Seller’s employees to whom access is reasonably necessary for the purposes of integrating accounting functions and information reasonably requested in connection with assisting Buyer in preparing its financial statements for the year ended December 31, 2009.

Section 6.29        Corporate Actions.  (a) Prior to the Closing, Buyer shall file a Certificate of Designations of Series D Participating Preferred Stock of Buyer, substantially in the form set forth on Exhibit J, with the Secretary of State of the State of Delaware and (b) immediately prior to the Closing cause its Board of Directors to adopt a resolution to increase the size of its Board of Directors from 17 directors to 19 directors and appoint two nominees of Seller to fill such vacancies.

Section 6.30        Securities Lending Guarantees.   Seller agrees that it will continue to provide, at the request of various of the Transferred Entities, in the ordinary course of business and subject to satisfaction of its usual credit review and other procedures in connection with this type of business and compliance with all applicable legal and regulatory requirements, for a period of three years from and after the Closing Date, guarantees and indemnities for the benefit of selected securities lending clients (“Securities Lending Clients”) of such Transferred Entities in return for a payment from the Transferred Entities (payable monthly) equal to two basis points per annum of the value from time to time of the loaned securities.  Seller’s obligations to a Securities Lending Client will continue to be evidenced by an instrument by way of deed poll in the form currently in use (subject to any changes as may be required by applicable Law or as may otherwise be agreed to by Seller and Buyer), governed by English law and running to the benefit of the Securities Lending Client (a “Guarantee”) that provides, among other things, that the Seller guarantees the payment of and indemnifies the Securities Lending Client against all Losses (as defined in the applicable Guarantee) incurred by the Securities Lending Client resulting from a default by one or more of the borrowers that participate in the securities lending program administered by a specified Transferred Entity.  The Guarantees outstanding as of the Closing will generally continue to provide, among other things, that they are terminable by Seller upon 30 business days’ notice to the Securities Lending Client, and Guarantees issued after the Closing Date will provide that they will be terminable by Seller upon 45 days’ notice to the Securities Lending Client.  Seller agrees that notwithstanding the terms of the Guarantees outstanding on the Closing Date, from and after such date, it will provide Securities Lending Clients 45 days’ notice of its termination of a Guarantee or such longer notice period as may be provided therein.  The parties agree that references to “business days” in this Section 6.30 shall mean only those days on which banks are generally open for business in London.

Section 6.31        Closing Cash.  Seller agrees that as of immediately prior to the Closing, that (a) the Regulated Entities and their Subsidiaries taken as a whole shall hold in the aggregate Actual Cash equal to not less than their aggregate Closing Required Cash and (b) a Transferred Entity that is not a Regulated Entity, which will be mutually agreed upon at least 30 days prior to closing, to hold cash and liquid investments in an amount not less than $100 million.

Section 6.32        German Company Certificate.  Seller has informed Buyer that (i) Germany Company issued a share certificate (Globalurkunde) extending to all issued shares of Germany Company to Germany Holdings on February 8, 2007, (ii) a copy of the share certificate and the original notification related thereto are in German Holdings’ files, (iii) the original share certificate has been lost and (iv) Germany Holdings has initiated a proceeding with the applicable court in Munich to cancel such share certificate (“für kraftlos erklären”) so that a replacement share certificate may be issued.  Seller shall use its reasonable best efforts to procure that, as soon as reasonably practicable, (i) the cancellation process is completed, (ii) Germany Company issues a new share certificate to Germany Holdings and (iii) Seller provides Buyer with evidence to that effect; provided, that if Seller has not provided the new share certificate to Buyer by the Closing, then the Buyer shall, acting reasonably, co-operate with the Seller and take all reasonable and necessary steps to ensure that the new share certificate is issued by Germany Company to Germany Holdings following the Closing, whereby, however, Seller shall bear all reasonable costs related thereto.  Notwithstanding the above, Seller remains fully liable for any failure to transfer, indirectly by transfer of all shares in Germany Holdings, all shares in Germany Company to Buyer or its designee at Closing (it being understood and agreed that any such failure shall not be a basis on which Buyer may refuse to close under this Agreement).

Section 6.33        Anti-Takeover.  If any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is or may become applicable to the Purchase or the other transactions contemplated by this

Agreement, Buyer and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate the effects of such statute or regulation on such transactions.

Section 6.34        Further Assurances.

(a)           Each of the parties to this Agreement shall use reasonable best efforts to take all actions and to do all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to ensure that (a) such party’s representations and warranties remain true and correct in all material respects through the Closing and (b) the conditions to the obligations of the other party to this Agreement to consummate the transactions contemplated by this Agreement are satisfied.

(b)           Following the Closing, upon the reasonable request of any party or parties hereto, the other parties hereto, as the case may be, agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be requested to effectuate the purposes of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.  In no event, however, shall Buyer or any of its Affiliates be required to enter into any closing agreement pursuant to Treasury Regulation Section 1.1503-2(g)(iv)(B)(3).

(c)           In the event that following the Closing Date, there shall be any EOP Option outstanding, Seller shall, as promptly as reasonably practicable, exercise its right to call at its sole expense the UK Holdings A Shares issued upon the exercise of each EOP Option and shall promptly deliver such A Shares to Buyer.  To the extent it has rights to do so, Seller shall cause the holders of EOP Options to exercise such EOP Options prior to the Closing.

ARTICLE VII

CONDITIONS TO THE CLOSING

Section 7.1          Conditions to the Obligations of Buyer and Seller with respect to the Closing.  The obligations of the parties to this Agreement to effect the Closing are subject to the satisfaction (or waiver agreed to in writing by Buyer and Seller) prior to the Closing of the following conditions:

(a)           HSR Act.  The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(b)           EC Merger Regulation.  To the extent that a filing is required under the EC Merger Regulation, the European Commission deciding that the transaction contemplated by this Agreement is compatible with the common market pursuant to Article 6(1)(b) or 8(1) or 8(2) of the EC Merger Regulation without attaching to its decision any conditions or obligations or the European Commission being deemed to have done so under Article 10(6) of the EC Merger Regulation.  In the event that the European Commission refers the transaction contemplated by this Agreement or any parts thereof to one or more relevant authorities of the Member States  in accordance with Article 4(4) or Article 9 of the EC Merger Regulation, the competent authority of each Member State to which the transaction has been referred, in whole or in part, approving (or being deemed to have approved) the transactions contemplated by this Agreement.

(c)           Other Antitrust Approvals.  All other approvals, clearances, filings or waiting periods or consents of Government Entities required under all Antitrust Laws applicable to the transactions contemplated by this Agreement shall have expired or been made or received, as the case may be.

(d)           Parent Shareholder Approval.  Parent shall have obtained the Parent Requisite Vote.

(e)           Revenues.  (i) The Closing Adjustment Revenue Run-Rate shall be equal to or greater than 75% of the Base Revenue Run-Rate and (ii) the Closing Adjustment ETF Revenue Run-Rate shall be equal to or greater than 75% of the Base ETF Revenue Run-Rate.

(f)           Compliance with Section 15(f).  At least 75% of the board of trustees or board of directors, as applicable, of each Fund that is registered under the Investment Company Act shall not be “interested persons” (as that term is defined in the Investment Company Act and interpreted by the SEC) of Seller, Buyer, any of their respective Subsidiaries or any of their respective affiliated persons.

Section 7.2          Conditions to the Obligation of Buyer with respect to the Closing.  The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver in writing by Buyer) prior to the Closing of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Seller set forth in Section 3.1 (Organization and Qualification), Section 3.3 (Corporate Authority), Section 3.4 (Binding Effect), Section 3.6(a)(i) (Non-Contravention), Section 3.6(b) (Non-Contravention), Section 3.8 (Finders’ Fees), Section 4.1 (Organization and Qualification), the fifth and sixth sentences of Section 4.2(a) (Capitalization) and Section 4.4(a) (Non-Contravention), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).  Each of the representations and warranties of Seller set forth in the first two sentences of Section 3.2 (Ownership) (other than with respect to Encumbrances, the representation and warranty concerning which shall be true and correct in all material respects) and the third and fourth sentences of Section 4.2(a) (Capitalization) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date) except where the failure of such representations and warranties to be true and correct is not adverse in any respect to Buyer.  Each of the other representations and warranties of Seller set forth in Article III and Article IV of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date) except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect (provided that any materiality or “Material Adverse Effect” qualifiers contained in individual representations or warranties shall be disregarded for this purpose except for those contained in Section 4.5(a); except for any references to materiality in Section 4.5, Section 4.8(a), Section 4.8(j), Section 4.10(v), Section 4.11 (only in respect of material Trade Secrets), Section 4.13(a), Section 4.13(b) (other than the references to “material to the Transferred Entities, taken as a whole”), Section 4.14, Section 4.17(i), Section 4.22 and Section 4.27.)

(b)           Covenants.  Each of the covenants and agreements of Parent and Seller to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)           Certificate.  Buyer shall have received a certificate, signed by a duly authorized officer of Seller and dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied (if not waived).

(d)           No Prohibition.  No Law shall be in effect (i) enjoining the Closing or enjoining the acquisition by Buyer or any of its Controlled Affiliates of any of the Transferred Entities, restraining or prohibiting the consummation of the transactions contemplated hereby, placing limitations on the ownership of shares of any of the Transferred Entities by Buyer or any of its Controlled Affiliates or the BGI Business; or (ii) prohibiting or limiting the ownership of the Transferred Entities by the Buyer or any of its Controlled Affiliates or the operation by the Transferred Entities or the Buyer or any of its Controlled Affiliates of any portion of any business or of any assets of the Transferred Entities or the BGI Business other than any Law of any such jurisdiction, the violation of which would not result in a Buyer Regulatory Impediment.

(e)           Required Approvals.  Buyer or one of its Controlled Affiliates or one of its Majority Stockholders shall have obtained, without any Buyer Regulatory Impediments, (i) each of the approvals set forth in Exhibit F and (ii) such other approvals of Government Entities required to consummate the Closing, the failure of which to obtain would result in a Buyer Regulatory Impediment.

(f)           Ancillary Agreements.  Seller and its applicable Affiliates shall have executed and delivered all of the Ancillary Agreements to which they are parties in all material respects in the forms attached to this Agreement.

(g)           Audited Financial Statements.  Seller shall have delivered to Buyer complete and correct copies of the Audited Financial Statements and the Interim Financial Statements, and the Audited Financial Statements for the year ended December 31, 2008 shall not differ from the 2008 Unaudited Financial Statements in any manner which would reasonably be expected to result in a Material Adverse Effect (it being agreed that any differences resulting from changing from IFRS to GAAP shall be disregarded for purposes of determining whether such changes constitute a Material Adverse Effect, for purposes of such comparison).

(h)           Employees.  At least 67% of the Persons set forth in the letter delivered to Seller by Buyer on June 11, 2009 shall remain employed by a Transferred Entity as of the Closing.

Section 7.3          Conditions to the Obligation of Seller with respect to the Closing.  The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver in writing by Seller) prior to the Closing of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Buyer set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Corporate Authorization), Section 5.5(a) (Non-Contravention), Section 5.6 (Binding Effect) and Section 5.7 (Equity Consideration) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).  Each of the other representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date), except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a Buyer Material Adverse Effect (provided that any materiality or Buyer Material Adverse Effect qualifications contained in individual representations or warranties shall be disregarded for this purpose except for those contained in Section 5.8(d)).

(b)           Covenants.  Each of the covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)           Certificate.  Seller shall have received a certificate, signed by a duly authorized officer of Buyer and dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied or waived.

(d)           No Prohibition.  No Law shall be in effect restraining, enjoining or otherwise prohibiting the Closing, other than any Law of any such jurisdiction the violation of which would not result in a Seller Regulatory Impediment.

(e)           Required Approvals.  Parent or one of its Affiliates shall have obtained, without any Seller Regulatory Impediment, (i) each of the approvals set forth in Exhibit G and (ii) such other approvals of Government Entities required to consummate the Closing, the failure of which to obtain would result in a Seller Regulatory Impediment.

(f)           Ancillary Agreements.  Buyer and its applicable Affiliates shall have executed and delivered all of the Ancillary Agreements to which they are parties in all material respects in the forms attached to this Agreement.

(g)           Certificate of Designations. The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 8.1          Survival.  The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for the periods set forth in this Article VIII.  All representations and warranties of Seller contained in this Agreement shall terminate on the 18 month anniversary of the Closing Date, except that the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Ownership), Section 3.3

(Corporate Authority), Section 3.4 (Binding Effect), Section 3.6(a)(i) (Non-Contravention), Section 3.6(b) (Non-Contravention), Section 3.8 (Finders’ Fees), Section 4.1 (Organization and Qualification), the third, fourth and fifth sentences of Section 4.2(a) (Capitalization), Section 4.4(a) (Non-Contravention) and Section 4.26 (Finders’ Fees), shall survive indefinitely and (ii) the representations and warranties contained in Section 4.7 (Taxes) and in Section 4.10 (Environmental Matters) shall survive until the third anniversary of the Closing; it being understood that in the event notice of any claim for indemnification under Section 8.2 (Indemnification by Seller) has been given within the applicable survival period, the portion of such representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.  All representations and warranties of Buyer contained in this Agreement shall terminate and be of no further force and effect at the Closing, provided that the representations and warranties of Buyer set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Corporate Authorization), Section 5.4 (Consents and Approvals), Section 5.5(a)(i) (Non-Contravention), Section 5.6 (Binding Effect), Section 5.7 (Equity Consideration) and Section 5.17 (Finder’s Fee) shall survive the Closing hereunder indefinitely.

Section 8.2          Indemnification by Seller.

(a)           Seller hereby agrees that from and after the Closing Date it shall indemnify, defend and hold harmless, without duplication, Buyer and its Subsidiaries (including, following the Closing, the Transferred Entities) (each, a “Buyer Indemnified Party”), from, against and in respect of any damages, losses, charges, liabilities, claims, assertions, demands, actions, suits, proceedings, payments, indemnity payments, judgments, settlements, assessments, deficiencies, interest and costs (including indemnification costs) and expenses ((whether or not resulting from Third Party Claims) including interest and penalties (criminal or civil) with respect thereto and reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the defense of any of the same) (collectively, “Losses”) actually imposed on, sustained, incurred or suffered by, an Indemnified Party, whether in respect of Third Party Claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of, or resulting from:

(i)           subject to Section 8.2(b), any inaccuracy in or breach of any representation or warranty made by Seller contained in this Agreement, or, subject to the Seller’s Disclosure Schedules, any failure of any representation or warranty of Seller to be true and correct as of the Closing (as if made as of such time) (except to the extent that any such representation or warranty is made only as of a specified date in which case it shall by made only as of such date), in each case, where such representations and warranties are read without giving effect to any qualifiers or exceptions relating to materiality, except where materiality is referred to in, Section 4.5, Section 4.7, Section 4.8(a), Section 4.8(j), Section 4.10(v), Section 4.11 (only in respect of material Trade Secrets), Section 4.13(a), Section 4.13(b) (other than the references to “material to the Transferred Entities, taken as a whole”), Section 4.14, Section 4.17(i), (j), (k), (l), (m) and (n), Section 4.22 and Section 4.27.

(ii)           any breach or nonperformance of any covenant or agreement to be performed by Parent, Seller or any of their Affiliates contained in this Agreement,

(iii)           the participation of any of the Transferred Entities in the Bank UK Retirement Fund, and/or any other fund or scheme providing retirement, death, disability or life assurance benefits to or in respect of any Employee providing services in the United Kingdom,

(iv)           any change to or termination of benefits provided to any Employee under the Bank UK Retirement Fund prior to the Closing at which the participating Transferred Entities cease to participate in the Bank UK Retirement Fund,

(v)           the cessation of participation of any of the Transferred Entities in the Bank UK Retirement Fund, including any debt due on or after the date of this Agreement from any of the Transferred Entities to the trustees of the Bank UK Retirement Fund under section 75 or 75A of the Pensions Act 1995 (but, for the avoidance of doubt, excluding any claim or part of a claim brought by an Employee as a result of the automatic cessation of benefit accrual on the Closing at which the participating Transferred Entities cease to participate in the Bank UK Retirement Fund), and any contribution notice or financial support direction issued on a Buyer Indemnified Party pursuant to the Pensions Act 2004 in relation to the participation of any of the Transferred Entities in the Bank UK Retirement Fund,

(vi)           an employee or former employee of a Transferred Entity claiming that a benefit payable to him or her under the Bank UK Retirement Fund has become a right exercisable against a Transferred Entity through the operation of the Transfer of Undertakings (Protection of Employment) Regulations 2006, or by application of European Council Directive of 12 March 2001 (2001/23/EC) on the Approximation of the Laws of the Member States Relating to the Safeguarding of Employees’ Rights in the Event of Transfers of Undertakings, Businesses or Parts of Undertakings or Businesses, and

(vii)           any Taxes for which Seller is responsible in accordance with Section 6.5 (Tax Matters).

(b)           Except as provided in the following sentence, Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 8.2(a)(i) unless the Losses therefrom exceed an aggregate amount equal to $120 million (the “Seller Threshold”), whereupon the Buyer Indemnified Parties shall be entitled (subject to the other limitations in this Agreement) to indemnification for all Losses in excess of the Threshold, and up to an aggregate amount equal to $1.2 billion (the “Seller Limit”); provided, however, that the limitations imposed by the Seller Threshold and the Seller Limit shall not apply to Losses relating to breaches of the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Ownership), Section 3.3 (Corporate Authority), Section 3.4 (Binding Effect), Section 3.6(a)(i) (Non-Contravention), Section 3.6(b) (Non-Contravention), Section 3.8 (Finders’ Fees), Section 4.1 (Organization and Qualification), the third, fourth and fifth sentences of Section 4.2(a) (Capitalization), Section 4.4(a) (Non-Contravention) and Section 4.26 (Finders’ Fees).  In addition, in no such event shall Seller be liable to any Buyer Indemnified Party for any particular Loss under Section 8.2(a)(i) until the aggregate amount of such Loss exceeds $120,000 (with multiple instances of the same source of Loss being treated as a single particular Loss).

(c)           In addition to the other matters set forth in this Section 8.2(c), Seller agrees to pay to Buyer, following the Closing, (i) the amount by which the Audited Operating Expense Amount exceeds the Unaudited Operating Expense Amount on a dollar for dollar basis, in the aggregate in excess of $10 million, plus (ii) an amount equal to (x) the amount by which the Audited Operating Expense Amount exceeds the Unaudited Operating Expense Amount as a result of Recurring Errors (as defined below), multiplied by (y) 11.25 less any portion othereof paid under clause (i), provided that, in each case of (i) and (ii), no amount shall be payable in respect of the foregoing to the extent it arises from changing the accounting for such Financial Statements from IFRS to GAAP.  For purposes of the foregoing, “Recurring Errors” are errors, resulting in an understatement of operating expense, including errors due to the misapplication of an accounting statndard, occurring in more than one fiscal year.

(d)           In addition to the indemnities provided in Section 8.2(a), Seller hereby agrees that from and after the Closing Date provided that a Claim Notice is provided on or prior to the three year anniversary of the Closing Date it shall indemnify, defend and hold harmless, without duplication, the Buyer Indemnified Parties from, against and in respect of any Losses (which shall not include expenses attributable to investigating and defending claims other than reasonable expenses incurred in respect of any investigation, administrative proceeding or legal action conducted by a Government Entity having jurisdiction over the applicable Regulatory Requirement, including for the avoidance of doubt any Fiduciary Requirement included in such Regulatory Requirement) actually imposed on, sustained, incurred or suffered by a Buyer Indemnified Party relating to or arising out of, or resulting from, any actual breach, failure to comply or violation in any respect of any Regulatory Requirement or Fiduciary Requirement or any investigation, administrative proceeding or legal action conducted by a Government Entity having jurisdiction over the applicable Fiduciary Requirement or Regulatory Requirement, but in any event only to the extent arising out of, attributable to, relating to or resulting from the ownership, operation or conduct of the BGI Business (including the Funds) prior to the Closing.  Notwithstanding anything in this Agreement to the contrary, Seller shall not be obligated to indemnify, defend or hold harmless any Buyer Indemnified Party from any Loss under this Section 8.2(d) to the extent that (i) the breach, failure or violation underlying such Loss is caused by any action by Buyer or any of its Controlled Affiliates or such Loss is exacerbated by any action by Buyer or any of its Controlled Affiliates (but only to the extent of such exacerbation) or (ii) such Loss arises out of, is caused by or otherwise exists as a consequence of a change in Law or explicit guidance or interpretation with respect thereto provided by a Government Entity having jurisdiction over the Regulatory Requirement which results in actions which had been expressly permissible prior to the Closing retroactively ceasing to be permissible as of prior to the Closing.

(e)           In no event shall the Buyer Indemnified Parties be entitled to any indemnification under Section 8.2(d) until the aggregate Losses in respect of such matters exceed an amount equal to $10 million and then only up to an aggregate amount equal to $1.0 billion.  Further, in no such event shall Seller be liable to any Buyer Indemnified Party for any particular Loss under Section 8.2(d) until the aggregate amount of such Loss exceeds $100,000 (with multiple instances of the same sourceof Loss being treated as a single particular Loss).  The indemnification for matters covered by Section 8.2(d) is the exclusive remedy for the matters covered thereby.

Section 8.3          Indemnification by Buyer.

(a)           Buyer hereby agrees that from and after the Closing Date it shall indemnify, defend and hold harmless Seller and its Subsidiaries (excluding the Transferred Entities following the Closing) (each, a “Seller Indemnified Party” and, collectively with the Buyer Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, a Seller Indemnified Party, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from:

(i)           subject to Section 8.3(b), any breach of any representation or warranty set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Corporate Authorization), Section 5.4 (Consents and Approvals), Section 5.5(a) (Non-Contravention), Section 5.6 (Binding Effect), Section 5.7 (Equity Consideration) and Section 5.17 (Finder’s Fee) made by Buyer contained in this Agreement (collectively, the “Buyer Fundamental Representations”), or, subject to the Buyer’s Disclosure Schedules, any failure of any Buyer Fundamental Representation to be true and correct as of the Closing (as if made as of such time) (except to the extent that any such representation or warranty is made only as of a specified date, in which case it shall be made only as of such date), in each case, where such representations and warranties are read without giving effect to any qualifiers or exceptions relating to materiality;

(ii)           any breach of any covenant or agreement of Buyer or its Subsidiaries contained in this Agreement;

(iii)           any liabilities of the Transferred Entities other than liabilities which are expressly assumed by Seller or any of its Affiliates, or with respect to which indemnification is provided by Seller, under this Agreement or any Ancillary Agreement; and

(iv)           any Taxes for which Buyer is responsible in accordance with Section 6.5 (Tax Matters).

(b)           Buyer shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 8.3(a)(i) relating to breaches of representations and warranties made by Buyer under any of the Ancillary Agreements unless the Losses therefrom exceed an aggregate amount equal to $10 million (the “Buyer Threshold”), whereupon the Seller Indemnified Parties shall be entitled (subject to the other limitations in this Agreement) to indemnification for all Losses in excess of the Buyer Threshold, and up to an aggregate amount equal to $1.1 billion (the “Buyer Limit”).  Buyer’s obligation to make any payment to a Seller Indemnified Party may be satisfied (at Buyer’s sole discretion) by making payment to Seller; provided, however, that the limitations imposed by the Buyer Threshold and the Buyer Limit shall not apply to Losses relating to breaches of representations and warranties contained in

Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Corporate Authorization), Section 5.5(a)(i) (Non-Contravention), Section 5.6 (Binding Effect) and Section 5.7 (Equity Consideration).  In addition, in no event shall Buyer be liable to any Seller Indemnified Party for any particular Loss under Section 8.3(a)(i) until the aggregate amount of such Loss exceeds $100,000 (with multiple instances of the same source of Loss being treated as a single particular Loss).

Section 8.4          Notice; Third Party Claim Indemnification Procedures; etc.

(a)           Any Indemnified Party may seek indemnification for any Loss (other than those relating to Taxes (which shall be governed by Section 6.5 (Tax Matters)) by giving written notice (a “Claim Notice”) to the applicable party or parties from whom indemnification is sought (the “Indemnifying Party”) describing in reasonable detail, to the extent known by the Indemnified Party at the time, the facts giving rise to the claim for indemnification and referencing the provision of this Agreement under which such claim is based.  In the event that any written claim or demand is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than 20 days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Third Party Claim Notice”); provided, however, that the failure promptly to give a Third Party Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure actually prejudices the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.  The Indemnifying Party shall have 30 days after receipt of the Third Party Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.

(b)           In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, and shall assume and control such defense, at the Indemnifying Party’s expense, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or Litigation shall be reasonably satisfactory to the Indemnified Party.  Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing, subject to the Indemnifying Party’s right to direct and control the defense.  The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to an actual conflict of interests between them, (ii) the Indemnified Parties shall in good faith determine that the Indemnified Parties may have available to them one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party in respect of a Third Party Claim or any proceeding relating thereto, as provided in the first sentence of Section 8.4(c) or (iii) the

Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 8.4(d), in either of which case the costs and expenses of such defense shall be for the account of the Indemnifying Party.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to entry of any judgment, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict or mandate the future activity or conduct of the Indemnified Parties or any of their Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Parties or any of their Affiliates, (iii) any monetary liability of the Indemnified Parties that will not be promptly paid or reimbursed by the Indemnifying Party or (iv) the absence of a full, unconditional and irrevocable release by such third party of each of the Indemnified Parties and their Affiliates.  Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnified Parties, consent to entry of any judgment, settle, compromise or offer to settle or compromise any Third Party Claim unless such judgment, settlement or compromise, in the reasonable good faith judgment of the Indemnified Parties, does not and would not reasonably be expected to adversely impact or impair the business or reputation of the Indemnified Parties and their Affiliates; provided that if the Indemnified Party shall not provide such consent and any later judgment, settlement or compromise costs the Indemnifying Party more than such earlier proposal, then the Indemnified Party shall bear, and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for, all such excess costs.

(c)           Notwithstanding anything to the contrary in Section 8.4(b), in the event that the Indemnified Parties shall in good faith determine that the Indemnified Parties may have available to them one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party in respect of a Third Party Claim or any proceeding relating thereto, the Indemnified Parties shall have the right, subject to Section 8.2(b) or Section 8.3(b), as applicable, at the sole cost of the Indemnifying Party and such costs, if applicable, shall be counted toward the Seller Limit or the Buyer Limit, as applicable, and if applicable, such costs shall not be paid if they come within the Seller Threshold or the Buyer Threshold, as applicable (including the costs and expenses of counsel for the Indemnified Parties (provided that the Indemnifying Party will not be required to pay for more than one counsel in any jurisdiction for all Indemnified Parties in connection with any such Third Party Claim and related proceedings)), at all times to take over and assume control over the defense and prosecution of such portion of such Third Party Claim and related proceedings related to such inconsistent defenses and counterclaims; provided that the Indemnifying Party shall not be prejudiced by the Indemnified Parties’ defense of such portion of such Third Party Claim.  In the event that the Indemnified Party does not assume the defense of any matter as provided in the preceding subclause, the Indemnifying Party shall have the right to control the defense against any such Third Party Claim or related proceeding, provided that (A) subject to the control of the prosecution and defense of such Third Party Claim by the Indemnifying Party and its counsel, the Indemnified Parties and their counsel shall be kept informed as to all material aspects of such Third Party Claim and related proceedings and shall have the right to participate in the prosecution and defense of such Third Party Claim, (B) the Indemnifying Party and its counsel shall promptly provide to the Indemnified Parties and their counsel all material information related to such Third Party Claim and related proceedings (including copies of written information) and (C) the Indemnified Parties and their counsel shall have their views regarding such Third Party Claim considered in good faith by the Indemnifying Party and its counsel.

(d)           If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right, but not the obligation, to assume its own defense at the Indemnifying Party’s cost and expense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.  The Indemnified Party shall not settle a Third Party Claim requiring payment of any amounts without the consent of the Indemnifying Party unless it agrees to waive its rights against the Indemnifying Party with respect to that portion of indemnification related to such settled Third Party Claim pursuant hereto.

(e)           Subject to Section 8.4(b) and Section 8.4(c), in the event that an Indemnified Party determines in good faith that any Third Party Claim or any proceeding related thereto has had or could reasonably be expected to impair the commercial interests or business reputation of the Indemnified Party or its Affiliates or have a Buyer Material Adverse Effect (if Buyer is the Indemnified Party in this case) or a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) or Parent and its Subsidiaries taken as a whole (if Seller is the Indemnified Party in this case), then (1) subject to the control of the prosecution and defense of such Third Party Claim by the Indemnifying Party and its counsel, the Indemnified Parties and their counsel (which shall be reasonably satisfactory to the Indemnifying Party) shall be kept informed as to all material aspects of such Third Party Claim and related proceedings and shall have the right to participate in the prosecution and defense of such Third Party Claim, (2) the Indemnifying Party and its counsel shall promptly provide to the Indemnified Parties and their counsel all material information related to such Third Party Claim and related proceedings (including copies of written information) reasonably requested by the Indemnified Parties, and (3) the Indemnified Parties and their counsel shall afford the Indemnifying Party and its counsel a reasonable opportunity to present their views on such claims and proceedings.

(f)           The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by (i) cooperating in the investigation, pre-trial activities, trial, compromise, settlement, discharge and defense of any Third Party Claim subject to this Section 8.4 and (ii) providing reasonable access to each other’s relevant business records and other documents and employees; it being understood that the reasonable out of pocket costs and expenses of the Indemnified Party relating thereto shall be Losses.

(g)           The Indemnified Party and the Indemnifying Party shall use reasonable best efforts (which shall not require the expenditure of money, the curbing of any business activities or the commencement of litigation) to avoid production of confidential information (consistent with applicable Law) and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(h)           In the event Buyer or one of its Controlled Affiliates incurs a Loss for which it claims indemnification under Section 8.2(d), if the claim for indemnification is not a Third-Party Claim because Buyer or one of its Controlled Affiliates reasonably determined that a Fiduciary Requirement or Regulatory Requirement was not satisfied and determined in accordance with its compliance policies to sustain a Loss in remediation of such failure, prior to a Buyer Indemnified Party making any indemnification claim pursuant to Section 8.2(d) in respect of a claim that is not a Third Party Claim, Buyer shall (i) consult with Seller and provide any information and access Seller reasonably requests with respect to such Client and Client account and (ii) consult with Seller in good faith regarding issues or objections Seller has with the Buyer Indemnified Party's position.  If the Buyer Indemnified Party and Seller are not able to reach agreement and the Buyer Indemnified Party makes such an indemnification claim, Seller may contest the indemnifiability of such Loss hereunder in accordance with Section 8.13(a) of this Agreement; provided, however, that the foregoing requirements shall not prevent Buyer from submitting a Claim Notice if failure to do so would cause its right to submit a Claim Notice with respect thereto to lapse.  In any such arbitration, the arbitrator may not award more than the actual Loss suffered by the applicable Client.

Section 8.5          Damages.  Notwithstanding anything to the contrary contained in this Agreement (except to the extent such damages are actually paid, awarded or incurred in connection with a Third Party Claim), no Person shall be liable under this Article VIII for any consequential, punitive, special, incidental or indirect damages, including lost profits.

Section 8.6          Adjustments to Losses.

(a)           Insurance.  In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to a Third Party Claim or a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim, net of any actual costs, expenses, premiums or increased premiums incurred in connection with securing or obtaining such proceeds, shall be deducted.

(b)           Taxes.  In calculating the amount of any Loss, there shall be (i) deducted an amount equal to any net Tax benefit resulting from such Loss actually realized by Buyer or its Affiliates within two years following the Closing Date, and (ii) there shall be added, any Tax cost incurred (including any net Tax cost incurred from the receipt of any indemnity payments, which Tax cost shall be grossed up for such increase) as a result of such Loss; provided, however, that in computing the amount of any Tax cost, or Tax benefit, Buyer shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from such indemnification payment.  All relevant computations relating to net Tax benefits under clause (i) of the preceding sentence shall be computed by Buyer in a manner consistent with a “with and without” methodology.  In the case of a payment under Section 8.2 or Section 6.5(a)(ii) to a Person other than Buyer in circumstances in which that payment could have been obtained by Buyer under the terms of this Agreement, Seller's liability to make that payment shall not be increased pursuant to 8.6(b)(ii) by an amount greater than the amount by which the payment would have been increased pursuant to 8.6(b)(ii) had Seller made that payment to Buyer.  In the case of a payment under Section 8.3 to a Person other than Seller in circumstances in which that payment could have been obtained by Seller under the terms of this

Agreement, Buyer's liability to make that payment shall not be increased pursuant to 8.6(b)(ii) by an amount greater than the amount by which the payment would have been increased pursuant to 8.6(b)(ii) had Buyer made that payment to Seller.

(c)           Reimbursement.  If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VIII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of such Loss and any reasonable expenses (including any Taxes) incurred by the Indemnified Party in respect of obtaining and remitting such amount.

(d)           Calculation of Loss.  In calculating the amount of any Loss for which any party is entitled to indemnification hereunder, the amount of any reserve, provision or accrual related to such Loss, shall be deducted to the extent reflected in the Closing Regulated Entity Regulatory Capital Statement or the Closing Unregulated Entity Working Capital Statement and otherwise to avoid duplicative amounts.

Section 8.7          Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Article VIII, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying, reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party in writing, and shall pay promptly that portion of the Loss that is undisputed, if any.  In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than 10 Business Days following any final determination of such Loss and the Indemnifying Party’s liability therefor.  A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (iii) an arbitration or like panel shall have rendered a final non-appealable determination, in each case, with respect to disputes the parties have agreed to submit thereto.

Section 8.8          Characterization of Indemnification Payments.  All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim under this Agreement shall be treated as adjustments to the Purchase Price (as determined for applicable Tax purposes).  Any indemnification payment to be made under Section 6.5 or Section 8.2 by Seller in respect of a Transferred Entity shall, to the extent possible, be made by the Person that sold such Transferred Entity to which the payment relates.

Section 8.9          Mitigation.  Each Indemnified Party shall use commercially reasonable efforts to mitigate any indemnifiable Loss, which shall not require the curbing or cessation of any of the Indemnified Party’s business or the commencement or prosecution of any litigation or the utilization of any relief.

Section 8.10        Limitations.  Notwithstanding anything in this Agreement to the contrary: (a) no Indemnifying Party shall have any indemnification payment obligation in respect of any contingent liability unless and until such liability becomes due and payable by, or any actual Loss is suffered by, the Indemnified Party (it being understood and agreed that the providing of a timely Claim Notice or Third Party Claim Notice as contemplated by Section 8.4(a) shall toll the applicable survival period as described in Article VIII); and (b) any indemnification due by an Indemnifying Party shall be limited to the actual amount of the Losses sustained by the Indemnified Party, notwithstanding the fact that the Indemnifying Party’s obligation may result from a set of facts constituting a breach of more than one provision of this Agreement.

Section 8.11        Remedies.  Following the Closing, the rights and remedies of Seller and Buyer under this Article VIII are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement or otherwise against each other with respect to the transactions contemplated by this Agreement for monetary relief (other than causes of action arising from fraud or Willful Breach).  The foregoing limitations shall not apply with respect to actual fraud or Willful Breach.

Section 8.12        Effect of Investigation.  The right to indemnification, payment of Losses or for any other remedies based on any representation, warranty, covenant or obligation contained in or made pursuant to this Agreement, any of the Ancillary Agreements or any other writing delivered hereto or thereto or in connection herewith or therewith shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the date of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition to the obligation of any party to consummate the transactions, where such condition is based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or obligation, shall not affect the right to indemnification, payment of Losses, or other remedy based on such representation, warranty, covenant or obligation.

Section 8.13        Arbitration.

(a)           If Buyer has made any payment of the type referred to in Section 8.4(h) and is, subject to the terms thereof, seeking indemnity from Seller, and if Seller disagrees with Buyer’s determination (a “Dispute”), the discussion process described in Section 8.4(h) and arbitration in accordance with this Section 8.13 shall be the exclusive means by which the parties may resolve such Dispute.  The Dispute shall be settled by arbitration administered by the International Centre for Dispute Resolution of the American Arbitration Association (“AAA”) in accordance with its International Arbitration Rules (the “Rules”), except as such Rules have been modified herein.

(b)           The number of arbitrators shall be three, one of whom shall be appointed by Buyer, one of whom shall be appointed by Seller within 20 days after the receipt of a copy of the demand for arbitration and the third of whom shall be selected by the mutual agreement of the arbitrators so appointed by Buyer and Seller, within 30 days after the selection of the second arbitrator, or in default thereof by the International Centre for Dispute Resolution of the AAA.  The parties shall attempt to appoint arbitrators with experience in investment management matters.  The place of arbitration shall be New York, New York and the language of the arbitration shall be English.

(c)           All papers, documents and evidence, whether written or oral, filed with or presented to the arbitrator shall be deemed by the parties to be Confidential Information (as defined in the Confidentiality Agreement).  In addition, the arbitrators shall keep such papers, documents and evidence strictly confidential, and no expert or arbitrator shall disclose in whole or in part to any other Person any Confidential Information submitted by any other Person in connection with any arbitration proceedings, except to the extent (i) required by any applicable Law or regulatory authority, (ii) reasonably necessary to assist counsel in the arbitration or preparation for arbitration of the Dispute, (iii) reasonably necessary for enforcement of (A) this agreement to arbitrate or (B) any award issued thereunder or (iv) that such “confidential” information was previously or subsequently becomes known to the disclosing party without restrictions on disclosure, was independently developed by such disclosing party or becomes publicly known through no fault of the disclosing party.

(d)           The arbitrators shall only have the authority to determine whether the applicable remedial measure taken was in respect of an actual breach, failure to comply or violation of a Fiduciary Requirement or Regulatory Requirement by Seller or any Person that was a Controlled Affiliate of Seller at the time of the disputed breach, failure to comply or violation and the corresponding actual damages of the applicable Client.

(e)           Any decision of the arbitration panel rendered in accordance with this Agreement shall be final and binding upon the parties to the arbitration proceeding and may be entered and enforced in any court having jurisdiction. If the arbitrators rule in favor of Buyer, then Seller shall bear the arbitration costs, and if the arbitrators rule in favor of Seller, then Buyer shall bear the arbitration costs, in each case, including the fees and expenses of the arbitrators and the AAA. Except for the grounds provided for in the Federal Arbitration Act, each party hereby waives to the fullest extent permitted by Law any rights to review of such decision by any court or tribunal.

ARTICLE IX

TERMINATION

Section 9.1          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by written agreement of Buyer and Seller;

(b)           by either Buyer or Seller, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to April 2, 2010; provided, that if the conditions set forth in any of Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(e), Section 7.2(e) and Section 7.3(e) shall not have been satisfied or waived on the Business Day prior to such date, either party may by written notice extend the Termination Date until July 2, 2010 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party if the failure of the Closing to occur by the close of business on the Termination Date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Closing or is attributable to any Willful Breach;

(c)           by either Buyer or Seller, by giving written notice of such termination to the other party, if any Law of any jurisdiction set forth under Annex 9.1(c) shall have been enacted or enforced in a manner restraining, enjoining or otherwise prohibiting the Closing and such Law shall have become permanent, final and non-appealable; provided that the party seeking to terminate pursuant to this Section 9.1(c) shall have used its commercially reasonable efforts to remove, eliminate or otherwise have vacated such Law;

(d)           by Seller, if Buyer shall have (i) failed to perform, or comply with, any obligation, agreement or covenant set forth in this Agreement or (ii) breached any representation or warranty set forth in this Agreement, which breach or failure to perform or comply prevents any of the conditions set forth in Section 7.1 (Conditions to the Obligations of Buyer and Seller with respect to the Closing) or Section 7.3(a) or Section 7.3(b) (Conditions to the Obligations of Seller with respect to the Closing) from being satisfied, and such breach or failure to comply is not curable within thirty (30) days of notice from Buyer of such breach or failure to comply;

(e)           by Buyer, if Seller shall have (i) failed to perform, or comply with, any obligation, agreement or covenant set forth in this Agreement or (ii) breached any representation or warranty set forth in this Agreement, which breach or failure to perform or comply prevents any of the conditions set forth in Section 7.1 (Conditions to the Obligations of Buyer and Seller with respect to the Closing) or Section 7.2(a) or Section 7.2(b) (Conditions to the Obligations of Buyer with respect to the Closing), from being satisfied, and such breach or failure to comply is not curable within thirty (30) days of notice from Seller of such breach or failure to comply; or

(f)           by Seller or Buyer, if Parent fails to obtain the Parent Requisite Vote at the Parent Shareholders Meeting.

Section 9.2          Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 9.1 (Termination), this Agreement shall thereafter become void and have no effect, and no party to this Agreement shall have any liability to the other party to this Agreement or its Affiliates, or their respective directors, officers or employees, except for (i) the obligations of the parties to this Agreement contained in Section 6.18 (Confidentiality), this Section 9.2 (Effect of Termination) and Section 9.3 (Termination Fee) and in Section 10.1 (Notices), Section 10.2 (Amendment; Waiver), Section 10.3 (No Assignment or Benefit to Third Parties), Section 10.4 (Entire Agreement), Section 10.6 (Public Disclosure), Section 10.7 (Expenses), Section 10.9 (Governing Law; Injunctive Relief; Waiver of Trial by Jury; Arbitration), Section 10.10 (Counterparts), Section 10.11 (Headings), Section 10.12 (Severability), Section 10.13 (Joint Negotiation) and Section 10.14 (Parent) and any related definitional provisions set forth in Article I or (ii) any liability or damages resulting from any Willful Breach by a party of its covenants under this Agreement to be performed prior to the Closing.

Section 9.3          Termination Fee.

(a)           In the event that this Agreement is terminated pursuant to Section 9.1(f) and after the date hereof there shall have been a Change of Recommendation (other than a Change of Recommendation that relates to a Buyer Material Adverse Effect), then Seller shall pay to Buyer, in accordance with this Section 9.3, an amount in cash equal to $45 million (the “Termination Fee”) as full compensation for loss and damages suffered.

(b)           In the event that this Agreement is terminated pursuant to Section 9.1(f) and there has not been a Change of Recommendation or there has been a Change of Recommendation that relates to a Buyer Material Adverse Effect, then Seller shall pay to Buyer an amount in cash equal to the reasonable and documented out-of-pocket expenses of Buyer and its Controlled Affiliates (the “Expense Amount”) incurred by Buyer and its Controlled Affiliates in connection with the transactions contemplated hereby, subject to a maximum of $45 million (the “Alternative Termination Fee”).

(c)           Any payment of the Termination Fee shall be made by wire transfer of immediately available funds within two Business Days after the termination of this Agreement to an account provided by Buyer promptly following termination pursuant to Section 9.1(f).  Any payment of the Alternative Termination Fee shall be made within two Business Days of receipt from Buyer of documentation relating to the Expense Amount to an account provided by Buyer promptly following termination pursuant to Section 9.1(f).

(d)           Buyer and Seller acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement.  Accordingly, if Seller fails promptly to pay any amount due pursuant to this Section 9.3 and, in order to obtain such payment Buyer commences a suit which results in a judgment against the other party for the respective amount set forth in this Section 9.3, Seller shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

ARTICLE X

MISCELLANEOUS

Section 10.1        Notices.

(a)           All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, or if delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email in each case, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Buyer:

BlackRock, Inc.
40 East 52nd Street
New York, NY 10022
Telecopy: (212) 754-8777
Attention: Susan Wagner

With a copy to:

BlackRock, Inc.
40 East 52nd Street
New York, NY 10022
Telecopy: (212) 754-8777
Attention: General Counsel

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telephone:	(212) 735-3000
Telecopy:	(212) 735-2000
E-mail:	Richard.Prins@skadden.com
Attention:	Richard T. Prins

To Parent and Seller:

Barclays PLC
1 Churchill Place
Canary Wharf
London
E14 5HP
England
Telecopy: +441452638157
Email: bcsnotices@barclays.com
Attn: The Company Secretary

With a copy to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
Telephone:	(310) 712-6630
Telecopy:	(310) 712-8800
Email:	resslera@sullcrom.com
krautheimere@sullcrom.com

Attn:	Alison S. Ressler and
Eric M. Krautheimer

(b)           The failure to provide notice in accordance with the required timing, if any, set forth herein shall affect the rights of the party providing such notice only to the extent that such delay actually prejudices the rights of the party receiving such notice.

Section 10.2        Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article VII, Article VIII or Article IX hereof.

Section 10.3        No Assignment or Benefit to Third Parties.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, legal representatives and permitted assigns.  No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties hereto, except as provided in Section 10.5 and except that Buyer may assign any or all of its rights under this Agreement to one or more of its Affiliates (but no such assignment shall relieve Buyer of any of its obligations hereunder and such Affiliate shall become bound by all of the terms of this Agreement) and Seller may assign any and all of its rights under this Agreement to one or more of it’s Affiliates (but no such assignment shall relieve Seller of any of its obligations hereunder and such Affiliate shall become bound by all of the terms of this Agreement).  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than Buyer, Seller, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.4        Entire Agreement.  This Agreement (including the Exhibits, the Annexes and the disclosure schedules to this Agreement) contains the entire agreements between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect.

Section 10.5        Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement, which obligation (i) is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party and (ii) is to be performed, satisfied or fulfilled by an Affiliate of a party hereunder but is not so fulfilled shall be deemed to have not been performed, satisfied or fulfilled by such party.

Section 10.6        Public Disclosure.  Notwithstanding anything to the contrary contained in this Agreement, no press release or similar public announcement or communication relating to this Agreement shall be made or caused to be made without the prior written consent of all parties to this Agreement, other than any such press release or similar public announcement or communication that must be made or caused to be made by a party to this Agreement to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange upon which the securities of it (and, in the case of Seller, Parent or any Fund) is listed (it being understood and agreed that in the event that any such press release or similar public announcement or communication must be made or caused to be made by a party to this Agreement, such party shall, to the extent permitted by applicable Law, provide the other party to this Agreement with advance written notice of the details of, and an opportunity to comment on, such press release or similar public announcement or communication).  For the avoidance of doubt, nothing in this Agreement shall interfere with the ability of any Fund to make any public disclosure deemed by such Fund and its counsel to be necessary or advisable in connection with the transactions contemplated by this Agreement.

Section 10.7        Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the costs and expenses related to obtaining the Buyer’s Required Approvals, the Transferred Entities’ Required Approvals and the Seller’s Required Approvals shall be borne by the party incurring such costs and expenses, except for any costs and expenses associated with the Assignment Requirements, including any costs and expenses associated with any proxy statement prepared in connection with obtaining shareholder approval required for any New Advisory Contract, which shall be borne solely by Seller.

Section 10.8        Schedules.  The disclosure of any matter in one section or subsection of the Seller’s Disclosure Schedules or the Buyer’s Disclosure Schedules shall be deemed to be a disclosure for all sections or subsections of this Agreement to the extent that it is reasonably apparent that such disclosure is relevant to such other sections and subsections, but shall not be deemed to constitute an admission by Seller or Buyer, as the case may be, or to otherwise imply that any such matter is material or, in the case of Seller, would have a Material Adverse Effect for the purposes of the Agreement.

Section 10.9        Governing Law; Injunctive Relief; Waiver of Trial by Jury.

(a)           THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).  Each party acknowledges that it could be impossible to determine the amount of damages that would result from any breach of many of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such provisional or temporary injunctive relief as may be available from any New York Court (as defined below) to compel specific performance of, or restrain any party from violating, any of such provisions.  In connection with any request for temporary or permanent injunctive relief permitted under this Agreement, each party hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by Law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of temporary or permanent equitable and injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

(b)           Subject to Section 2.3 and Section 8.13, each of the parties hereto (i) unconditionally and irrevocably consents to submit itself to the exclusive jurisdiction of the Federal district court for the Southern District of New York or the courts of the State of New York sitting in the Borough of Manhattan (the “New York Courts”) in connection with any dispute that arises out of or relates to this Agreement or any of the agreements or transactions contemplated by this Agreement, (ii) hereby irrevocably and unconditionally waives any and all jurisdictional, venue and forum non conveniens objections or defenses that such party may have in any such action and agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such New York Court and (iii) agrees that it will not bring any action arising out of or relating to this Agreement or any other agreement or the transactions contemplated hereby or thereby in any court other than the New York Courts.  Notwithstanding the previous sentence, a party may commence any such action in a court other than the New York Courts solely for the purpose of enforcing an order or judgment issued by one of such courts.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION UNDER THIS SECTION 10.9.  THE PARTIES HERETO AGREE THAT ANY OR ALL OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY COURT ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM THAT IS PERMITTED UNDER THIS SECTION 10.9 SHALL INSTEAD BE TRIED IN A NEW YORK COURT BY A JUDGE SITTING WITHOUT A JURY.

Section 10.10      Counterparts.  This Agreement may be executed in one or more counterparts, including via facsimile, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 10.11      Headings.  The heading references in this Agreement and the table of contents of this Agreement are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions of this Agreement.

Section 10.12      Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.13      Joint Negotiation.  The parties to this Agreement have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.14      Parent.  Parent shall be deemed a party hereto solely for the purposes of Section 6.16 (Parent Shareholder Approval), Section 6.18 (Confidentiality) and Section 6.24 (Non-Compete), and any other reference to a party or the parties shall be deemed not to include Parent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

BARCLAYS PLC Solely for purposes of Sections 6.16, 6.18 and 6.24

By:	/s/ Chris Lucas
Name:	Chris Lucas
Title:	Group Finance Director

BARCLAYS BANK PLC

By:	/s/ Chris Lucas
Name:	Chris Lucas
Title:	Group Finance Director

BLACKROCK, INC.

By:	/s/ Laurence D. Fink
Name:	Laurence D. Fink
Title:	Chairman and Chief Executive Officer